                                                                  EXHIBIT (a)(2)

     As filed with the Securities and Exchange Commission on July 19, 2000

           _________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION,
                            Washington, D.C. 20549
                                  ___________

                                SCHEDULE 14D-9
                     Solicitation/Recommendation Statement
                            Under Section 14(d)(4)
                    of the Securities Exchange Act of 1934
                                  ___________

                               EFTC CORPORATION
                           (Name of Subject Company)
                                  ___________

                               EFTC CORPORATION
                      (Name of Persons Filing Statement)

                    Common Stock, par value $0.01 per share
                        (Title of Class of Securities)

                                  268443 10 8
                     (CUSIP Number of Class of Securities)
                                  ___________

                                 Jack Calderon
                                   Chairman
                               EFTC Corporation
                        9351 Grant Street, Sixth Floor
                            Denver, Colorado 80229
                                (303) 451-8200

                         (Name, address and telephone
                        number of person authorized to
                     receive notices and communications on
                    behalf of the persons filing statement)

                                with a copy to:

                           Francis R. Wheeler, Esq.
                           Holme Roberts & Owen LLP
                           1700 Lincoln, Suite 4100
                            Denver, Colorado 80203
                                (303) 861-7000

 [_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

                               ___________

                               EFTC Corporation
                        9351 Grant Street, Sixth Floor
                            Denver, Colorado 80229
                                (303) 451-8200

July 19, 2000

To Our Shareholders:

     I am pleased to inform you that EFTC Corporation (the "Company") has entered into an Securities Purchase Agreement, dated as of March 30, 2000 and as amended as of July 12, 2000 (the "Purchase Agreement"), providing for the acquisition of securities of the Company by Thayer-BLUM Funding, L.L.C., a Delaware limited liability company (the "Purchaser"). Pursuant to the Purchase Agreement, the Purchaser purchased a total of $54.0 million of the Company's 15% Senior Subordinated Exchangeable Notes due June 30, 2006 (issued on March 30,
2000) (the "March Exchangeable Notes"), $14.0 million of the Company's 15% Senior Subordinated Exchangeable Notes due June 30, 2006 (issued on July 14,
2000) (the "July Exchangeable Notes" and, together with the March Exchangeable Notes, the "Exchangeable Notes"), and warrants to purchase 3,093,154 shares of the Company's common stock at an exercise price of $0.01 per share. In addition, the Purchaser designated two directors for election to the Company's Board of Directors.

     The Purchaser has commenced a tender offer (the "Offer") to purchase up to 5,625,000 shares of the Company's currently outstanding common stock and rights at a cash price of $4.00 per share. If at least 500,000 shares are tendered in the Offer and the Company's shareholders approve the issuance of the Company's 8.875% Senior Subordinated Convertible Notes (the "Convertible Notes") and Series B Convertible Preferred Stock (the "Convertible Preferred Stock"), the warrants will never become exercisable and will be canceled, the March Exchangeable Notes will automatically be replaced with the Convertible Notes and the July Exchangeable Notes will automatically be replaced with the Convertible Preferred Stock. In addition, the Purchaser will have the right to designate a majority of the members of the Company's Board of Directors.

     Your Board of Directors has unanimously approved the Offer and the transactions contemplated by the Purchase Agreement and, based in part on the opinion of its financial advisor, Needham & Company, Inc., has determined that the Offer and the transactions contemplated by the Purchase Agreement, when taken together, are fair to, and in the best interests of, the Company and its shareholders from a financial point of view, and unanimously recommends that shareholders accept the Offer and tender their shares of common stock pursuant to the Offer.

     Directors, executive officers and other shareholders having the power to vote an aggregate of 26.5% of the Company's outstanding common stock have entered into voting agreements pursuant to which they have agreed to vote to approve the transactions contemplated by the Purchase Agreement, including the issuance of the Convertible Notes and the Convertible Preferred Stock.

     Purchaser's Offer to Purchase and related materials, including a Letter of Transmittal to be used for tendering your shares, are enclosed with this letter. These documents set forth in detail the terms and conditions of the Offer and the Purchase Agreement and provide instructions on how to tender your shares. I urge you to read the enclosed materials carefully.

     Attached to this letter is a copy of the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Recommendation") filed with the Securities and Exchange Commission, which includes information regarding the factors considered by the Board of Directors in its deliberations, and certain other information regarding the Offer and the Purchase Agreement. Included as Exhibit 10 to the Recommendation is a copy of the written opinions of Needham & Company, Inc. to the effect that, as of such date and based upon and subject to certain matters stated therein, the Offer and the transactions contemplated by the Purchase Agreement, when taken together, are fair to the Company and its shareholders (other than the Purchaser and its affiliates), from a financial point of view. You are urged to read such opinions carefully in their entirety.

     On behalf of the Board of Directors, I thank you for your continued support.



                                                         /s/ Jack Calderon
                                                         Jack Calderon
                                                         Chairman

Item 1.  Subject Company Information

     The name of the subject company and filer is EFTC Corporation, a Colorado corporation (the "Company"), and the address of the principal executive offices of the Company is 9351 Grant Street, Sixth Floor, Denver, Colorado 80229. The telephone number of the principal executive offices of the Company is (303) 451-8200. The Company has announced that it intends to relocate its principal executive offices to Phoenix, Arizona by the end of 2000.

     The title of the class of equity securities to which this statement relates is the common stock, par value $0.01 per share, of the Company (the "Common Stock"). As of July 17, 2000, there were 15,543,489 shares of Common Stock outstanding.


Item 2.  Identity and Background of the Filing Person

     This Statement relates to the tender offer by Thayer-BLUM Funding, L.L.C., a Delaware limited liability company ("Purchaser"), disclosed in a Tender Offer Statement on Schedule TO (the "Schedule TO"), dated July 19, 2000 and filed with the Securities and Exchange Commission (the "Commission"), to purchase up to 5,625,000 but not less than 500,000 of the outstanding shares of Common Stock at a price of $4.00 per share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 19, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal") (which, together with any amendments and supplements thereto, collectively constitute the "Offer") included in the Schedule TO.

     The Offer is being made pursuant to a Securities Purchase Agreement, dated as of March 30, 2000, as amended on July 12, 2000 (the "Purchase Agreement"), between Purchaser and the Company. On March 30, 2000, the Company completed the first stage of a recapitalization transaction with Purchaser pursuant to the Purchase Agreement. This first stage involved:

     . the purchase of a total of $54.0 million in Senior Subordinated Exchangeable Notes with a maturity date of June 30, 2006 and an initial interest rate of 15% accruing quarterly, or at the Company's option, payable in additional Exchangeable Notes (the "March Exchangeable Notes");

     . the issuance of Warrants to purchase 3,093,154 shares of the Common Stock at an exercise price of $.01 per share; and

     . the election of two persons designated by Purchaser to the Company's board of directors.

     On July 14, 2000, Purchaser purchased $14.0 million in Senior Subordinated Exchangeable Notes with a maturity date of June 30, 2006 and an initial interest rate of 15% accruing quarterly, or at the Company's option, payable in additional Exchangeable Notes (the "July Exchangeable Notes" and, together with the March Exchangeable Notes, the "Exchangeable Notes"), substantially in the form of the Company's currently outstanding March Exchangeable Notes held by Purchaser.

     If issuance of the Convertible Notes and the Convertible Preferred Stock (as described below) is approved at the special meeting of shareholders (the "Special Meeting") and the Offer is consummated with respect to at least 500,000 shares of Common Stock (a "Successful Tender Offer"):

     . the March Exchangeable Notes will automatically be replaced with Senior Subordinated Convertible Notes with a maturity date of June 30, 2006 and an interest rate of 8.875% compounding quarterly, or at the Company's option, payable in additional Convertible Notes and which are convertible at a rate of $2.58 per share;

     . the July Exchangeable Notes will automatically be replaced with Company's Convertible Preferred Stock having a liquidation preference equal to the aggregate principal amount of the July Exchangeable Notes, plus accrued interest, and convertible into Common Stock at $1.80 per share;

     . Purchaser will have the right to designate a majority of the members of the Company's board of directors; and

     .    the Warrants will never become exercisable and will be canceled.

     If issuance of the Convertible Notes and the Convertible Preferred Stock is not approved at the Special Meeting or if the Offer is not consummated with respect to at least 500,000 shares of Common Stock:

     . the Warrants will become exercisable and will remain exercisable until June 30, 2010; and

     . the Exchangeable Notes will remain in place and the interest rate will increase to 20%, compounding quarterly, or at the Company's option, payable in additional Exchangeable Notes.

     The address of the principal executive office of Purchaser is 1455 Pennsylvania Avenue, N.W., Suite 350; Washington, D.C. 20004. All information contained in this Statement or incorporated herein by reference concerning Purchaser or its affiliates, or actions or events with respect to any of them, was provided by Purchaser, and the Company assumes no responsibility therefor.


Item 3.  Past Contacts, Transactions, Negotiations and Agreements

     Certain contracts, agreements, arrangements or understandings and any actual or potential conflicts of interest between the Company or its affiliates and the Company's executive officers, directors or affiliates are described in the proxy statement for the Special Meeting under the captions "Executive Compensation Information" and "Compensation of Directors."

     Certain contracts, agreements, arrangements or understandings and any actual or potential conflicts of interest between the Company or its affiliates and Purchaser or its executive officers, directors or affiliates are described below. For a description of the background of the transaction and recent contacts between Purchaser and the Company, see Item 4 below.

     The Purchase Agreement

     The summary of the Purchase Agreement set forth below is qualified in its entirety by reference to the Purchase Agreement incorporated herein by reference.

     General. The Purchase Agreement sets forth the terms and conditions under which the Company sold and Purchaser bought $54.0 million in aggregate principal amount of the March Exchangeable Notes,

$14.0 million in aggregate principal amount of the July Exchangeable Notes, plus Warrants to purchase 3,093,154 shares of the Common Stock at an exercise price of $.01 per share representing approximately 19.9% of the Company's currently outstanding Common Stock.

     Representations and Warranties. The Purchase Agreement contains various customary representations and warranties of the Company and Purchaser, including representations and warranties with respect to the parties' due organization, good standing, authority, requisite power and absence of any conflicts with respect to the transactions contemplated by the Purchase Agreement. The Purchase Agreement also contains representations and warranties of the Company as to the following:

     .    the Company's capitalization;

     .    the Company's subsidiaries;

     .    the absence of material litigation;

     .    SEC reports and financial statements;

     .    title and condition of assets;

     .    absence of contractual defaults;

     .    no material adverse change in the condition of the Company;

     .    absence of unfair labor practices;

     .    absence of strikes or other labor disputes;

     .    employee benefit plans;

     .    existing debt;

     .    absence of undisclosed liabilities;

     .    solvency;

     .    compliance with law;

     .    environmental matters;

     . absence of any improper contribution, gift or bribe, including compliance with the Foreign Corrupt Practices Act; and

     . absence of certain changes in the Company's business since December 31, 1999 and May 31, 2000.

     Covenants. In addition to the preparation and distribution of the proxy statement related to the Special Meeting, the Purchase Agreement contains certain other agreements between the Company and Purchaser. The Company has agreed that it will notify Purchaser of any unsolicited requests, and will not initiate any discussions, related to any merger, the sale of material assets of the Company, sale of the Company's voting stock having greater than 15% of the aggregate voting power of the Company's capital stock or any other transaction involving the transfer of effective control of the Company or any of its divisions.

     The Company has also agreed that, during the period from March 30, 2000 to the closing of the Offer, other than as permitted or required by the Purchase Agreement, it will conduct its business and preserve its business relationships in accordance with past practice, it will not amend its Articles of Incorporation or Bylaws except to increase the number of authorized shares as contemplated by the Purchase Agreement and to create the Convertible Preferred Stock, it will not issue, pledge or sell shares of its capital stock except in connection with the 2000 Equity Stock Option Plan or in the ordinary course of business, it will not pay dividends, it will not adopt or amend any employee benefit plans, it will not incur any indebtedness other than in the ordinary course of business, it will not enter into certain material contracts or encumber or dispose of any material assets, it may not obtain equity financing in excess of $1 million without the prior written consent of Purchaser, and it will consult with Purchaser regarding any significant labor relations or employment issues. The Company has committed to entering into agreements with consultants and advisors approved by Purchaser to facilitate and accelerate the Company's business plans with regard to its manufacturing, hiring and purchasing initiatives. The Company is required to have spent or be committed to spend at least $1.5 million, and shall reserve for expense an additional $1.8 million, pursuant to these agreements. The Company also has agreed to pay all transaction expenses incurred by Purchaser and its members in connection with the recapitalization transaction with the Company, which are currently estimated to exceed $3 million.

     Purchaser has agreed that it does not intend for the Offer to result in the delisting of the Common Stock. It has also agreed that it will take no affirmative action to delist the Common Stock from the Nasdaq Stock Market. The Company and Purchaser have each agreed, through September 30, 2010, to use commercially reasonable efforts to comply with the non-quantitative designation criteria applicable to Nasdaq National Market issuers and to comply with any applicable minimum per share bid price by effecting a reverse stock split, if necessary. In addition, the Company has agreed to use commercially reasonable efforts to list its Common Stock on the Nasdaq Small Cap Market if the Common Stock is either de-listed, or is in the process of being de-listed, from the Nasdaq National Market.

     Purchaser has agreed that it will take no action prior to December 31, 2001 to cause the Company to be the subject of a Rule 13e-3 transaction (a "going private" transaction as defined in Rule 13e-3 adopted under the Exchange Act) with an affiliate of Purchaser unless approved by a majority of disinterested directors.

     Termination. The Purchase Agreement will terminate if the Offer is consummated with respect to at least 500,000 shares of Common Stock, with certain covenants surviving such termination, unless earlier terminated as follows:

     .    by mutual consent of Purchaser and the Company;

     .    by court order;

     .    by either party if the Offer is not consummated by September 30, 2000;

     . by Purchaser if the Company's board of directors has withdrawn its recommendation or approval of the transactions contemplated by the Purchase Agreement;

     . by Purchaser if the shareholders fail to approve the issuance of the Convertible Notes and Convertible Preferred Stock;

     . by Purchaser if any third party acquires more than 30% of the outstanding Common Stock;

     . by the Company if the Company receives an acquisition proposal for the Company that the board of directors has determined in good faith is superior to the proposal of Purchaser; or

     . by either party if the Federal Trade Commission or Department of Justice has commenced or officially recommended commencement of an action for an order prohibiting consummation of the Offer.

     If the termination results from the Company's board of directors either withdrawing its approval or receiving a superior proposal, the Company must pay a breakup fee of $1.5 million to Purchaser and reimburse all of Purchaser's out of pocket costs and expenses up to an additional $1.5 million (net of any expenses paid previously by the Company). In the event of any other termination of the Purchase Agreement, no party shall have any further liability or obligation other than liability for breach.

     Conditions to the Offer. Purchaser shall not be required to accept or pay for any shares tendered in the Offer, and may terminate or amend the Offer as to any shares not then paid for, if (i) as of the expiration date of the Offer (A) any applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") has not expired or terminated or (B) 500,000 shares of Common Stock have not been validly tendered or (ii) at any time after March 30, 2000 and before the time of acceptance for payment for any shares tendered any of the following events occurs and is continuing, unless Purchaser has consented otherwise:

     . a governmental entity shall have threatened, or there shall be pending, any action against Purchaser, the Company or any of the Company's subsidiaries, or any statute, rule, regulation, judgment, order or injunction shall be applicable

          . seeking to prohibit or impose any material limitations on, or require the sale or disposal of, a material portion of the Company's business or assets, or

          . challenging the Offer, including the ability of Purchaser to pay for or exercise full rights of ownership of tendered shares;

     . a general banking moratorium or other general material limitation on banking in the United States;

     .    a general suspension of trading in the securities markets;

     . a declaration of war or other international or national calamity involving the United States;

     . the Company's board of directors has withdrawn or modified adversely its support of the Offer, or approved or entered into any proposal for acquisition of the Company's assets or capital stock;

     .    all required consents have not been obtained;

     .    the Purchase Agreement is terminated;

     . either the required members of the board of directors have not tendered their resignations to be effective upon the closing of a Successful Tender Offer or the size of the Board has not been increased so that Purchaser is not able to designate a majority of the board of directors;

     . Honeywell, Inc. Commercial Aviation Systems ("Honeywell") shall have given a written notice to the Company of default and right to cure under Section 16.1 of the Long Term Supply Agreement between Honeywell and the Company, which notice has not been withdrawn by Honeywell; and Honeywell shall have terminated the Long Term Supply Agreement;

     . the making of any restricted payment prohibited by Section 7(e) of the Exchangeable Notes;

     . the incurrence of indebtedness in excess of that permitted by Section 7(i) of the Exchangeable Notes;

     . the recapitalization (other than as expressly contemplated by the recapitalization transaction between the Company and Purchaser), merger or consolidation of the Company;

     . the authorization or issuance of securities other than (a) in settlement of the securities litigation as currently agreed, (b) pursuant to currently outstanding options or warrants, (c) stock options granted to employees (other than executive officers) in the ordinary course of business and (d) as otherwise expressly contemplated by the recapitalization transaction;

     . the amendment of the Company's articles of incorporation or bylaws (other than as expressly contemplated by the Purchase Agreement);

     . the acquisition or disposition of a material line of business or facility, or the formation of a material joint venture;

     . the making of any material change in the compensation arrangements or employee benefit plans applicable to the Company's executive officers or the making of any material change to the compensation arrangements applicable to the Company's other employees except as made in the ordinary course of business (other than as expressly contemplated by the Purchase Agreement);

     . the making of capital expenditures in fiscal year 2000 that exceed by 10% (i) $2,684,000 in the second fiscal quarter, (ii) $6,417,000 in the third fiscal quarter or (iii) $3,432,000 in the fourth fiscal quarter;

     . the hiring or firing of any executive officer (other than as expressly contemplated by the Purchase Agreement);

     . the making of any material amendment to either supply agreement between the Company and Honeywell (other than as currently being negotiated for lifetime buy inventory); or

     .    any agreement to do any of the foregoing.

     These conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to such conditions.

     Exchangeable Notes

     The summary of the Exchangeable Notes set forth below is qualified in its entirety by reference to the form of Exchangeable Note incorporated herein by reference.

     Under the March Exchangeable Notes, the Company promises to pay to Purchaser, on June 30, 2006, the principal amount of $54.0 million, plus interest on the unpaid principal balance at the rate of 15.0% per annum, compounded quarterly. Interest accruing on the March Exchangeable Notes is added to the principal amount of the notes on the date so due, or, at the Company's option, it may issue additional March Exchangeable Notes for the amount of unpaid accrued interest. Upon shareholder approval of the issuance of the Convertible Notes and Convertible Preferred Stock and consummation of a Successful Tender Offer, the March Exchangeable Notes shall automatically be exchanged for and replaced by 8.875% Senior Subordinated Convertible Notes due June 30, 2006, in an aggregate principal amount equal to the amount outstanding under the March Exchangeable Notes, plus accrued but unpaid interest.

     Under the July Exchangeable Notes, the Company promises to pay to Purchaser, on June 30, 2006, the principal amount of $14.0 million, plus interest on the unpaid principal balance at the rate of 15.0% per annum, compounded quarterly. Interest accruing on the July Exchangeable Notes is added to the principal amount of the notes on the date so due, or, at the Company's option, it may issue additional July Exchangeable Notes for the amount of unpaid accrued interest. Upon shareholder approval of the issuance of the Convertible Notes and Convertible Preferred Stock and consummation of a Successful Tender Offer, the July Exchangeable Notes shall automatically be exchanged for and replaced by Convertible Preferred Stock convertible into the Common Stock at a price of $1.80 per share of Common Stock. The aggregate liquidation preference of the Convertible Preferred Stock will be equal to the aggregate amount then outstanding under the July Exchangeable Notes, plus accrued interest.

     If the shareholders do not approve the issuance of the Convertible Notes and Convertible Preferred Stock by September 30, 2000, then (i) interest on all unpaid amounts under the Exchangeable Notes from and after such date shall be payable at the rate of 20% per annum, and (ii) the Company may redeem the Exchangeable Notes, in whole or in part, by paying a redemption price equal to 108% of the principal amount redeemed, plus accrued and unpaid interest to the redemption date. If the Company chooses to repurchase the Warrants, it may redeem the Exchangeable Notes, in whole, at a redemption price equal to 100% of the principal amount outstanding, plus accrued and unpaid interest to the redemption date.

     Upon a Change of Control or a Financing Redemption Event, the Company will be obligated to redeem the Exchangeable Notes, at the option of the holders of a majority in principal amount of the Exchangeable Notes, in whole or in part, at a redemption price equal to 100% of the principal amount redeemed, plus accrued and unpaid interest to the redemption date. A "Change of Control" under the Exchangeable Notes will occur when (i) any person becomes a beneficial owner of 33% or more of the outstanding shares of the Common Stock or has the ability to cause 25% or more of the Company's board of directors to be composed of its nominees, (ii) Jeffrey Goettman, John Walker and any other directors elected or appointed to the Company's board of directors pursuant to the terms of the Exchangeable Notes (as discussed below) cease for any reason to be members of the board of directors and the holders of the Exchangeable Notes do not have the ability to designate their replacements or (iii) the Company's shareholders approve, or there is consummated without shareholder approval, (A) a merger or consolidation of the Company in which the shareholders of the Company prior to such transaction hold voting securities of the surviving entity representing 50% or less of the total votes outstanding, (B) a plan of complete liquidation of the Company or (C) an agreement for the sale of disposition of all or any substantial portion of the Company's assets or a major division or subsidiary of the Company. A "Financing Redemption Event" under the Exchangeable Notes will occur when the Company sells equity securities in one or a series of related transactions, which taken together, result in a total, aggregate offering price of more than $50.0 million.

     The indebtedness evidenced by the Exchangeable Notes is subordinated in right of payment to the prior payment in full, in cash, of all Senior Debt (as defined in the Exchangeable Notes). If a default, monetary or otherwise, occurs with respect to the Senior Debt, no payments or distributions shall be made to Purchaser with respect to obligations under the Exchangeable Notes. If an event of default occurs with respect to the Exchangeable Notes, the Company must pay interest on all unpaid amounts under the Exchangeable Notes (including interest) at a rate of interest equal to the then current rate of interest plus 2%.

     So long as the Exchangeable Notes are outstanding, the Company shall not, and shall not permit any subsidiary or affiliate to, directly or indirectly, declare or pay any dividend on any shares of its capital stock or purchase, redeem or otherwise acquire or retire for value any equity interest of the Company, or any subsidiary or other affiliate of the Company. Additionally, so long as the Exchangeable Notes are outstanding, neither the Company nor its subsidiaries may incur, issue, assume, guarantee or otherwise become liable with respect to any indebtedness other than the indebtedness represented by the Exchangeable Notes, the Senior Debt, the Promissory Note, dated March 30, 2000, payable to the Monfort Family Limited Partnership in the principal amount of $3.0 million (the "Monfort Note") and other indebtedness in an aggregate principal amount not exceeding $5.0 million.

     As long as the Exchangeable Notes are outstanding, the Company may not engage in any "Significant Transaction" without the prior written approval of the holders of a majority in principal amount of the Exchangeable Notes. A Significant Transaction means (i) one or a series of related transactions in which the Company obtains debt financing in an aggregate amount in excess of $1.0 million, (ii) any material acquisition or material disposition, or (iii) any adoption of, or amendment to, any incentive compensation plan.

     The Company has agreed to provide all holders of the Exchangeable Notes any annual reports and any information, documents or other reports that it is required to file with the SEC. The Company will also provide holders, on a quarterly basis, with a certificate of an officer of the Company stating that the Company is in compliance with its obligations under the Exchangeable Notes. In addition, the Company must furnish all holders with an officer's certificate within 90 days after the end of the Company's fiscal year ending in 2002 setting forth the Company's consolidated net income, plus interest, taxes, losses (or minus gains) on the sale or disposition of assets outside the ordinary course of business, depreciation, amortization or other non-cash charges and certain management fees, or EBITDA, for 2002. As discussed below, it is an event of default if the Company's EBITDA for 2002 is less than $25.0 million.

     The Company and its subsidiaries may not engage in transactions with an affiliate of the Company, except on terms that are no less favorable to the Company or the relevant subsidiary than those that could have been obtained in a transaction with an unrelated person, other than transactions between the Company and its wholly owned subsidiaries. The holders of at least a majority in principal amount of the Exchangeable Notes have the right to approve any transaction between the Company or its subsidiaries and an affiliate of the Company having a potential value of more than $1.0 million, other than transactions between the Company and its wholly owned subsidiaries.

     The Company will not, and will not permit any subsidiary, to create any lien upon the Company's assets or any subsidiary or any shares of capital stock of any subsidiary. Without the consent of the holders of at least a majority in principal amount of the Exchangeable Notes, (i) the Company may not dispose of assets (i) for aggregate net proceeds in any fiscal year exceeding $2.0 million, other than sales of inventory in the ordinary course of business, or (ii) for less than fair market value, unless such fair market value is less than $2.0 million and the consideration received is promptly applied to the purchase of comparable assets. At least 90% of the consideration received by the Company for any sale of assets must be in the form of cash.

     The Company's board of directors must at all times be composed of no more than 12 directors unless approved by holders of a majority in principal amount of the Exchangeable Notes. At all times during the term of the Exchangeable Notes, holders of a majority in principal amount of the Exchangeable Notes will have the right to designate an aggregate of two persons for election as members of the Company's board of directors (or up to four upon occurrence of an event of default).

     An event of default under the Exchangeable Notes will occur if:

     . the Company defaults in its payment obligations under the Exchangeable Notes;

     . the Company fails to comply in any material respect with its agreements under the Exchangeable Notes;

     . the Company fails to comply in any material respect with its agreements under the Warrants;

     . any of the representations and warranties of the Company made in connection with the Exchangeable Notes or the Purchase Agreement were untrue when made in any respect materially adverse to the Company and its subsidiaries taken as a whole;

     . an event of default occurs under any agreement of the Company or any subsidiary accelerating the payment of indebtedness of $500,000 or more in the aggregate;

     . final judgments for the payment of money in excess of $1.0 million are entered against the Company or any of its subsidiaries and such judgments remain undischarged for a period of 30 days;

     . the Company or any subsidiary commences a voluntary bankruptcy, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a bankruptcy custodian for the Company or for all or substantially all of its property, makes a general assignment for the benefit of its creditors or generally is unable to pay its debts as they become due;

     . a court enters an order under any bankruptcy law that (i) is for relief against the Company or any of its subsidiaries in an involuntary case, (ii) appoints a custodian of the Company or any of its subsidiaries or for all or substantially all of the Company's properties or (iii) orders the liquidation of the Company or any of its subsidiaries, and the order or decree remains unstayed and in effect for 60 days, or

     . the Company does not deliver the officer's certificate setting forth the Company's EBITDA for 2002 within 90 days of the end of the Company's fiscal year 2002 or such 2002 EBITDA is less than $25 million.

     If an event of default (other than an event of default than involving bankruptcy matters or the Company's 2002 EBITDA and the related officer's certificate) occurs and is continuing, the holders of 20% in principal amount of the Exchangeable Notes, by notice to the Company, may declare the unpaid principal of and any accrued interest on the Exchangeable Notes to be immediately due and payable. If the event of default involves a bankruptcy matter as discussed above, all such amounts are immediately due and payable without any declaration or other act on the part of any holder.

     If the event of default involves 2002 EBITDA or the delivery of the related officer's certificate as discussed above, the Company must pay in full the principal of and accrued interest on the Exchangeable Notes to the holders by no later than September 30, 2003. If the Company does not make such payment, the Exchangeable Notes will thereafter be due and payable and in continuing default, and from and after September 30, 2003 interest will accrue and be payable at 25% per annum, compounded quarterly.

     In addition, if an event of default occurs and is continuing, the Company will, at the request of the holder of a majority in principal amount of the Exchangeable Notes, create two vacancies on the Company's board of directors, fill such vacancies with designees named by the holders, and take such actions as are necessary to have such newly appointed directors elected to the board of directors by the Company's shareholders.

     Convertible Notes

     The summary of the Convertible Notes set forth below is qualified in its entirety by reference to the form of Convertible Note incorporated herein by reference.

     Under the Senior Subordinated Convertible Notes due June 30, 2006 (the "Convertible Notes"), the Company promises to pay to Purchaser, on June 30, 2006, the principal amount of $54.0 million, plus interest on the unpaid principal balance at the rate of 8.875% per annum, compounded quarterly. The Convertible Notes are being issued in exchange for the March Exchangeable Notes. Interest on the Convertible Notes will accrue and be added to the principal amount of the Convertible Notes on the date so due, or, at the Company's option, it may issue an accrual note for the amount of unpaid accrued interest.

     The holders of the Convertible Notes may convert such notes into Common Stock at any time with the number of shares issuable upon conversion being determined by dividing the principal amount to be converted by the conversion price in effect on the conversion date. Subject to certain adjustments, the initial conversion price shall be $2.58 per share. The Convertible Notes are to be automatically converted into shares of Common Stock if:

     . the Company at the time is maintaining the listing of its Common Stock on the Nasdaq Stock Market;

     . the Company is in full compliance with all covenants under its senior debt; and

     . the average of the high and low sales prices of the common stock is above $7.50 per share for 45 consecutive trading days or, on or after March 30, 2003, such average is above $4.25 for 45 consecutive trading days.

     Upon a Change of Control, the Company will be obligated to redeem the Convertible Notes, at the option of the holder of the Convertible Notes, in whole or in part, at a redemption price equal to 100% of the principal amount redeemed, plus accrued and unpaid interest to the redemption date and an amount equal to the interest, if any, which would accrue on the Convertible Notes from the date of redemption to the occurrence of a Change of Control up to and including March 30, 2003. A "Change of Control" under the Convertible Notes will occur when (i) any person becomes a beneficial owner of 33% or more of the outstanding shares of the Common Stock or has the ability to cause 25% or more of the Company's board of directors to be composed of its nominees, (ii) the directors elected or appointed to the Company's board of directors by the holder of the Convertible Notes cease for any reason to constitute at least a majority of the board of directors and the holders of the Convertible Notes do not have the ability to designate their replacements or (iii) the Company's shareholders approve, or there is consummated without shareholder approval, (A) a merger or consolidation of the Company in which the shareholders of the Company prior to such transaction hold voting securities of the surviving entity representing 50% or less of the total votes outstanding, (B) a plan of complete liquidation of the Company or (C) an agreement for the sale of disposition of all or any substantial portion of the Company's assets or a major division or subsidiary of the Company.

     The indebtedness evidenced by the Convertible Notes shall be subordinated in right of payment to the prior payment in full, in cash, of all Senior Debt. If a default, monetary or otherwise, occurs with respect to the Senior Debt, no payments or distributions shall be made to the holder with respect to obligations under the Convertible Notes. If an event of default occurs with respect to the Convertible Notes, the Company shall pay interest on all unpaid amounts under the Convertible Notes (including interest) at the default rate of 10.875%.

     So long as the Convertible Notes are outstanding, the Company shall not, and shall not permit any subsidiary or affiliate to, directly or indirectly, declare or pay any dividend on any shares of its capital stock or purchase, redeem or otherwise acquire or retire for value any equity interest of the Company, or any subsidiary or other affiliate of the Company. Additionally, so long as the Convertible Notes are outstanding, neither the Company nor its subsidiaries may incur, issue, assume, guarantee or otherwise become liable with respect to any indebtedness other than the indebtedness represented by the Convertible Notes, the Senior Debt, the Monfort Note and other indebtedness in an aggregate principal amount not exceeding $5.0 million.

     As long as the Convertible Notes are outstanding, the Company may not engage in any Significant Transaction without the prior written approval of the Holders of a majority in principal amount of the Notes.

     The Company has agreed to provide all holders of the Convertible Notes with any annual reports and any information, documents or other reports that it is required to file with the SEC. The Company will also provide holders, on a quarterly basis, with a certificate of an officer of the Company stating that the Company is in compliance with its obligations under the Convertible Notes.

     The Company and its subsidiaries may not engage in transactions with an affiliate of the Company, except on terms that are no less favorable to the Company or the relevant subsidiary than those that could have been obtained in a transaction with an unrelated person, other than transactions between the Company and its wholly owned subsidiaries. The holders of at least a majority in principal amount of the Convertible Notes have the right to approve any transaction between the Company or its subsidiaries and an affiliate of the Company having a potential value of more than $1 million, other than transactions between the Company and its wholly owned subsidiaries.

     The Company will not, and will not permit any subsidiary, to create any lien upon the Company's assets or any subsidiary or any shares of capital stock of any subsidiary. Without the consent of the holders of at least a majority in principal amount of the Convertible Notes, the Company may not dispose of assets
(i) for aggregate net proceeds in any fiscal year exceeding $2.0 million, other than sales of inventory in the ordinary course of business, or (ii) for less than fair market value, unless such fair market value is less than $2.0 million and the consideration received is promptly applied to the purchase of comparable assets. At least 90% of the consideration received by the Company for any sale of assets must be in the form of cash.

     The Company's board of directors must at all times be composed of no more than 12 directors unless approved by holders of a majority in principal amount of the Convertible Notes. The holder of the Convertible Notes will have the right to nominate a number of persons for election as members of the board of directors of the Company such that the number nominated by the holder will compose a majority of the total number of directors.

     An event of default under the Convertible Notes will occur if:

     . the Company defaults in its payment obligations under the Convertible Notes;

     . the Company fails to comply in any material respect with its agreements under the Convertible Notes;

     . any of the representations and warranties of the Company made in connection with the Convertible Notes or the Purchase Agreement were untrue when made in any respect materially adverse to the Company and its subsidiaries taken as a whole;

     . an event of default occurs under any agreement of the Company or any subsidiary accelerating the payment of indebtedness of $500,000 or more;

     . final judgments for the payment of money in excess of $1.0 million are entered against the Company or any of its subsidiaries and such judgments remain undischarged for a period of 30 days;

     . the Company or any subsidiary commences a voluntary bankruptcy, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a bankruptcy custodian for the Company or for all or substantially all of its property, makes a general assignment for the benefit of its creditors or generally is unable to pay its debts as they become due; or

     . a court enters an order under any bankruptcy law that (i) is for relief against the Company or any of its subsidiaries in an involuntary case,
        (ii) appoints a custodian of the Company or any of its subsidiaries or for all or substantially all of the Company's properties or (iii) orders the liquidation of the Company or any of its subsidiaries, and the order or decree remains unstayed and in effect for 60 days.

     If an event of default (other than involving bankruptcy matters) occurs and is continuing, the holders of at least a majority in principal amount of the Convertible Notes, by notice to the Company, may declare the unpaid principal of and any accrued interest on the Convertible Notes to be immediately due and payable. If the event of default involves a bankruptcy matter as discussed above, all such amounts are immediately due and payable without any declaration or other act on the part of any holder.

     Convertible Preferred Stock

     The Company's Series B Convertible Preferred Stock (the "Convertible Preferred Stock") is being issued in exchange for the July Exchangeable Notes. The Convertible Preferred Stock will accrue dividends at a rate of 8.875% per annum on the per share liquidation preference of the Convertible Preferred Stock. Dividends on the Convertible Preferred Stock will be cumulative and will accrue on a daily basis. Accrued dividends will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each a "Dividend Payment Date"). On each Dividend Payment Date, all dividends, to the extent not declared and paid during the preceding accrual period, will be added to the liquidation preference of each share of Convertible Preferred Stock effective as of such Dividend Payment Date and will remain a part thereof to and including the date on which such dividend is paid.

     In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Company, before any payment or distribution is made to the holders of the Subordinate Stock (as defined below), the holders of the shares of Convertible Preferred Stock will be entitled to be paid the greater of (i) the per share liquidation preference or (ii) such per share amount as would have been payable had each such share been converted into Common Stock immediately prior to such liquidation, dissolution or other winding up of the affairs of the Company.

     The holders of shares of Convertible Preferred Stock may convert such shares into Common Stock at any time with the number of shares issuable upon conversion being determined by dividing the liquidation preference by the conversion price in effect on the conversion date. The initial conversion price shall be $1.80 per share. The conversion price is subject to adjustment if the Company (i) pays a dividend or makes a distribution on its common stock or any other Subordinate Stock in shares of its capital stock, (ii) subdivides its outstanding shares of common stock into a greater number of shares, (iii) combines its outstanding shares of common stock into a smaller number of shares or (iv) issues by reclassification of its common stock any shares of its capital stock. The shares of Convertible Preferred Stock are to be automatically converted into shares of Common Stock if:

     . the Company at the time is maintaining the listing of its common stock on the Nasdaq Stock Market;

     . the Company is in full compliance with all covenants under its senior debt and the Convertible Notes; and

     . the average of the high and low sales prices of the common stock is above $7.50 per share for 45 consecutive trading days.

     So long as any shares of Convertible Preferred Stock are outstanding, the Company will not declare, pay or set apart for payment on any Subordinate Stock any dividends or distributions whatsoever, whether in cash, property or otherwise, other than dividends payable in kind or payable in shares of Common Stock with respect to Subordinate Stock other than Common Stock. "Subordinate Stock" with respect to the Convertible Preferred Stock means all authorized shares of Common Stock of the Company and any other stock of the Company authorized after the date on which the Convertible Preferred Stock is issued which has the right (subject to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount, and any class or series of the Company's capital stock which is not entitled to receive (i) any dividends unless all dividends required to have been paid or declared and set apart for payment on the Convertible Preferred Stock have been so paid or declared and set apart for payment and (ii) any assets upon liquidation, dissolution or winding up of the affairs of the Company until the Convertible Preferred Stock has received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

     The Company has agreed to provide all holders of shares of Convertible Preferred Stock with any annual reports and any information, documents or other reports that it is required to file with the SEC. Each share of Convertible Preferred Stock will have the right to vote on all matters presented to the holders of Common Stock for vote, in the number of votes equal at any time to the number of shares of Common Stock into which each share of Convertible Preferred Stock would then be convertible, and the holders of the shares of Convertible Preferred Stock will vote with the holders of the Common Stock as a single class.

     Warrant

     The summary of the Warrant set forth below is qualified in its entirety by reference to the form of Warrant incorporated herein by reference.

     The Warrant to Purchase Shares of Common Stock, par value $.01 per share, entered into on March 30, 2000 and amended on July 12, 2000, between Purchaser and the Company, sets forth the terms and conditions under which the holder is entitled to purchase 3,093,154 shares of Common Stock (the "Warrant"). The Warrant provides that the holder is entitled to purchase up to 3,093,154 shares of Common Stock at any time during the exercise period, at an exercise price of $.01 per share, subject to adjustment.

     To exercise the Warrant, in whole or in part, the holder must deliver to the Company (i) a notice of exercise specifying the number of shares to be purchased and stating the method by which the holder will pay the exercise price, and (ii) the Warrant. The exercise period shall extend from (a) the earlier of (i) September 30, 2000 and (ii) the date on which a "Failure to Approve the Transactions" shall occur, until (b) the earlier of (i) the date on which a Successful Tender Offer is consummated, or (ii) the close of business on June 30, 2010. A Failure to Approve the Transactions shall mean that the holders of the Common Stock do not vote to approve the issuance of the Convertible Notes and the Convertible Preferred Stock at the Special Meeting. The exercise price is $.01 per share subject to adjustment for certain events including:

     . the Company's payment of dividends or distributions in shares of Common Stock, convertible securities or stock purchase rights;

     . the Company's subdivision of the outstanding shares of Common Stock into a larger number of shares of Common Stock;

     . the Company's combination of its outstanding shares of Common Stock into a smaller number of shares of Common Stock;

     . the Company's reorganization, reclassification or recapitalization of its capital stock;

     .  the Company's consolidation or merger with or into another person; or

     .  the Company's effecting certain dilutive issuances of Common Stock.

     During the period beginning on March 30, 2000 and ending at 5:00 p.m. New York City time on June 24, 2000 (the "Redemption Exercise Period"), the Company may, at its option, redeem not less than all of the Warrants for an amount equal to the "Optional Redemption Price." The Optional Redemption Price means an amount equal to $5 million during the first 30 days of the Redemption Exercise Period, plus $250,000 on April 30, 2000, plus, for each successive seven day period beyond such date, an additional $250,000 accruing on the first day of such seven day period.

     Other Material Agreements

     Voting Agreement. Pursuant to a voting agreement (the "Voting Agreement") between Purchaser and certain shareholders of the Company having the power to vote an aggregate of approximately 26.5 % of the outstanding Common Stock, such shareholders have agreed to vote to approve each of the transactions contemplated by the Purchase Agreement. The Voting Agreement will terminate upon the earliest to occur of:

     .  receipt of shareholder approval for the issuance of the Convertible
        Notes;

     . the date on which the Company's shareholders shall vote on and fail to approve such issuance; or

     .  December 31, 2000.

     Registration Rights Agreement. The Company and Purchaser have entered into a registration rights agreement, dated as of March 30, 2000 and amended as of July 14, 2000 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, Purchaser will have the right to require the Company to register the shares of Common Stock held by Purchaser (whether acquired through the exercise of the Warrant, conversion of the Convertible Notes or Convertible Preferred Stock, or purchase in the Offer or otherwise (the "Registrable Securities")) under the Securities Act of 1933, as amended (the "Securities Act"). Purchaser, or a permitted transferee of Registrable Securities, must request that the registration include at least 1,500,000 shares of Common Stock. If the Company proposes to register its securities under the Securities Act, either for its own account or the account of others, Purchaser will be entitled to notice of such registration and to include its shares in such registration; no minimum amount must be included in such cases. The underwriters for any such registration will have the right to limit the number of such shares included in such registration, subject to certain conditions.

     The Company may, for any reason, withdraw or delay such registration prior to effectiveness of the related registration statement. Purchaser may transfer its rights under the Registration Rights Agreement to its members. Purchaser may also transfer Registrable Securities, and the related rights under the Registration Rights Agreement, to any person in a transaction exempt from the registration requirement of the Securities Act. Generally, the Company is required to pay all costs and expenses in connection with its obligations under the Registration Rights Agreement. The Registration Rights Agreement will terminate on the earlier of (i) March 30, 2010 or (ii) such time as all Registrable Securities have been sold pursuant to an effective registration statement under the Securities Act.

Item 4.  The Solicitation or Recommendation

         (a)  Recommendation.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY APPROVED THE PURCHASE AGREEMENT AND THE OFFER, AND, BASED IN PART ON THE OPINION OF ITS FINANCIAL ADVISOR, NEEDHAM & COMPANY, INC., DETERMINED THAT THE TERMS OF THE OFFER AND THE PURCHASE AGREEMENT, WHEN TAKEN TOGETHER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW, AND RECOMMENDED ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF CERTAIN TERMS OF THE PURCHASE AGREEMENT BY THE COMPANY'S SHAREHOLDERS.

     (b) Background; Reasons for the Board's Recommendation.

     Background of the Offer

     Capital and Liquidity Needs. The Company has had increasing needs for capital since the fourth quarter of 1998 as a result of increased revenues and continued operating losses. In March 1999, the Company entered into a long-term supply agreement with Honeywell International, Inc. While this agreement resulted in increased revenue to the Company, it also resulted in significantly increased working capital requirements to finance inventory and receivables.
The Company had executed a commitment letter with Wells Fargo Business Credit, Inc., to finance these capital requirements; however, Wells Fargo chose not to proceed with such financing. The Company also incurred significant costs related to leasehold improvements and equipment at its new facility in Phoenix, Arizona, where it provides manufacturing services for Honeywell under the long-term supply agreement.

     During 1999, the Company had capital expenditures of $14.4 million, primarily related to the Honeywell agreement and the build-out of the Phoenix facility. The capital requirements under this new agreement provided significant challenges to the Company in 1999, due to the Company's higher debt levels at the end of 1998, combined with its deteriorating operating performance since the third quarter of 1998.

     The Company sold a significant amount of assets during 1999 to provide additional liquidity. The Company's services division was sold in September 1999 for net cash proceeds of approximately $28.1 million, and the Company's Greeley, Colorado plant was sold in October 1999 for net cash proceeds of approximately $3.8 million. Proceeds from these asset dispositions were used to repay indebtedness and for general working capital purposes.

     The Company first engaged a broker to seek financing for the Company in September 1999.

     In early October 1999, the Company engaged in discussions with Bank One Colorado, N.A. and the other lenders under its senior credit facility with a view to obtaining waivers of certain financial covenants with which it would be unable to comply. Bank One stated its desire to be fully repaid by year-end. The loan agreement was amended at the end of October to change certain financial covenants and to provide for a new maturity date of December 30, 1999.

     During October and early November 1999, the Company had discussions with an unrelated third party that had approached it about an acquisition of the Company. The Company and the third party were unable to reach agreement and discussions terminated.

     During November 1999, the Company advised Honeywell, then its largest customer, of the liquidity issues it faced. Also in November 1999, the Company obtained a $5 million subordinated loan from a director of the Company and engaged an additional broker to obtain subordinated financing of up to $25.0 million, as well as senior debt of at least $40.0 million.

     On December 1, 1999, the Company engaged Murphy Noell Capital, L.L.C. ("Murphy Noell") to obtain subordinated debt or equity financing for the Company that also would permit the Company to obtain a new senior lender to replace the existing senior bank group. Murphy Noell contacted Thayer Equity Investors IV, L.P. ("Thayer") regarding a possible investment in the Company on December 5, 1999. Thayer expressed interest in a possible transaction that would involve a change of control of the Company, not just subordinated financing.

     Throughout December, Jack Calderon, the Company's Chairman and then Chief Executive Officer, and Stuart Fuhlendorf, then the Company's Chief Financial Officer, visited over a dozen financing prospects, including mezzanine lenders, senior lenders and private equity groups. The Company also resumed discussions with Honeywell regarding manufacturing conducted at the Company's Tucson facility. Those discussions ultimately led to the sale of the Tucson facility to Honeywell on February 17, 2000, for net cash proceeds of approximately $12.7 million. Proceeds of the sale were used by the Company to repay indebtedness and to pay a portion of its past-due trade payables.

     The Company was unable to obtain any additional subordinated financing or to refinance its existing senior credit facility by its December maturity date, and the senior bank group agreed to extend the maturity date to March 30, 2000. As part of the extension, availability under the facility was reduced to $34.0 million on January 10, 2000, and reduced again by an additional $1.0 million per month on each of February 1, 2000 and March 1, 2000. At December 31, 1999, the Company had trade payables in excess of $18.0 million that were outside of established terms and many suppliers were requiring payment of past-due balances or payment in advance for purchases of additional inventories. The Company experienced some interruptions in production as a result of this situation.

     Throughout January 2000, the Company continued discussions with possible sources of financing. During that period, the Company received eight proposals for subordinated indebtedness or equity financing ranging in amount from $10 million to $35 million and nine proposals for a new senior credit facility ranging in size from $40 million to $50 million. All of the proposals for senior financing were contingent on obtaining subordinated financing.

     Negotiations with Thayer and BLUM. On January 12, 2000, representatives of Thayer met with Messrs. Calderon, and Fuhlendorf at the Company's Phoenix manufacturing facility. On January 14, 2000, Thayer contacted BLUM Capital Partners, L.P. ("BLUM") to inquire about BLUM's interest in participating with Thayer in a potential transaction involving the Company.

     On January 21, 2000, BLUM indicated to Thayer its interest in jointly pursuing such a transaction. Also on January 21, 2000, Thayer presented its initial proposal to the Company. The proposal called for an initial investment of approximately $35 million in the Company in exchange for the issuance by the Company of senior subordinated notes bearing interest at a rate of 12.5% per annum payable in kind and warrants to purchase approximately 3.1 million shares of the Common Stock (representing approximately 19.9% of the Company's outstanding shares) at $.01 per share. Thayer would conduct a tender offer for approximately 9.6 million shares of the outstanding Common Stock (approximately 62.4%) at a price of $4.00 per share. Shareholder approval would also be sought under the rules of the Nasdaq Stock Market. Upon receipt of shareholder approval, the senior subordinated notes would become convertible into the Common Stock at $3.00 per share, the interest rate on the notes would be reduced to 11% per annum, the number of shares issuable upon exercise of the warrants would be reduced to 2.5 million, and Thayer would be entitled to designate a majority of the Company's board of directors.

     The Company's board of directors met at a regularly scheduled meeting on January 21, 2000. Representatives of Murphy Noell were present, and together with Messrs. Calderon and Fuhlendorf, described the five best proposals for subordinated indebtedness or equity financing that had been received by the Company, including the initial proposal from Thayer. The board focused its discussion on the proposal received from Thayer and requested that certain changes be made to it, including a reduction of the interest rate to 8.25% per annum and the termination of all warrants upon receipt of shareholder approval, in exchange for a reduction of the conversion price of the senior subordinated notes of $2.50. After discussion, the board authorized management to execute an exclusivity agreement and pursue discussions with Thayer, subject to board approval of the final transaction. On January 24, 2000, Thayer presented a revised proposal to the Company that responded to concerns expressed by the Company's board of directors at the January 21st meeting.

     In late January 2000, Thayer met with the Company to conduct initial due diligence at the Company's offices, and the Company and Thayer signed an exclusivity agreement with respect to the transaction that could be terminated by either party after February 21, 2000 if definitive agreements had not been entered into by that date. During the remainder of January and in February, Thayer and BLUM and their representatives continued both legal and business due diligence. In addition, the Company and Thayer continued discussions during February regarding the basis on which a transaction might proceed.

     On March 2, 2000, Thayer presented a revised proposal that increased the initial investment to $45 million, increased the interest rate of the senior subordinated notes to 15.0%, increased the interest rate on the convertible notes to 8.625% and the conversion price to $2.55 per share and increased the number of shares sought in the tender offer to 9.7 million.

     Appointment of Special Committee. The Company's board of directors met on March 5, 2000 to consider the revised proposal. At that time, the board appointed a special committee to conduct further negotiations with Thayer and to submit a recommendation to the full board of directors. The special committee consisted of Robert K. McNamara, Chairman, Gerald J. Reid, Charles E. Hewitson, Allen S. Braswell, Jr. and Masoud S. Shirazi, and was expressly authorized to engage a financial advisor to deliver an opinion as to the fairness, from a financial point of view, of the proposed transactions with Thayer to the Company and its shareholders. The special committee met separately from the board of directors on March 5 and March 15, 2000. On March 17, 2000, Needham & Company, Inc. was formally engaged by the special committee to deliver a fairness opinion on the transaction. At meetings of the special committee on March 15 and the board of directors on March 21, 2000, Needham reported orally on its progress toward being able to deliver a fairness opinion when requested to do so by the special committee.

     Between March 5 and March 21, 2000, Mr. McNamara and counsel conducted negotiations with Thayer on the transaction, with emphasis on limiting or eliminating provisions of the agreement that might have precluded the Company from completing a competing transaction after an exclusivity agreement or definitive agreements had been signed. By the conclusion of these negotiations, the parties had reached an understanding that if the Company were to terminate the agreement to accept a superior proposal, the Company would pay Thayer's expenses and a $1.5 million termination fee, would repay the senior subordinated note without premium, and would redeem the warrants for a payment beginning at $5 million that would increase to $6 million based upon when the redemption right was exercised. During this period, Mr. McNamara also contacted Bank One to determine if there was any basis upon which the bank lending group would extend the maturity date of the Company's senior credit facility to permit the Company to pursue financing proposals other than that proposed by Thayer and BLUM; he was advised there was not.

     The Company and its counsel met with representatives of Thayer and BLUM and their counsel on March 20 through 22, 2000 to negotiate definitive agreements with respect to the transaction. On March 21, 2000, Thayer and BLUM advised the Company that they had revised their proposal to reflect an increase of the initial investment to $54 million, an increase of the initial interest rate on the senior subordinated notes to 15%, a reduction of the initial conversion price on the convertible notes and a reduction of the number of shares to be purchased in the tender offer to 8.25 million. Thayer and BLUM conditioned closing on resolving a dispute with Murphy Noell as to the amount payable to it as a broker in connection with the transaction and settling or insuring over two class action securities lawsuits that had been filed against the Company in 1998. On March 30, 2000, a preliminary settlement was reached on the two class action lawsuits within the parameters established by Thayer and BLUM and in early

April 2000 the Company filed papers in appropriate courts giving notice of its agreement to settle the cases, subject to court approval. A motion to approve the settlement was filed in early June 2000 and is now pending. The settlement provides for the payment by the Company of cash and the issuance of 1.3 million shares of Common Stock into the settlement fund.

     On March 21, 2000, the special committee met with the balance of the board of directors in attendance to discuss the status of negotiations for the transaction. Mr. Calderon reported on the revised proposal made by Thayer and BLUM. After extensive discussion, the special committee approved continued negotiations for the transaction on the basis of the revised proposal.

     During the following week, the Company, Thayer and BLUM continued negotiations on the terms of the transaction and the form of definitive agreements. The special committee met on March 29, 2000 to consider the transaction as then proposed. The balance of the board of directors was also in attendance at that meeting. Needham orally delivered its opinion that the issuance of the Exchangeable Notes and Warrants and the tender offer, when taken together, are fair to the Company and its shareholders (other than Purchaser and its affiliates), from a financial point of view. Counsel reviewed the principal terms of the transaction with the special committee and the board of directors. After extensive discussion, the special committee concluded that the recapitalization transaction between the Company and Purchaser (the "Recapitalization Transaction") as a whole was fair to and in the best interests of the Company and its shareholders and referred the matter to the full board of directors for approval. A meeting of the board of directors was then convened, at which the board of directors concluded that the Recapitalization Transaction as a whole was fair to and in the best interests of the Company and its shareholders, approved the Recapitalization Transaction and recommend that appropriate matters be submitted to the Company's shareholders for approval.

     Documentation for the transaction was finalized on March 30, 2000. An agreement had not been reached with Murphy Noell. Immediately prior to closing, the Company agreed with Thayer and BLUM that the initial conversion price of the convertible notes would be reduced to reflect any adverse determination or settlement with respect to Murphy Noell from that agreed. Implementation of such adjustment to the conversion price was subject to approval of the board of directors and the special committee. The initial transaction was closed and the Company's senior loan with Bank One was repaid on its due date.

     Closing of the initial transaction was conditional upon the simultaneous closing of a new credit facility. The Company closed a credit facility providing for a $45.0 million revolving line of credit with a maturity date of March 2003 with Bank of America at the same time as the transaction with Purchaser.

     Murphy Noell Settlement. The Company negotiated a settlement with Murphy Noell effective on April 5, 2000. Payments to be made to Murphy Noell required a reduction of the conversion price of the convertible notes from $2.60 to $2.58 under the terms of the agreement reached with Thayer and BLUM immediately prior to closing. The board of directors met on April 9, 2000 to consider approving the reduction. The board of directors referred the matter to the special committee with authority to consider, and approve if appropriate, the reduction in the conversion price of the Convertible Notes. The special committee requested that Needham advise whether the reduced conversion price of the Convertible Notes would have affected Needham's opinion that was delivered on March 29, 2000. The special committee met on April 27, 2000, at which time Needham orally confirmed that it did not believe that the establishment of the conversion price at $2.58, had it been considered as part of its analyses in connection with its earlier opinion, would have altered its conclusion set forth in that opinion, as of the date of the opinion. The special committee then authorized the reduction in the conversion rate in accordance with the previous delegation to it by the board of directors. The form of the Convertible Notes to be delivered was revised to reflect the reduction.

Amended Recapitalization Transaction

     Representatives of Purchaser approached Mr. Calderon on May 19, 2000, stating their concern over, among other things, adverse changes represented by the Honeywell's desire to see certain management changes at the Company and their belief that the Company needed significant additional working capital. On May 23, 2000, Mr. Calderon reported the substance of these discussions to most members of the board of directors, who met by conference telephone. No representatives of Purchaser were present. The group discussed implications of Purchaser's views and possible responses by the Company.

     The Company's board of directors met at a regularly scheduled meeting on May 24, 2000. At that meeting Messrs. Goettman and Walker, members of the board designated by Purchaser, stated that they did not believe Purchaser would be obligated to consummate the tender offer because of material adverse changes affecting the Company since March 30, 2000 represented by, among other things, the concerns raised by Honeywell and the Company's need for additional working capital. They also indicated that Purchaser would consider a revised transaction involving additional investment in the Company and a tender offer of reduced size. Other members of the board of directors expressed strong disagreement that any material adverse change had occurred that would affect consummation of the tender offer. The board of directors authorized the formation of a group to assess the magnitude of the Company's need for additional working capital, if any, and how it should be addressed.

     Throughout the day on May 25, 2000, representatives of the Company and Purchaser met at the Company's offices to analyze the Company's need for additional working capital. They also discussed the amount and form of additional investment Purchaser would be willing to make in the Company in conjunction with a tender offer of reduced size. Members of the board of directors met that evening and discussed the status of discussions with Purchaser, and Mr. Calderon had discussions with Messrs. Goettman and Walker over the Memorial Day weekend to determine if Purchaser would improve its proposal and eliminate most conditions to consummation of the tender offer.

     On the evening of May 29, 2000, the board authorized the special committee to consider and recommend to the full board whether the Company should agree to an additional investment from Purchaser and a reduction in the size of the tender offer and to engage Needham as a financial advisor to address the fairness of any revised transaction.

     The Company's board of directors and special committee met again on May 30, 2000, without Messrs. Goettman and Walker, to discuss the status of discussions between the Company and Purchaser. Mr. Calderon explained that Purchaser had proposed to invest an additional $14 million in the Company in notes that would be exchanged for Convertible Preferred Stock upon consummation of a Successful Tender Offer with the maximum number of shares that could be acquired in the tender offer being reduced to 5.625 million at the same $4.00 per share purchase price. At that time, the parties had not reached agreement on the scope of conditions to consummation of the tender offer.

     Needham was formally engaged to render an opinion as to the fairness of the revised transaction to the Company and its shareholders on May 31, 2000.

     Between May 31, 2000 through June 5, 2000 counsel for the Company and counsel for Purchaser negotiated a term sheet for an additional investment by Purchaser and a tender offer of reduced size, including a detailed list of conditions to the obligations of Purchaser to consummate the tender offer. Mr. Calderon continued negotiations with Messrs. Goettman and Walker as to elements of the revised transaction during the same period and reached an understanding about the scope of conditions to consummation of the tender offer.

     The special committee met on June 5, 2000 to consider revising the terms of the transaction. Other members of the board of directors were also in attendance at that meeting. Needham orally delivered its opinion that the initial investment, the additional investment and the tender offer, when taken together, are fair to the Company and its shareholders (other than Purchaser and its affiliates), from a financial point of view. Counsel reviewed the principal differences that would result from the proposed transaction with the special committee and the board of directors. After discussion, the special committee concluded that the revised transaction (the "Amended Recapitalization Transaction") as a whole was fair to and in the best interests of the Company and its shareholders and referred the matter to the full board of directors for approval. A meeting of the board of directors was then convened, at which the board of directors concluded that the Amended Recapitalization Transaction as a whole was fair to and in the best interests of the Company and its shareholders, approved the Amended Recapitalization Transaction and recommended that appropriate matters be submitted to the Company's shareholders for approval.
The board of directors also authorized that appropriate documents evidencing the revised transaction be prepared and executed by the Company.

     The Amended Recapitalization Transaction was announced on June 6, 2000, and definitive agreements reflecting the revised transaction were executed on July 12, 2000. Closing of the additional $14.0 million investment by Purchaser in the Company occurred on July 14, 2000.

Reasons for the Recommendation

     Following is a discussion of the various factors the Company's board of directors considered in making its determination that the terms of the Amended Recapitalization Transaction, including the terms of the Offer, are fair to the Company and its shareholders from a financial point of view and its recommendation that the Company's shareholders accept the terms of the Offer. The Company considered the terms and conditions of the Offer as a whole with the other transactions contemplated by the Amended Recapitalization Transaction.

     On March 30, 2000, the Company completed the initial stage of the Recapitalization Transaction when Purchaser invested $54.0 million in the Company in exchange for $54.0 million in the Company's Senior Subordinated Exchangeable Notes and the Warrants. On July 14, 2000, Purchaser purchased an additional $14.0 million in Senior Subordinated Exchangeable Notes that are exchangeable for the Convertible Preferred Stock.

     The Company also believes it to be in the best interests of the Company and its shareholders to approve the issuance of the Convertible Notes and Convertible Preferred Stock at the Special Meeting. Shareholder approval of the issuance of the Convertible Notes and Convertible Preferred Stock will permit the second phase of the Recapitalization Transaction to be completed - the exchange of the Exchangeable Notes for the Convertible Notes and Convertible Preferred Stock, the cancellation of the Warrants and the consummation of the Offer. Failure of shareholders to approve the issuance of the Convertible Notes and Convertible Preferred Stock would have a material adverse effect on the Company and its shareholders because:

     . the Warrants would remain outstanding and the shareholders would experience substantial dilution when they are exercised because the Company would issue a substantial number of additional shares without receiving any material additional capital;

     . the interest rate on the Exchangeable Notes would remain outstanding and their interest rate would increase to 20% per annum; and

     . Purchaser would not be obligated to consummate the Offer, even if sufficient shares were tendered by the Company's shareholders.

     If these issuances are not approved by shareholders, the Company believes that it would find it necessary to refinance the Exchangeable Notes given the high interest rate on such notes. In such a circumstance, the Company would experience the additional costs, including prepayment penalties, associated with such a refinancing, which could be substantial, and the Warrant would remain outstanding.

     As noted above under "Background of the Recapitalization Transaction," a special committee of the board of directors, based in part on opinions of Needham and the board of directors, also based in part on such opinion, concluded that the Amended Recapitalization Transaction as a whole was fair to and in the best interests of the Company and its shareholders and recommend that the Company's shareholders approve the proposal.

     In reaching these conclusions and recommendation as to the Recapitalization Transaction, the board considered, among other things the following factors, none of which were qualified or assigned relative weight as compared to any other factor:

     . the Company's need for capital, including the March 30, 2000 maturity date of its senior bank facility with Bank One;

     . the substantial amount of capital that Thayer and BLUM were prepared to commit to an investment in the Company and to purchasing shares in the tender offer;

     . the extensive effort that had been made by the Company and its representatives to obtain funding for its operations and the lack of alternatives that were superior to the proposed transaction;

     . the structure of the transaction, which permitted the Company to receive funding to satisfy its immediate capital needs, while permitting existing shareholders the opportunity either to tender a substantial portion of their shares to Purchaser at a significant premium to the trading price of the Company's common stock during the period the tender offer price was negotiated, or to retain ownership of those shares;

     . the financial analysis and other information with respect to the Company presented by Needham, including Needham's oral opinion, which was subsequently confirmed in writing (and which opinion dated March 29, 2000 is attached hereto as part of Exhibit 10), that the issuance of the Exchangeable Notes and Warrants and the Offer, when taken together, are fair to the Company and its shareholders (other than Purchaser and its affiliates), from a financial point of view; and

     . the understanding that Thayer and BLUM have of the Company's business, their track record with other investments and their capital resources.

     In reaching these conclusions and recommendation as to the Amended Recapitalization Transaction, the board considered, among other things the following factors, none of which were qualified or assigned relative weight as compared to any other factor:

     . the Company's need for additional working capital and the additional $14 million investment by Purchaser in the Company, which represents an additional $3.5 million being invested by Purchaser in the aggregate after taking into account the reduced amount that Purchaser would expend to purchase shares of common stock in a tender offer of reduced size;

     . the board's belief that Purchaser would not consummate a tender offer under the original terms because Purchaser believed there would be a failure to meet the tender offer conditions and that if the Company were to engage in litigation with Purchaser, the Company's relationship with its senior lender, with its suppliers and with Honeywell and its other customers would be seriously jeopardized, thereby jeopardizing the Company's continued existence;

     . the board's desire to give the Company's shareholders the ability to participate in the transaction by being able to sell shares of common stock to Purchaser in the tender offer at a price in excess of recent trading prices for the common stock; and

     . the financial analysis and other information with respect to the Company presented by Needham, including Needham's oral opinion, which was subsequently confirmed in writing (and which opinion dated June 5, 2000 is attached hereto as Exhibit 10), that the initial $54.0 million investment, the additional $14.0 million investment and the Offer, when taken together, are fair to the Company and its shareholders (other than Purchaser and its affiliates), from a financial point of view.

     The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive, but it does include the factors that the board considered material to its decision to approve the Amended Recapitalization Transaction, including the Offer. In view of the factors considered in connection with its evaluation, the board did not find it practicable to and did not quantify or attempt to assign relative weights to the specific factors considered in reaching its decision. In addition, individual members of the board may have given different weight to different factors.

Opinions of Needham & Company, Inc.

     The Company retained Needham under an engagement letter to furnish financial advisory and investment banking services with respect to the proposed recapitalization and to render an opinion as to the fairness, from a financial point of view, of the issuance of the March Exchangeable Notes and Warrants (the "Initial Investment") and the tender offer to the holders of the Company's common stock (other than Purchaser and its affiliates). Under an amendment to the engagement letter the Company retained Needham to render an opinion as to the fairness, from a financial point of view, of the Initial Investment, the issuance of the July Exchangeable Notes and the tender offer (together, the "Amended Recapitalization Transaction") to the holders of the Company's common stock (other than Purchaser and its affiliates). The terms of the Amended Recapitalization Transaction were determined through arm's length negotiations between the Company and Purchaser and not by Needham.

     At a meeting of the board of directors on March 29, 2000, Needham delivered its oral opinion (subsequently confirmed in writing) that, as of that date and based upon and subject to the assumptions and other matters described in its written opinion, the Initial Investment and the tender offer, when taken together, are fair to the Company and the holders of common stock (other than Purchaser and its affiliates) from a financial point of view. On June 5, 2000, Needham delivered its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in its written opinion, the transactions contemplated by the Amended Recapitalization Transaction, when taken together, are fair to the Company and the holders of common stock (other than Purchaser and its affiliates) from a financial point of view. The Needham opinions are addressed to the special committee of the board, are directed only to the financial terms of the Purchase Agreement and related documents, and do not constitute a recommendation to any shareholder as to how that shareholder should vote at the Special Meeting.

     The complete text of the Needham opinions, which set forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham, are attached to this document as Exhibit 10. The summary of the Needham opinions set forth in this document are qualified in their entirety by reference to the Needham opinions. You should read the Needham opinions carefully and in their entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham.

     In arriving at its opinions, Needham, among other things:

     . in connection with the March 29 opinion reviewed a draft of the Purchase Agreement and related drafts of the forms of March Exchangeable Notes, Convertible Notes and Warrants furnished to it on March 28, 2000 and in connection with the June 5 opinion reviewed the final securities purchase agreement and related forms of March Exchangeable Notes, Convertible Notes and Warrants and the proposed terms of the amendment to the securities purchase agreement and July Exchangeable Notes and Convertible Preferred Stock furnished to it on June 5, 2000;

     . reviewed certain publicly available information concerning the Company and certain other relevant financial and operating data of the Company furnished to Needham by the Company;

     . reviewed the historical stock prices and trading volumes of the common stock;

     . held discussions with members of senior management of the Company concerning their current and future business prospects of the Company;

     . reviewed and discussed with members of the management of the Company various financial forecasts and projections prepared by management that assume the Amended Recapitalization Transaction (except the Initial Investment) do not occur and, in the alternative, assume the occurrence of the Amended Recapitalization Transaction, the exchange of the Exchangeable Notes and cancellation of the Warrants;

     . compared publicly available financial data of selected companies whose securities are traded in the public markets and that Needham deemed relevant to similar data for the Company;

     . reviewed the financial terms of selected other transactions that Needham deemed generally relevant;

     . discussed with members of the Company's management the strategic rationale and certain other benefits to the Company resulting from an association with the Investor; and

     . performed and/or considered such other studies, analyses, inquiries and investigations as Needham deemed appropriate.

     Needham assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by or discussed with it for purposes of rendering its opinions and the assessment by the Company's management of the strategic and other benefits expected to be derived from the Amended Recapitalization Transaction. Needham assumed that the financial forecasts relating to the Company were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management, at the time of preparation, of the future operating and financial performance of the Company. Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company. The Needham opinions state that they were based on economic, monetary and market conditions existing as of their respective dates. Needham expressed no opinion as to the value of the Exchangeable Notes, Convertible Notes, Convertible Preferred Stock or Warrants or the prices at which the common stock will actually trade at any time. In addition, Needham was not asked to consider, and the Needham opinions do not address:

     . the Company's underlying business decision to engage in the Amended Recapitalization Transaction;

     . the relative merits of the Amended Recapitalization Transaction as compared to any alternative business strategies that might exist for the Company; or

     .    the effect of any other transaction in which the Company might engage.

     No limitations were imposed by the Company on Needham with respect to the investigations made or procedures followed by Needham in rendering its opinions.

     Based on this information, Needham performed a variety of financial analyses of the Amended Recapitalization Transaction. As part of its analyses, Needham performed the following: (a) a selected companies analysis, in which Needham compared selected operating and financial data for selected publicly traded companies that Needham deemed relevant to similar data for the Company;
(b) a review of publicly available information concerning the financial terms of selected transactions in the contract manufacturing industry; (c) a liquidation analysis to analyze certain possible scenarios in the event the Amended Recapitalization Transaction was not consummated and additional sources of liquidity were not available to the Company; (d) an analysis of historical trading prices and volumes for the Company's common stock and a comparison of the Company's historical stock price performance relative to Nasdaq, the S&P 500 and selected publicly traded companies; and (e) an analysis of the premiums and discounts implied by the proposed Amended Recapitalization Transaction and a sensitivity analysis of selected financial data and ratios assuming completion of the Amended Recapitalization Transaction at various levels of shares tendered in the tender offer. Needham also considered certain issues with respect to the Company's liquidity position.

     No company, transaction or business used in any comparable analysis as a comparison is identical to the Company or the Amended Recapitalization Transactions. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the comparable companies or transactions to which they are being compared.

     The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of its opinions. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that considering any portions of its analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinions. In its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of business or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Needham opinions and Needham's related analyses were only one of many factors considered by the board of directors in its evaluation of the Amended Recapitalization Transaction and should not be viewed as determinative of the views of the board of directors or management with respect to the Amended Recapitalization Transaction.

     In connection with the reduction of the conversion price of the Convertible Notes from $2.60 to $2.58, the special committee requested Needham to state whether the revised conversion price would have affected Needham's opinion. Needham was not requested to render, and did not render, a new opinion and, accordingly, did not update its investigations made, procedures followed or matters considered with respect to its opinion dated March 29, 2000. Needham issued a letter to the special committee, dated April 27, 2000, that stated that subject to those considerations, Needham believed that the establishment of the $2.58 conversion price, had it been considered by Needham as part of its analyses, would not have altered its conclusion set forth in its March 29, 2000 opinion as of the date of that opinion.

     Under the terms of the Needham engagement letter, the Company has paid or agreed to pay Needham fees for rendering the Needham opinions and for financial advisory services that the Company and Needham believe are customary in transactions of this nature. None of Needham's fees were contingent on consummation of the Amended Recapitalization Transaction. The Company also agreed to reimburse Needham for its reasonable out-of-pocket expenses and to indemnify it against specified liabilities relating to or arising out of services performed by Needham as financial advisor to the Company.

     Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was retained by the special committee to act as the Company's financial advisor in connection with the Transactions based on Needham's experience as a financial advisor in mergers and acquisitions and recapitalizations as well as Needham's familiarity with technology companies. Needham has provided various investment banking services to the Company in the past, for which it has received customary compensation. In the normal course of its business, Needham may actively trade the equity securities of the Company for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in these securities.

     (c)  Intent to Tender

     To the best of the Company's knowledge, in the tender offer, (i) five of the Company's directors intend to tender all of the shares of common stock held beneficially by each such director, (ii) three of the Company's directors intend to tender a portion of the shares of common stock held beneficially by each such director and (iii) one of the Company's directors does not intend to tender any shares of common stock held beneficially by such director.

Item 5.  Persons/Assets, Retained, Employed, Compensated or Used

     None.

Item 6.  Interest in Securities of the Subject Company

     No transactions in the shares of Common Stock have been effected during the past 60 days by the Company or, to the best of the Company's knowledge, by any executive officer, director, affiliate or subsidiary of the Company.

Item 7.  Purposes of the Transaction and Plans or Proposals

     (a) Except as indicated in Items 3 and 4 above, no negotiations are being undertaken or are underway by the Company in response to the Offer which relate to, or would result in, (i) an extraordinary transaction, such as a merger or reorganization, involving the Company or any subsidiary of the Company, (ii) a purchase, sale or transfer of a material amount of assets by the Company or any subsidiary of the Company or (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company.

     (b) Except as indicated in Items 3 and 4 above, there are no transactions, board resolutions, agreements in principle or signed contracts in response to the Offer which relate to or would result in one or more of the matters referred to in this Item 7.

Item 8.  Additional Information

     The Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934 attached hereto as Annex I is being furnished to the Company's shareholders in connection with the contemplated designation by Purchaser, pursuant to the Purchase Agreement, of certain persons to be appointed to the Board of Directors of the Company other than at a meeting of the Company's shareholders following the consummation of a Successful Tender Offer.

Item 9.  Exhibits

     The following exhibits are filed herewith:

Exhibit 1 Offer to Purchase (incorporated by reference to Exhibit (a)(1)(i) to the Schedule TO).*

Exhibit 2 Letter of Transmittal (incorporated by reference to Exhibit
          (a)(1)(ii) to the Schedule TO).*

Exhibit 3 Securities Purchase Agreement, dated as of March 30, 2000 and as amended on July 12, 2000, by and between the Company and Purchaser (incorporated by reference to Appendix II to the Company's Proxy Statement on Schedule 14A filed with the Commission on July 19,
          2000).*

Exhibit 4 Information regarding certain contracts, agreements, arrangements or understandings between the Company and (i) its executive officers, directors or affiliates and (ii) Purchaser or its executive officers, directors or affiliates (incorporated by reference to the information under the captions "Executive Compensation Information" and "Compensation of Directors" in the Company's Proxy Statement on
            Schedule 14A filed with the Commission on July 19, 2000).*

Exhibit 5.1 Form of Exchangeable Note (incorporated by reference to Exhibit 4.3 to the Company's Form 10-K for the year ended December 31, 1999).

Exhibit 5.2 Allonge to Exchangeable Note, dated July 14, 2000.*

Exhibit 6 Form of Convertible Note (attached as Exhibit A to Allonge to Exchangeable Note).*

Exhibit 7.1 Form of Warrant (incorporated by reference to Exhibit 10.22 to the
            Company's Form 10-K for the year ended December 31, 1999).

Exhibit 7.2 First Amendment to Warrant, dated July 12, 2000.*

Exhibit 8   Voting Agreement.*

Exhibit 9.1 Registration Rights Agreement.*

Exhibit 9.2 First Amendment to Registration Rights Agreement, dated July 14,
            2000.*

Exhibit 10  Opinions of Needham & Company, Inc.*

________________

*  Included in copies mailed to shareholders.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


                                          EFTC CORPORATION


                                          By: /s/ Jack Calderon
                                              ------------------------
                                              Jack Calderon
                                              Chairman

                                                                         ANNEX I

                                EFTC Corporation
                         9351 Grant Street, Sixth Floor
                             Denver, Colorado 80229
                                   _________

                         INFORMATION STATEMENT PURSUANT
                       TO SECTION 14(f) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 14f-1 THEREUNDER
                                   _________

       NO VOTE OR OTHER ACTION OF THE COMPANY'S SHAREHOLDERS IS REQUIRED
                 IN CONNECTION WITH THIS INFORMATION STATEMENT.
                       NO PROXIES ARE BEING SOLICITED AND
               YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.

                                    ________

  This Information Statement, which is being mailed on or about July 19, 2000 as part of the Solicitation/Recommendation Statement on Schedule 14D-9 of EFTC Corporation, a Colorado corporation (the "Company") to the holders of shares of the Company's common stock, par value $.01 per share (the "Common Shares").
This Information Statement is furnished in connection with the possible designation by Thayer-BLUM Funding, L.L.C., a Delaware limited liability company (the "Purchaser"), of persons to the Board of Directors of the Company (the "Board"). Such designation is to be made pursuant to a Securities Purchase Agreement, dated as of March 30, 2000 and as amended on July 12, 2000 (the "Purchase Agreement"), between the Company and the Purchaser.

  Pursuant to the Purchase Agreement, among other things, the Purchaser commenced a cash tender offer on July 19, 2000 to purchase up to 5,625,000 Common Shares at a price of $4.00 per Common Share, net to the seller in cash, as described in the Purchaser's Offer to Purchase dated July 19, 2000 and the related Letter of Transmittal (which Offer to Purchase and related Letter of Transmittal together constitute the "Offer"). The Offer is scheduled to expire at 12:00 midnight, New York City time, on August 22, 2000, unless extended. The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer 500,000 Common Shares (the "Minimum Condition").

  The terms of the Purchase Agreement, a summary of the events leading up to the Offer and the execution of the Purchase Agreement and other information concerning the Offer and the Purchase Agreement are contained in the Offer to Purchase and in the Solicitation/Recommendation Statement on Schedule 14D-9 of the Company (the "Schedule 14D-9") with respect to the Offer, copies of which are being delivered to shareholders of the Company contemporaneously herewith. Certain other documents (including the Purchase Agreement) were filed with the Securities and Exchange Commission (the "SEC") as exhibits to the Schedule 14D-9.

  You are receiving this Information Statement in connection with the anticipated appointment of persons designated by the Purchaser to a majority of the seats on the Board of Directors of the Company. No action is required by the shareholders of the Company in connection with the election or appointment of the new directors designated by the Purchaser. However, Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the mailing to the Company's shareholders of the information set forth in this Information Statement prior to a change in a majority of the Company's directors otherwise than at a meeting of the Company's shareholders.

  The information contained in this Information Statement concerning the Purchaser and the new directors appointed by the Purchaser has been furnished to the Company by such persons, and the Company assumes no responsibility for the accuracy or completeness of such information. The principal executive office of the Purchaser is located at 1455 Pennsylvania Avenue, N.W., Suite 350; Washington, D.C. 20004.

General

  The Common Shares are the only class of voting securities of the Company entitled to vote for the election of directors. Each Common Share is entitled to one vote. As of July 17, 2000, there were 15,543,489 Common Shares outstanding. The number of members of the Company's Board of Directors is currently fixed at 11. The Company's Amended and Restated Articles of Incorporation provide for a classified Board of Directors. For purposes of determining the directors' terms of office, directors are divided into three classes. Each director serves until the end of the three-year term of the class to which he or she is elected, or until his or her earlier resignation or removal

Management

  The directors and executive officers of the Company as of the date of this Information Statement are as follows:

Name                       Age           Position
----                       ---           --------
Jack Calderon*             47            Chairman of the Board of Directors (Mr. Calderon is a Class II Director)
James K. Bass              43            Chief Executive Officer
Val M. Avery               50            Chief Information Officer
August P. Bruehlman        44            Chief Administrative Officer
Charles D. Tillett**       50            Chief Operations Officer
James A. Doran             45            Class I Director and Treasurer
Allen S. Braswell          41            Class I Director
Richard L. Monfort         45            Class I Director
Charles E. Hewitson        50            Class II Director
Robert K. McNamara         46            Class II Director
Jeffrey W. Goettman        41            Class III Director
Robert Monaco              38            Class III Director and General Manager of Personal Electronics
Gerald J. Reid             59            Class III Director
Masoud S. Shirazi          49            Class III Director
John C. Walker             38            Class III Director

* Resigned as President and Chief Executive Officer effective July 17, 2000. ** Resigned effective July 28, 2000.

There are no family relationships among any of the directors and executive officers of the Company. Set forth below is a description of the backgrounds of such persons:

  Jack Calderon, 47, has been the Company's President and Chief Executive Officer since August 1996 and Chairman of the Board since June 1998. Mr. Calderon has resigned as President and Chief Executive Officer of the Company, effective July 17, 2000. Mr. Calderon will remain as Chairman of the Board. From January 1996 to August 1996, Mr. Calderon was President of Sales Management

International, a private consulting firm through which Mr. Calderon provided strategic consulting to executive officers of various high-technology companies. From 1992 to 1995, Mr. Calderon worked for Group Technologies, an electronic contract manufacturing company. Mr. Calderon held several management positions at Group Technologies, most recently as its Vice President and General Manager of International Operations, before leaving to form his own consulting firm.
Mr. Calderon is a member of the Board of Directors of IPC, a trade association connecting electronics industries. Mr. Calderon has been a director of the Company since August 1996.

  James K. Bass, 43, has been the Company's Chief Executive Officer since July 17, 2000. Prior to joining the Company, since 1996, Mr. Bass was a senior vice president of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric.

  Val M. Avery, 50, has been the Company's Chief Information Officer since June 1998. Prior to joining the Company, from 1997 until June 1998, Mr. Avery was an independent management consultant. From 1997 to 1996, Mr. Avery was Director of Enterprise Solutions for Solbourne, Inc., a consulting services company. Prior to that, from 1992 to 1996, Mr. Avery was a Senior Industry Consultant for Oracle Corporation.

  August P. Bruehlman, 44, has been the Company's Chief Administrative Officer since August 1996 and Secretary of the Company since February 1998. Mr. Bruehlman joined the Company in 1988 and has held several management positions, most recently as Director of Human Resources. Mr. Bruehlman's current responsibilities at the Company include corporate facilities and human resources. Prior to 1988, subsequent to pursuing advanced degrees, he managed electronics and computer training in the private and public sectors.

  Charles D. Tillett, 50, has been the Company's Chief Operations Officer since October 1998. Prior to joining the Company, from 1996 to 1998, Mr. Tillett held a variety of positions with Avex Electronics Inc., an electronic contract manufacturer, including Vice President of Worldwide Operations and Vice President of Overseas Operations. Prior to his work for Avex, Mr. Tillett was President and Chief Operating Officer for Comptronix Corporation from December 1992 to June 1996. Mr. Tillett has resigned effective July 28, 2000.

  James A. Doran, 45, has been the Company's Treasurer since April 2000. Prior to joining the Company, Mr. Doran had been a senior audit manager with Hein + Associates, LLP, a public accounting firm, since June 1994. From 1993 to 1994 Mr. Doran was Vice President and Chief Financial Officer of Gerrity Oil & Gas Corporation, an independent oil and gas operator in Denver, Colorado, whose stock was listed on the New York Stock Exchange. Prior to joining Gerrity, Mr. Doran was a shareholder of Williams, Richey & Co., P.C., an accounting and consulting firm in Denver, Colorado, and before that was a Senior Manager with Coopers & Lybrand. Since June 2000, Mr. Doran has been a member of the Board of Directors of the Colorado Society of Certified Public Accountants. Mr. Doran has been a director of the Company since 1993.

  Allen S. Braswell, Jr., 41, currently serves as the President of Jabil
Global Services, a subsidiary of Jabil Circuit, Inc., which acquired EFTC Services Group from the Company in September 1999. Mr. Braswell was Sr. Vice President of EFTC Corporation and President of the Company's EFTC Services Group from September 1997 until September 1999 when EFTC Services Group was acquired by Jabil Circuit, Inc. Mr. Braswell had been President of Circuit Test, Inc. ("CTI") since October 1993 and Chief Executive Officer of CTI since October 1996 until the acquisition by the Company of CTI and related companies which became the EFTC Services Group in September 1997. Prior to that time, Mr. Braswell had been Executive Vice President of CTI from August 1985 until October 1993 focusing primarily on

CTI's Sales and Marketing activities. Mr. Braswell served on CTI's Board of Directors since its founding in 1981. Mr. Braswell has been director of the Company since September 1997.

  Richard L. Monfort, 45, served as President and Chief Operating Officer of ConAgra Red Meat Companies from July 1989 to June 1995. From June 1995 to the present, Mr. Monfort has been engaged in private investing activities. From 1983 until 1989, he was President of Monfort, Inc., which was subsequently acquired by ConAgra, Inc. Mr. Monfort recently joined the board of the University of Colorado Hospital Authority. Mr. Monfort has been a director of Famous Dave's of America, Inc., an owner and operator of restaurants, since March 1997. Mr. Monfort has been a director of the Company since 1993.

  Charles E. Hewitson, 50, currently serves as President of OnCourse, Inc., a private consulting firm through which Mr. Hewitson provides certain consulting services to EFTC, and is a director of EFTC. From 1984 to April 1997, Mr. Hewitson served as Vice President and director, and was a principal shareholder, of Current Electronics, Inc. ("CEI"), with responsibility for human resources, finance, accounting and manufacturing. In addition, Mr. Hewitson served as Vice President of Current Electronics (Washington), Inc. ("CEWI"), from 1994 to February 1997. CEI and its affiliate CEWI were acquired by EFTC in February 1997, at which time Mr. Hewitson was appointed to the Board of Directors.

  Robert K. McNamara, 46, has served since August 1995 as a Managing Director for Broadview International LLC, a merger and acquisition advisor serving the global information technology industry. Before joining Broadview, Mr. McNamara spent 10 years with Salomon Brothers Inc., an investment banking firm, most recently as vice president and head of its technology group. From September 1981 to June 1985 Mr. McNamara worked at Smith Barney, Harris Upham & Co., Inc., an investment banking firm, as vice president, focusing on the telecommunications equipment, computer peripherals and computer retailing market segments. Mr. McNamara has been a director of the Company since February 1996.

  Jeffrey W. Goettman, 41, has served since February 1998 as a Managing Director for Thayer Capital Partners, a private equity investment fund based in Washington, D.C. Before joining Thayer Capital Partners, Mr. Goettman was a Managing Director for Robertson Stephens & Company from February 1997 until February 1998. Mr. Goettman has been a director of Cosmotronic Corporation since April 1998, a director of TTM Technologies, Inc., since December 1998 and a director of Cape Success since December 1999. Mr. Goettman was elected by the directors to the Company's board in March 2000 to fill the vacancy created by the increase of the size of the board from ten to eleven directors. Mr. Goettman will stand for election at the next annual meeting of the Company's shareholders.

  Robert Monaco, 38, currently serves as Vice President, General Manager and Assistant Secretary of RM Electronics, Inc., a New Hampshire corporation doing business as Personal Electronics, Inc. ("Personal Electronics") and a subsidiary of the Company. Mr. Monaco co-founded Personal Electronics in 1991 and served as its Vice President until the Company acquired Personal Electronics in March 1998. Prior to 1991, Mr. Monaco was employed by Cabletron Systems in various capacities, most recently as its Director of Operations.

  Gerald J. Reid, 59, a founder of the Company, was Chairman of the Board of Directors from October 1990 until June 1998. Mr. Reid also periodically served as the Company's Manufacturing Manager since that time and as President of the Company from August 1995 to August 1996. From August 1981 until October 1990, Mr. Reid was President and Chief Executive Officer of the Company. Before founding the Company in 1981, he held a number of manufacturing-related managerial positions over a 19-year career with Hewlett Packard Company ("HP"), including Future Information Systems Task

Force Manager, Production Control Manager, Production Section Manager and Technical Supervisor. At the time Mr. Reid left HP to found EFTC, he held the position of Division Materials Manager. Mr. Reid has been a director of the Company since its inception.

  Masoud S. Shirazi, 49, has been the owner of Shirazi & Associates, P.C., an employee benefit and consulting firm in Greeley, Colorado that specializes in benefit and estate planning, since 1976. Mr. Shirazi has been a director of the Company since 1992.

  John C. Walker, 38, has been a Partner with BLUM Capital Partners, L.P., a San Francisco-based private equity and strategic block investment firm, since April 1997. Prior to joining BLUM Capital Partners, L.P., Mr. Walker was the Vice President of PEXCO Holdings, Inc. from 1992 to 1997. Mr. Walker is also a member of the Board of Directors for Smarte Carte Corporation. Mr. Walker was elected to the Company's board in March 2000 by the directors to fill the vacancy created by the resignation of a director. Mr. Walker will stand for election at the next annual meeting of the Company's shareholders.

  The Purchase Agreement and the terms of the Convertible Note contemplated thereby (as discussed in the Schedule 14D-9) provide that the Company will, upon the consummation of the Offer, give the Purchaser the right to nominate a number of persons for election as members of the Board of Directors of the Company such that the number nominated by the Purchaser will compose a majority of the total number of directors on the Board of Directors. The Company will agree to call annual shareholders' meetings for the election of directors and to recommend that the Company's shareholders vote in favor of such persons at any such meeting called for election of directors. It is expected that the number of the Company's directors will be fixed at nine and that new directors designated by the Purchaser may assume office at any time following the consummation of the Offer.

  Mr. James K. Bass was elected by the Company's Board of Directors to the Board in connection with his being hired by the Company as its Chief Executive Officer effective July 17, 2000. Peter Harper was hired by the Company as its Chief Financial Officer effective July 24, 2000. Mike Eblin was hired by the Company as its Senior Vice President of Operations effective July 24, 2000.

  After the various resignations and appointments, the directors and executive officers of the Company will be as follows:

Name                        Age       Position
----                        ---       --------
Jack Calderon               47        Chairman of the Board of Directors (Mr. Calderon will remain a Class
                                      II Director)
James K. Bass               43        Class I Director and Chief Executive Officer
Peter Harper                38        Chief Financial Officer
Mike Eblin                  38        Senior Vice President of Operations
Val M. Avery                50        Chief Information Officer
August P. Bruehlman         44        Chief Administrative Officer
James A. Doran              45        Treasurer
Allen S. Braswell           41        Class I Director
Richard L. Monfort          45        Class I Director
Douglas P. McCormick        31        Class II Director
Jose S. Medeiros            32        Class II Director
Jeffrey W. Goettman         41        Class III Director
John C. Walker              38        Class III Director

     Set forth below is a description of the backgrounds of the new directors, other than Mr. Goettman and Mr. Walker, who are described under "Management" above.

     Douglas P. McCormick, 31, has been a Vice President of Thayer Capital Partners since January 1999. Prior to joining Thayer Capital Partners, Mr. McCormick was an Associate at Morgan Stanley from June 1997 until January 1999. Prior to joining Morgan Stanley, Mr. McCormick was a student at Harvard Business School from September 1995 until June 1997. Mr. McCormick was an Associate at Bankers Trust from May 1995 until September 1995. Mr. McCormick will stand for election at the next annual meeting of the Company's shareholders.

     Jose S. Medeiros, 32, has served since August 1998 as a Vice President of RCBA Strategic Partners, L.P., which is a member of Purchaser. Before joining RCBA Strategic Partners, L.P., Mr. Medeiros was a Vice President in the Technology M&A group of Robertson Stephens & Company from June 1996 to August 1998. Before joining Robertson Stephens, Mr. Medeiros was an associate at McKinsey & Company, focusing on strategy, M&A and turnaround engagements. Mr. Medeiros will stand for election at the next annual meeting of the Company's shareholders.

     Peter Harper, 38, will join the Company as Chief Financial Officer on July 24, 2000. Prior to joining the Company, Mr. Harper was Vice President of Finance at Iomega Corporation since 1996. Prior to joining Iomega, Mr. Harper spent twelve years in various management positions at General Electric.

     Mike Eblin, 38, will join the Company as Senior Vice President of Operations on July 24, 2000. Prior to joining the Company, Mr. Eblin was Director of Operations of Sony Corporation since 1995. Prior to joining Sony Corporation, Mr. Eblin held various manufacturing management positions in the Electronics Controls division of United Technologies and Hughes Electronics, part of General Motors Corporation.

     In addition, the Purchaser has the right to designate one additional director such that the number of directors nominated by the Purchaser shall comprise a majority of the Board of Directors.


Committees and Meetings

     The Board of Directors has established two standing committees: an Audit Committee and a Compensation Committee.

     Audit Committee. The Audit Committee consists of six directors who are not employees of the Company. Jeffrey W. Goettman, John C. Walker, Charles E. Hewitson, Robert K. McNamara, Masoud S. Shirazi and Richard L. Monfort currently serve as the members of the Audit Committee. The Audit Committee met four times during 1999. The functions of the Audit Committee are to recommend to the Board of Directors the appointment of independent auditors, to review the plan and scope of any audit of the Company's financial statements and to review the Company's significant accounting policies and other related matters.

     Compensation Committee. The Compensation Committee currently consists of seven directors who are not employees of the Company. Jeffrey W. Goettman, John
C. Walker, Charles E. Hewitson, Robert K. McNamara, Richard L. Monfort, Masoud
S. Shirazi and Gerald J. Reid currently serve as the members of the Compensation Committee. The Compensation Committee met four times during 1999. The functions of the Compensation Committee are to make recommendations to the Board of Directors regarding the compensation of executive officers and to administer the Company's Equity Incentive Plan and Stock Option Plan for Non-Employee Directors. It also makes recommendations to the Board of

Directors with respect to the compensation of the Chairman of the Board of Directors and the Chief Executive Officer and approves the compensation paid to other senior executives.

     During 1999, the Board of Directors met eight times and various committees of the Board of Directors met a total of eight times. Each director attended more than 75% of the meetings of the Board of Directors and meetings of committees on which such director served.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth certain information as of June 30, 2000 as to the beneficial ownership of common stock by certain beneficial owners of more than five percent of the common stock, each director, certain executive officers and by all directors and executive officers as group:

                                                    Amount and Nature of            Percent of
       Name of Beneficial Owner                     Beneficial Ownership          Common Stock(1)
       ------------------------                     --------------------          ---------------
     Val M. Avery..............................        14,000   (2)                     *
     Allen S. Braswell, Jr**...................     1,794,381   (3)                   11.5%
     August P. Bruehlman.......................        72,133   (4)                     *
     Jack Calderon.............................       241,448   (5)                    1.5%
     James A. Doran............................        37,825   (6)(7)                  *
     Jeffrey W. Goettman.......................     3,093,154   (8)                   16.6%
     Charles E. Hewitson**.....................     1,596,968   (9)                   10.3%
     Robert K. McNamara........................        36,166  (10)                     *
     Robert Monaco.............................       640,000                          4.1%
     Richard L. Monfort........................       754,875   (7)(11)                4.9%
     Gerald J. Reid............................       512,352  (12)                    3.3%
     Masoud S. Shirazi.........................        49,675   (7)(13)                 *
     Chuck Tillett.............................        30,000  (14)                     *
     John C. Walker............................            --  (15)                     *
     Deltec Asset Management Corporation.......     1,379,740  (16)                    8.9%
     Dimensional Fund Advisors.................     1,112,700  (17)                    7.2%
     Thayer-BLUM Funding, L.L.C................     3,093,154  (18)                   16.6%

     All directors and executive officers as a
     group, including persons named above
     (14 persons)..............................     8,872,977  (19)                   46.4%

_____________________
*   Less than one percent.
** The address of each of these persons is 9351 Grant Street, Sixth Floor, Denver, Colorado 80229.

(1) Based solely upon reports of beneficial ownership required to be filed with the Securities and Exchange Commission pursuant to Rule 13d-1 under the Securities and Exchange Act of 1934, the Company does not believe that any other person beneficially owned, as of March 31, 2000, greater than five percent of the outstanding common stock.
(2) Includes 14,000 shares of common stock subject to currently exercisable options granted under the Company's Equity Incentive Plan.
(3) Includes 369,442 shares held by the Allen S. Braswell, Jr. EFTC Family Limited Partnership, of which Allen S. Braswell Jr and his spouse, Alma L. Braswell, are the general partners, 11,000 shares held by the Allen S. Braswell, Sr. Trust, of which Allen S. Braswell, Sr., Allen S. Braswell, Jr.'s father, is the trustee, 343,735 shares held by the Allen S. Braswell, Jr. and Alma L. Braswell JTWROS, 4,000 shares held by the Allen S. and Alma
     L. Braswell Family Limited Partnership, 35,000 shares held by Circuit Test International, LP, of which Braswell Investment Corporation (Allen S., Braswell, Jr. is President) is a general partner and 1,031,204 shares held by Braswell GRIT Limited Partnership of which Braswell Investment Corporation (Allen S., Braswell, Jr. is President) is a general partner.
(4) Includes 71,633 shares subject to currently exercisable options granted under the Company's Equity Incentive Plan.
(5) Includes 117,941 shares of common stock subject to currently exercisable, non-qualified options granted in connection with the commencement of Mr. Calderon's employment and 112,307 shares of common stock subject to currently exercisable options granted pursuant to the Company's Equity Incentive Plan.
(6) Includes 15,750 shares of common stock that are subject to currently exercisable options under the Company's Equity Incentive Plan.
(7) Includes 20,250 shares of common stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee
     Directors.   Options for an additional 375 shares vest each month until
     March 2001 under such plan.
(8) Mr. Goettman's address is 1455 Pennsylvania Avenue, N.W., Suite 350, Washington D.C. 20004. Includes 3,093,154 shares of common stock subject to exercise of the warrant issued to Thayer-BLUM Funding. See Note 18 below.
(9) Includes 10,250 shares of common stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 375 shares vest each month until March 2001 under such plan. Also includes 528,531 shares of common stock owned by Matthew Hewitson and 528,531 shares of common stock owned by Gregory Hewitson, brothers of Charles Hewitson. Charles Hewitson disclaims beneficial ownership of the shares of common stock owned by Matthew Hewitson and Gregory Hewitson.
(10) Mr. McNamara's address is Broadview International, LLC, One Bridge Plaza, Fort Lee, NJ 07024. Includes 20,250 shares of common stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 333 shares vest each month until May 2000 under such plan. Thereafter options for an additional 250 shares vest until March 2001 under such plan. Also includes 15,000 shares of common stock owned jointly with Irene Z. McNamara, Mr. McNamara's wife.
(11) Includes 271,500 shares held by the Monfort Family Partnership, 250,000 shares held by Rick Montera and Kay Montera JTWROS, 125,000 shares of common stock owned by a partnership in which Mr. Monfort is the principal investor and 87,000 shares of Common Stock owned by three of Mr. Monfort's minor children.
(12) Includes 10,250 shares of common stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 375 shares vest each month until March 2001 under such plan. Also includes 289,551 shares of common stock that are held by Lucille Reid, Gerald, R. Reid's wife.
(13) Mr. Shirazi's address is Shirazi & Associates, Inc., 1770 25th Avenue, #302, Greeley, CO 80634. Includes 300 shares of common stock owned by several of Mr. Shirazi's minor children.
(14) Includes 30,000 shares of common stock subject to currently exercisable options granted under the Company's Equity Incentive Plan.
(15) Mr. Walker's address is 909 Montgomery Street, Suite 400, San Francisco, CA. 94133. Mr. Walker is a partner in RCBA Strategic Partners, L.P. See
     Note 18 below.
(16) The address of Deltec Asset Management Corporation is 645 Fifth Avenue, New York, NY 10022. Deltec reported shared dispositive power and shared voting power with regard to 1,379,740 shares of common stock.
(17) The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(18) Thayer-BLUM Funding was formed to hold securities of the Company. Includes 3,093,154 shares of common stock which may be purchased upon exercise of the warrant issued to Thayer-BLUM Funding. This warrant is not currently exercisable. A Schedule 13D relating to this issuance was jointly filed by Thayer-BLUM Funding, L.L.C., a Delaware limited liability company (the "Purchaser"), Thayer Equity Investors IV, L.P., a Delaware limited partnership, TC Equity Partners IV, L.L.C., a Delaware limited liability company, TC Manufacturing Holdings, L.L.C., a Delaware limited liability company, TC Co-Investors IV, LLC, a Delaware limited liability company, TC Management Partners IV, L.L.C., a Delaware limited liability company (together each of Thayer Equity Investors IV, L.P., TC Equity Partners IV, L.L.C., TC Manufacturing Holdings, L.L.C., TC Co-Investors IV, LLC, and TC Management Partners IV, L.L.C., the "Thayer Entities"), RCBA Strategic Partners, L.P., a Delaware limited partnership, BLUM Capital Partners, L.P., a California limited partnership, Richard C. Blum & Associates, Inc., a California corporation, RCBA GP, L.L.C., a Delaware limited liability company (together each of RCBA Strategic Partners, L.P., BLUM Capital Partners, L.P., Richard C. Blum & Associates, Inc., and RCBA GP, L.L.C. the "BLUM Entities") and Frederic V. Malek, Carl J. Rickertsen, Jeffrey W. Goettman, Susan Gallagher and Richard C. Blum as individuals (the "Individuals") (each of the Purchaser, the Thayer Entities, the BLUM Entities, and the Individuals a "Reporting Person" and taken together the "Reporting Persons"). The principal business offices of each of Purchaser, the Thayer Entities, and Frederic V. Malek, Carl J. Rickertsen, Jeffrey W. Goettman and Susan Gallagher is 1455 Pennsylvania Avenue, N.W., Suite 350, Washington D.C. 20004. The business address of each of the BLUM Entities and Richard C. Blum is 909 Montgomery Street, Suite 400, San Francisco, CA. 94133. Thayer Equity Investors IV, L.P. and TC Manufacturing Holdings, L.L.C. are members of Thayer-BLUM Funding, L.L.C. TC Equity Partners IV, L.L.C. is the general partner of Thayer Equity Investors IV, L.P. TC Co-Investors IV, LLC is the managing member of TC Manufacturing Holdings, L.L.C. TC Management Partners IV, L.L.C. is the managing member of TC Co-Investors IV, LLC. RCBA Strategic Partners, L.P. is a member of Thayer-BLUM Funding, L.L.C. RCBA GP, L.L.C. is the general partner of RCBA Strategic Partners, L.P. Each of Frederic V. Malek, Carl J. Rickertsen, Jeffrey W. Goettman and Susan Gallagher are members of TC Management Partners IV, L.L.C. and TC Equity Partners IV, L.L.C. Each of the Reporting Persons reported shared dispositive power and shared voting power as to the 3,093,154 shares of common stock issuable upon exercise of the warrant.
(19) Of such 8,872,977 shares, as of June 30, 2000, 469,672 represent shares of common stock subject to options that are currently exercisable or, within 60 days of June 30, 2000, will become exercisable and 3,093,154 shares represent shares issuable upon exercise of the warrant issued to Thayer-BLUM Funding. This warrant is not currently exercisable.

                            EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth certain information regarding the compensation paid in the last three fiscal years to the most highly compensated executive officers of the Company.

                          Summary Compensation Table
                          --------------------------

                                                                                Long-Term
Name and                                         Annual Compensation           Compensation
                                                 -------------------              Awards               All Other
Principal Position              Year           Salary($)      Bonus($)          Options(#)          Compensation($)
------------------              ----           ---------      --------          ----------          ---------------
Jack Calderon                   1999(1)          $287,894            --             --               $ 2,241(2)
   Chairman, President and      1998 *           $240,885       $82,500        175,000(3)            $ 2,218(2)
   Chief Executive Officer      1997             $200,000       $40,000        200,000               $10,147(2)
   (17)
Stuart W. Fuhlendorf            1999(4)          $180,019(5)         --        200,000(6)                 --
   Vice President and Chief     1998*            $178,385       $28,050         24,615(7)                 --
   Financial Officer            1997             $ 85,000       $33,500        110,000                    --

August P. Bruehlman             1999(8)          $123,317            --             --                    --
   Chief Administrative         1998*            $120,692       $21,840         14,769(9)                 --
   Officer and Secretary        1997             $ 77,086       $ 7,800         75,000                    --
Allen S. Braswell, Jr.          1999             $122,740(10)        --             --                    --
   Senior Vice President        1998*            $168,756       $14,438         60,818(11)           $16,849(12)
   and President of EFTC        1997(13)         $ 47,115            --        110,000                    --
   Services
Chuck Tillett                   1999(14)         $214,077            --             --                    --
   Chief Operations             1998(15)         $ 83,970            --        150,000                    --
   Officer                      1997                   --            --             --                    --
Val Avery                       1999             $130,000            --          5,000                    --
   Chief Information            1998(16)         $ 73,018            --         85,000                    --
   Officer                      1997                   --            --             --                    --

____________________
* These officers named in this table voluntarily forfeited their salaries for one pay period in 1998 to assist the Company's short-term liquidity position. If they had collected their salaries for that pay period, Mr. Calderon's salary for 1998 would have been $250,000; Mr. Fuhlendorf's salary for 1998 would have been $185,000; Mr. Bruehlman's salary for 1998 would have been $125,000; and Mr. Braswell's salary for 1998 would have been $175,000.
(1) Mr. Calderon voluntarily took a 15% reduction in salary during the period beginning July 4, 1999 through October 10, 1999 to assist the Company's short-term liquidity position. If Mr. Calderon had collected his full salary for that period, his salary for 1999 would have been $300,000.
(2) Represents allocation of income associated with personal use of an automobile provided by the Company.
(3) Mr. Calderon was granted 350,000 options in June 1998. These options were canceled and Mr. Calderon was granted 175,000 new options in connection with a repricing of options by the Company in December 1998.
(4) Mr. Fuhlendorf voluntarily took a 10% reduction in salary during the period beginning July 4, 1999 through October 10, 1999 to assist the Company's short-term liquidity position. If Mr. Fuhlendorf had collected his full salary for that period, his salary for 1999 would have been $185,000.
(5)  Mr. Fuhlendorf resigned from the Company effective March 27, 2000.
(6) Due to Mr. Fuhlendorf's resignation effective March 27, 2000, 165,000 options expired on March 27, 2000 and 35,000 expired on June 27, 2000.
(7) 50,000 options granted to Mr. Fuhlendorf in 1997 were canceled and 24,615 new options were granted to Mr. Fuhlendorf in connection with a repricing of options by the Company in December 1998.

(8) Mr. Bruehlman voluntarily took a 5% reduction in salary during the period beginning July 4, 1999 through October 10, 1999 to assist the Company's short-term liquidity position. If Mr. Bruehlman had collected his full salary for that period, his salary for 1999 would have been $125,000.
(9) 30,000 options granted to Mr. Bruehlman in 1997 were canceled and 14,769 new options were granted to Mr. Bruehlman in connection with a repricing of options by the Company in December 1998.
(10) Mr. Braswell's employment agreement with the Company was terminated on August 31, 1999.
(11) 110,000 options granted to Mr. Braswell in 1997 were canceled and 60,818 new options were granted to Mr. Braswell in connection with a repricing of options by the Company in December 1998.
(12) Represents payment to defray moving expenses related to Mr. Braswell's relocation to Denver, Colorado in connection with his employment with the Company
(13) Mr. Braswell has been employed by the Company or a subsidiary of the Company since September 1997.
(14) Mr. Tillett voluntarily took a 10% reduction in salary during the period beginning July 4, 1999 through October 10, 1999 to assist the Company's short-term liquidity position. If Mr. Tillett had collected his full salary for that period, his salary for 1999 would have been $220,000.
(15) Mr. Tillett has been the Company's Chief Operations Officer since October 1998. Mr. Tillett resigned from the Company effective July 28, 2000.
(16) Mr. Avery has been the Company's Chief Information Officer since June 1998.
(17) Mr. Calderon has resigned his positions as President and Chief Executive Officer effective July 17, 2000.

     Options Granted. The following table sets forth information concerning options granted in 1999 to the Company's executive officers named in the Summary Compensation Table.

                     Option Grants in the Last Fiscal Year
                     -------------------------------------

                                      Percent (%) of                                     Potential Realizable Value at
                                      Total Options                                       Assumed Annual Rate of Stock
                         Number of      Granted to     Exercise                          Price Appreciation for Option
                          Options       Employees      Price per      Expiration         ------------------------------
Name                      Granted      During 1999       Share           Date                5%                10%
----                      -------      -----------       -----           ----            -------------     ------------
Jack Calderon                    0              --            --                 --                 --               --
Stuart W.                  200,000            16.4         $5.00         5/17/09 (1)          $110,057         $278,905
     Fuhlendorf
August P.                        0              --            --                 --                 --               --
     Bruehlman
Allen S. Braswell,               0              --            --                 --                 --               --
     Jr.
Chuck Tillett                    0              --            --                 --                 --               --
Val Avery                    5,000             0.4         $4.00            1/25/09           $ 12,578         $ 31,875

___________________
*  Less than 0.1%.
(1) Due to Mr. Fuhlendorf's resignation effective March 27, 2000, 165,000 options expired on March 27, 2000 and 35,000 expired on June 27, 2000.

     Option Exercises and Year End Option Values. The following table sets forth information concerning options exercised in 1999 and outstanding options held by the Company's executive officers named in the Summary Compensation Table as of December 31, 1999, the end of the Company's last fiscal year.

                                                                Number of Unexercised           Value of Unexercised
                          Shares                                     Options at                 In-the-Money Options at
                          Acquired on       Value                December 31, 1999(#)           December 31, 1999($)
Name                      Exercise(#)       Realized($)       Exercisable/Unexercisable         Exercisable/Unexercisable
----                      ----------        ---------         -------------------------         -------------------------
Jack Calderon                      --                --           230,248 / 211,924                       --/--

Stuart W. Fuhlendorf               --                --             124,781 / --                          --/--

August P. Bruehlman                --                --              71,633 / 11,077                      --/--

Allen S. Braswell, Jr.             --                --                  -- / --                          --/--

Chuck Tillett                      --                --              30,000 / 120,000                     --/--

Val Avery                          --                --              14,000 / 76,000                      --/--

Compliance with Section 16(a) of the Exchange Act

      Under Section 16 of the Securities Exchange Act of 1934, the Company's directors and certain of its officers, and persons holding more than ten percent of the Company's common stock are required to file forms reporting their beneficial ownership of the Company's common stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons are also required to furnish the Company copies of forms so filed. Based upon a review of copies of such forms filed with the Company: Mr. Braswell has not filed a report on Form 5 relating to one transaction, Mr. Calderon was late in filing a report on Form 4 relating to one transaction, Mr. Fuhlendorf was late in filing a report on Form 4 relating to one transaction, Mr. McNamara has not filed a report on Form 5 relating to one transaction and Mr. Reid has not filed a report on Form 5 relating to one transaction.

Compensation Committee Interlocks and Insider Participation

      Currently, the Compensation Committee consists of Robert K. McNamara, Richard L. Monfort, Masoud S. Shirazi, Gerald J. Reid, Charles E. Hewitson,
Jeffrey W. Goettman and John C. Walker.   Several members of the Compensation
Committee have engaged in transactions with the Company.

      Director Representation of Personal Electronics. Robert K. McNamara, the Chairman of the Compensation Committee, is a Managing Director of Broadview International LLC ("Broadview"), an investment banking firm, and in such capacity represented Personal Electronics in connection with its acquisition by the Company. Broadview is an investment bank that has represented numerous companies in connection with mergers and acquisitions in the technology sector. Broadview received a fee of $642,500 in connection with the consummation of the acquisition of Personal Electronics. Broadview earned a fee of $500,000 in connection with the sale of the Company's Services Division in September 1999 and this fee has been paid in full.

      Sale/Leaseback Transaction. Richard L. Monfort, a member of the Compensation Committee, entered into a sale/leaseback transaction with the Company. The Company sold two manufacturing facilities located in Newburg, Oregon and Tucson, Arizona to Mr. Monfort for $10.5 million. Mr. Monfort leased these manufacturing facilities back to the Company for a term of five years with monthly payments of $90,000. At the end of the lease term, the Company had the option to repurchase the facilities for approximately $9.4 million. In May 1999, the lease was amended to eliminate the purchase option, which resulted in the recharacterization of the lease from a capital lease to an operating lease. As such, the buildings and the related debt have been removed from the Company's balance sheet.

      Issuance of Subordinated Notes and Warrants. Mr. Richard L. Monfort, a member of the Compensation Committee, purchased $15 million in aggregate principal amount of subordinated notes issued by the Company on September 9, 1997. The subordinated notes had a maturity date of December 31, 2002 and provided for interest at a variable rate (adjusted monthly) equal to 2.00% over the applicable LIBOR rate. The proceeds of these notes were used to acquire certain assets from Honeywell (formerly AlliedSignal, Inc.). In connection with the issuance of these subordinated notes, the Company issued warrants to purchase 500,000 shares of the Company's common stock at an exercise price of $8.00 per share to Mr. Monfort. The warrants were exercised on October 9, 1997 resulting in net proceeds to the Company of $4.0 million. The Company prepaid $10.0 million of the outstanding principal amount of these notes early in December 1997 from the proceeds of a loan from the Company's senior lender. In connection with such prepayment, the Company agreed to pay a fee of approximately $325,000 to be paid in equal monthly increments until the maturity of the notes.

      In November 1999, Mr. Monfort purchased $5 million in aggregate principal amount of subordinated notes issued by the Company. These notes had a maturity date of March 30, 2000 and provided for interest at a rate of 10%.
The proceeds of these notes were used for general operating purposes. In connection with the Purchase Agreement, the Company repaid the $10.0 million in principal amount outstanding under both subordinated notes. In addition, the Company paid the remaining outstanding prepayment fee of approximately $150,000 due in connection with the prepayment of the September 1997 notes and a fee of $100,000 due upon maturity of the November 1999 note. In addition, the November note agreement was amended to provide for issuance of $3.0 million in aggregate principal amount of subordinated notes, with a maturity date of March 30, 2004 and bearing interest at 10%.

      Transactions with Shirazi & Associates, P.C. During 1999, third parties doing business with the Company paid Shirazi & Associates, P.C., an employee benefit and consulting firm owned by Masoud Shirazi, one of the Company's directors, approximately $230,000 in commissions.

      Recapitalization Transaction. Mr. Goettman and Mr. Walker, each of whom are members of the Compensation Committee, are partners in Thayer Capital Partners and BLUM Capital Partners, respectively. Thayer-BLUM Funding, L.L.C., an affiliate of both Thayer Capital Partners and BLUM Capital Partners has entered into the Purchase Agreement with the Company which provides for a recapitalization of the Company.

      Hewitson Consulting Agreements. On February 24, 1997, the Company entered into five-year consulting agreements with Messrs. Charles E. Hewitson, Matthew
J. Hewitson and Gregory C. Hewitson. Each of these consultants is being paid approximately $160,000 per year and reimbursed his out-of-pocket expenses associated with the performance of his duties. Each has agreed to devote sufficient working time, attention and energies to the business of the Company, but not in excess of 80% of the equivalent of being engaged on a full-time basis. The Consulting Agreements prohibit the consultant from providing services to, or owning 5% or more of the outstanding stock of, a competitor of the Company during the term of his engagement and for two years after the termination of his engagement.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

     The Company has entered into employment agreements with certain of its directors and current and former employees, including Messrs. Braswell, Bass, Calderon, Fuhlendorf and Monaco.

     Braswell Employment Agreement. Mr. Braswell's agreement provided for him to be employed for a term of three years, expiring on September 30, 2000, at a base salary of $175,000. Mr. Braswell's employment agreement with the Company terminated on August 31, 1999 in connection with his accepting employment with Jabil Global Services, a subsidiary of Jabil Circuit, Inc., after the sale of the Company's EFTC Services Group to Jabil. Mr. Braswell served as President of EFTC Services Group prior to its acquisition by Jabil.

     Bass Employment Agreement. Mr. Bass's agreement provides for him to be employed as Chief Executive Officer of the Company for a term beginning on July 17, 2000 and ending on December 31, 2003, which term automatically extends for successive one-year periods until the agreement is terminated. Mr. Bass's agreement provides for a minimum annual base salary of $300,000 and incentive-based bonus compensation in an amount determined by the Compensation Committee. The Company may terminate such employment agreement with or without cause. In case of a termination without cause, however, the Company must continue Mr. Bass's base salary and prorated bonus compensation for a period of one year from the date of termination. Mr. Bass's agreement also provides for an initial award of stock options to purchase 900,000 shares of common stock at an exercise price of $2.63 per share under the Company's 2000 Equity Stock Option Plan, subject to approval of the plan by the Company's shareholders. Options to purchase 450,000 shares vest over five years (20% of which vest immediately, the remaining 80% vest incrementally over five years) and options to purchase the remaining 450,000 shares vest based upon achieving certain benchmark internal rates of return in the Company.

     Calderon Employment Agreement. Mr. Calderon's agreement provides for him to be employed in his current position for a term of approximately three and one-half years ending December 31, 2001 which then automatically extends for 90-day periods until terminated. Mr. Calderon's agreement provides for a base salary of $300,000 for the year ended December 31, 1999 and a base salary of $350,000 for the remaining term of the employment agreement. The Company may terminate such employment agreement with or without cause. In case of a termination without cause, however, the Company must continue the terminated employee's salary and benefits for a severance period of one year. Mr. Calderon's agreement also provides for his salary and benefits to continue for twelve months after termination of employment if the employment agreement expires, and Mr. Calderon does not remain an employee of the Company. Mr. Calderon's agreement also provided for the Company to grant to Mr. Calderon non-qualified stock options to purchase 350,000 shares of common stock at an exercise price of $16.00. Mr. Calderon elected to reprice such options in December 1998. Such options vest in 10% increments upon the common stock of the Company achieving certain trading levels above the exercise price. Mr. Calderon resigned from his positions as President and Chief Executive Offer of the Company, effective July 17, 2000.

     Fuhlendorf Employment Agreement. Mr. Fuhlendorf's employment agreement had provided for him to be employed as Chief Financial Officer, for an initial term of three years, which ended in March 1997, automatically extended for 90-day periods until terminated. Mr. Fuhlendorf resigned from his position with the Company, effective March 27, 2000.

     Monaco Employment Agreement. The Company had an employment agreement with Mr. Monaco which provided for him to be employed in his current capacity as General Manager of Personal Electronics at a base salary of $125,000 for an initial term of two years. This contract expired on March 31, 2000 and the parties are currently in the process of negotiating a new employment agreement. The Company and Mr. Monaco have agreed in principle that the Company will employ Mr. Monaco as a general manager of the Company. Mr. Monaco will receive an annual base salary of $200,000 per year, bonus compensation in an amount based upon mutually determined performance criteria and bonus compensation contingent upon Mr. Monaco's continued employment. The Company has agreed to grant Mr. Monaco options to purchase 300,000 shares of common stock at an exercise price of $2.63 per share under the Company's 2000 Equity Stock Option Plan, subject to approval of the plan by the Company's shareholders. Options to purchase 150,000 shares vest over five years and options to purchase the remaining 150,000 shares vest based upon achieving certain benchmark internal rates of return.

Compensation of Directors

     Directors who are not also employees of the Company receive $1,000 for each quarter in which the director attended a meeting in person and $250 per additional Board or committee meeting attended in person, unless such committee meeting is held in conjunction with a meeting of the full Board of Directors. Directors who are also employees of the Company receive no additional compensation for serving as directors. The Company reimburses all of its directors for reasonable travel and out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors. The Company did not pay or accrue any director fees from July 1, 1999 through March 31, 2000. The Company has established a Stock Option Plan for Non-Employee Directors (the "Director Plan"). Options granted under the Director Plan have an exercise price equal to the fair market value of the common stock on the date of grant, are subject to certain vesting periods and expire 10 years following the date of grant.

Other Transactions

     In addition, the information set forth above under the caption "Compensation Committee Interlocks and Insider Participation" is incorporated herein by reference.

Compensation Committee Report

     The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 by any general statement incorporating this information statement by reference, except to the extent that the Company specifically refers to this report as being incorporated therein by reference, and shall not otherwise be deemed filed under such Acts.

     Compensation Policies. The Company's executive compensation policies are implemented by the Compensation Committee of the Board of Directors (the "Committee"). The Company is committed to providing an executive compensation program that promotes and supports the Company's goals and its long-term business objectives. The Company's compensation programs are intended to provide executives with incentives to contribute to the Company's successful financial performance and to enable the Company to attract, retain and reward highly skilled executive officers who contribute to the long-term success of the Company. The Company has designed its executive compensation program to implement the above policies. The Company's executive compensation program is comprised of three elements, each of which is determined in part by corporate performance. These elements consist of base salary, annual bonus and equity incentive compensation.

     Base Salary Compensation. The Committee evaluates and establishes the base salary levels of the President and Chief Executive Officer, the Chief Financial Officer, the Chief Administrative Officer, the Chief Information Officer, the Chief Operations Officer, and the Senior Vice Presidents of the Company. The Committee's determinations are based on certain factors, none of which are given more weight than any other factor, including, a survey of compensation levels for companies with market valuations, lines of business and/or revenues comparable to the Company, level of responsibility, performance of the Company, including its stock price performance, and individual performance of the executive officer.

     Annual Bonus Compensation. The Company has established a Management Bonus Plan. No bonuses were paid in 2000 to executives from the Management Bonus Plan for 1999. The Committee has determined that for 2000, in accordance with the Company's executive compensation policies, a bonus plan based on achieving specific performance targets, including corporate earnings per share, and will provide an incentive to executives to enhance the financial performance of the Company. The 2000 Bonus Plan will provide the President and Chief Executive Officer, the Chief Financial Officer, the Chief Administrative Officer, the Chief Information Officer, the Chief Operations Officer, and the Senior Vice Presidents of the Company with the opportunity to receive cash bonuses for achieving specific performance targets as determined by the Committee.

     Equity Incentive Compensation. Long-term management incentives are provided by periodically granting stock options to executives and other directors and managers under the Company's Equity Incentive Plan. The Committee uses specific criteria to determine such stock option grants. In granting stock options, the Committee considers factors that are generally the same as those used in determining base salaries and annual bonuses. The Committee also considers the number of options previously awarded to and held by executive officers in determining current option grants.

                                    COMPENSATION COMMITTEE

                                    Robert K. McNamara, Chair
                                    Richard L. Monfort
                                    Masoud S. Shirazi
                                    Gerald J. Reid
                                    Charles E. Hewitson
                                    Jeffrey W. Goettman
                                    John C. Walker


Stock Price Performance Graph

     The stock price performance graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 by any general statement incorporating this information statement by reference, except to the extent that the Company specifically refers to this information as being incorporated therein by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares the cumulative return of the Company's common stock against the Nasdaq Composite Index and an Electronic Manufacturing Service Index, which is an index of public electronic manufacturing service providers selected by the Company as representative of the industry in which the Company competes. The cumulative return depicted is based upon an initial investment of $100 over the period March 3, 1994 through December 31, 1999 and the last reported sale price of the common stock as reported on the Nasdaq National Market March 3, 1994 ($7.88), the first day on which the common stock was traded, and on the last trading day of each year ended thereafter, including December 30, 1994 ($7.63), December 29, 1995 ($4.00), December 30, 1996 ($4.63), December 31,1997 ($16.25), December 31,
1998 ($5.063) and December 31, 1999 ($1.8125).

     The Company is using the internally generated Electronic Manufacturing Service Index (the "EMS Index") for the purpose of presenting relative stock price performance information in the Company's proxy statements. The EMS Index represents a smaller group of companies than the Nasdaq Electronic Component Index and only includes electronic manufacturing service providers engaged in business similar to the Company's. In contrast, the Nasdaq Electronic Component Index includes companies engaged in all areas of manufacturing electronic components, including both parts and assemblies as well as circuit boards and finished products. Consequently, the Company believes that the electronic manufacturing service providers that are included within the EMS Index are more representative of the industry in which the Company competes. The Company also believes that industry analysts use groups of companies substantially similar to those included in the Company's EMS Index when analyzing the performance of the Company and its competitors. In addition to the Company, the EMS Index includes the following issuers: Benchmark Electronics, Inc., DII Group, Inc., IEC Electronics Corp., Jabil Circuit, Inc., Plexus Corp., Sanmina Corporation, SCI Systems, Inc. and Solectron Corporation. Altron Incorporated had been included in the Company's EMS index in the past, but was eliminated after it was acquired by Sanmina Corporation.

                             [GRAPH APPEARS HERE]

NAME               3/3/94  12/30/94 12/29/95 12/31/96 2/31/97  12/31/98 2/31/99
----
Nasdaq Composite
 Index                100     95.84   134.10   164.55  200.15    279.47  518.66

Electronic
 Manufacturing        100     76.40    95.50   119.10  215.01    309.82  419.92
 Service Index

EFTC Corporation      100    101.67    53.33    61.67  216.67     67.50   24.17

                                                                     EXHIBIT 5.2
                                                                     -----------

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. IT MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT AND SUCH LAWS OR UNLESS SUCH TRANSFER IS MADE PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.


                               EFTC CORPORATION

                                                                   July 14, 2000

                                  ALLONGE TO
                     SENIOR SUBORDINATED EXCHANGEABLE NOTE
                               DUE JUNE 30, 2006



          REFERENCE IS MADE to that certain Senior Subordinated Exchangeable Note due June 30, 2006, dated March 30, 2000 (the "Note"), and in the original principal amount of $54,000,000, issued by EFTC CORPORATION, a Colorado corporation (the "Company"), to THAYER-BLUM FUNDING, L.L.C., a Delaware limited liability company ("Holder"), or its registered successors or assigns.

          NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Company and Holder hereby agree as follows:

1.  The Note is hereby amended as follows, effective on the date hereof:

    (a)   Section 2 of the Note is amended to read in its entirety as follows:

          2.  Exchange.
              --------

                   Upon the consummation of a Successful Tender Offer (as defined in the Purchase Agreement), the Notes shall automatically be exchanged for and replaced by 8.875% Senior Subordinated Convertible Notes due June 30, 2006 ("Convertible Notes") substantially in the form attached as Exhibit A to the Allonge to the Notes, dated July 14, 2000, in an aggregate principal amount equal to the aggregate principal amount of Notes then outstanding, plus accrued interest.

    (b) Section 7(i) of the Note is amended to read in its entirety as follows:

              (i)  Limitation on Additional Indebtedness.  The Company will not,
                   -------------------------------------
          and will not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than (A) the Indebtedness represented by the Notes,
          (B) Senior Debt, (C) the Indebtedness represented by the Promissory Note dated March 30, 2000 payable to the Monfort Family Limited Partnership in the principal amount of $3,000,000 (D) other Indebtedness in aggregate principal amount of no greater than $5,000,000, and (E) the Indebtedness represented by that certain Senior Subordinated Exchangeable Note, due June 30, 2006, dated July 14, 2000, issued by the Company to THAYER-BLUM FUNDING, L.L.C., a Delaware limited liability company ("Holder"), in an original principal amount of $14,000,000.

2. Except as otherwise expressly provided herein, the Note shall remain in full force and effect as originally issued.

3. Holder represents and warrants that it is the sole holder of the Note as of the date hereof, and covenants and agrees to firmly affix an original counterpart of this Allonge to the Note, whereupon it shall become a part thereof.]

4. This Allonge may be executed in any number of counterparts, all of which shall be considered one and the same agreement and instrument.

          IN WITNESS WHEREOF, the undersigned have caused this Allonge to be executed, delivered and affixed to the Note as and for an allonge thereto, all on and as of the day and year first above written.

                                        EFTC CORPORATION



                                        By: /s/ Jack Calderon
                                           --------------------------
                                            Jack Calderon
                                            Chairman


                                        THAYER-BLUM FUNDING, L.L.C.



                                        By: /s/ Jeffrey Goettman
                                           --------------------------
                                            Jeffrey Goettman
                                            Manager

                                                                       EXHIBIT A
                                                                      TO ALLONGE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. IT MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT AND SUCH LAWS OR UNLESS SUCH TRANSFER IS MADE PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.


                               EFTC CORPORATION

                                                                _______ __, 2000

                     SENIOR SUBORDINATED CONVERTIBLE NOTE
                               DUE JUNE 30, 2006

No:  0001                                                   U.S. $______________

     EFTC CORPORATION, a Colorado corporation (the "Company"), for value received, promises to pay to the order of THAYER-BLUM FUNDING, L.L.C., a Delaware limited liability company ("Holder"), or its registered successors or assigns, on June 30, 2006 (or such earlier date as this Note shall become due and payable), the principal amount of $__________ (or such lesser or greater principal amount as is then unpaid) and to accrue interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount hereof (and on the principal balance of any Accrual Note (as defined in Section
9) issued pursuant to Section 1(b) below) at the rate of 8.875% per annum, compounded quarterly, commencing on the date hereof for this Note (and on the date of issuance for any Accrual Note). The principal and interest on this Note (and on any Accrual Note) is payable when due in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts by federal funds bank wire transfer. Certain capitalized terms shall have the meanings specified in Section 10 hereof. This
Note is issued in exchange for the Company's Senior Subordinated Exchangeable Note due June 30, 2006 (pursuant to Section 2) which was issued pursuant to that certain Securities Purchase Agreement, dated as of March 30, 2000, by and between the Company and Holder (the "Purchase Agreement").

1.  The Note.
    ---------

     Interest accruing from the date of issuance through _______ __, 2000, shall be added to the principal amount of this Note on _______ __, 2000, or, at the Company's option, shall be paid by the issuance of an Accrual Note. Thereafter, interest hereon (and on any Accrual Note) shall accrue in arrears on _________ __, _______ __, ______ __ and _______ __ of each year, commencing on _______ __,
2000 (each a "Payment Date"). All interest which has accrued as of any Payment Date shall be added to the principal amount of this Note unless the Company elects to issue an Accrual Note therefor. In the event that an Accrual Note is not actually issued and delivered for any accrued and unpaid interest on any Payment Date, an Accrual Note in the aggregate principal amount of such accrued and unpaid interest shall be deemed to have been issued to the Holder on such Payment Date, and the amount of such accrued and unpaid interest shall be added to the principal amount of this Note. Interest shall accrue on the unpaid principal balance of Notes until the principal amount of the Notes shall have been paid in full. The Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes.

2.  Mandatory Redemption.
    ---------------------
     (a) The Company will be obligated to redeem the Notes, at the option of Holder, in whole or in part, upon the occurrence of a Change of Control at the redemption price as set forth in this Section 2 (the "Redemption Price").

     (b) The Redemption Price shall be an amount equal to the sum of (i) 100% of the principal amount of the Notes, (ii) the accrued and unpaid interest to the Mandatory Redemption Date and (iii) an amount equal to the interest, if any, which would accrue on this Note from the Mandatory Redemption Date up to and including March 30, 2003.

3.  Redemption Procedures.
    ----------------------

     (a) Upon the occurrence of a Change of Control, the Company shall mail a notice of redemption to the Holders advising Holders of the occurrence of a Change of Control. Within 60 days of receipt of such notice from the Company, Holders, at their sole option, may elect to have the Company mandatorily redeem the Notes, in whole or in part, by a mailing a notice to the Company of such election. The notice shall: (i) identify the Notes to be redeemed; (ii) state the applicable Redemption Price; and (iii) state the Mandatory Redemption Date.

     (b) The redemption date shall be the date set forth as such in the relevant notice from Holders pursuant to Section 3(a) which shall be a date not earlier than the 5th day nor later than the 30th day following the mailing of such notice (the "Mandatory Redemption Date").

     (c) Once notice of redemption is given, Notes called for redemption become due and payable on the Mandatory Redemption Date at the Redemption Price. Interest on the Notes called for redemption shall cease to accrue on and after the Mandatory Redemption Date.

4.  Subordination.
    --------------

     (a)  Agreement to Subordinate.
          ------------------------

          The Company and Holders agree that the indebtedness evidenced by this
Note is subordinated in right of payment, to the extent and in the manner provided in this Section 4, to the prior payment in full, in cash, of all Senior Debt (as defined below), (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.

          A distribution may consist of cash, securities or other property, by set-off or otherwise.

     (b)  Liquidation; Dissolution; Bankruptcy.
          ------------------------------------

          Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities:

               (1) holders of Senior Debt shall be entitled to receive payment in full, in cash, of all obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before any Holder shall be entitled to receive any payment with respect to its Note (except that Holders may receive Permitted Junior Securities); and

               (2) until all obligations with respect to Senior Debt (as provided in subsection (1) above) are paid in full, in cash, any distribution to which Holders would be entitled but for this Section 4 shall be made to holders of Senior Debt (except that Holders may receive Permitted Junior Securities), as their interests may appear.

     (c)  Default on Senior Debt.
          ----------------------

          (i) The Company may not make any payment or distribution to any Holder in respect of obligations with respect to the Note and may not acquire from any Holder any loans for cash or property (other than Permitted Junior Securities) and no Holder may accept or retain any such payments until all principal and other obligations with respect to the Senior Debt have been paid in full, in cash, if:

               (A) a default in the payment of any principal or other obligations with respect to Senior Debt occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Senior Debt; or

               (B) a default, other than a payment default, on Senior Debt occurs and is continuing that permits holders of the Senior Debt to accelerate its maturity and the Company and the Holder Representative receives a notice of the default (a "Payment Blockage Notice"). If the Company and the Holder Representative receive from the Agent under the Credit Agreement any such Payment Blockage Notice, no subsequent Payment Blockage Notice shall be effective for purposes of this Section 4(c) unless and until at least 360 days shall have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Company shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such nonpayment default shall have been waived for a period of not less than 180 days or unless the holder of the Senior Debt was not aware of such default.

          The Company may and shall resume payments on and distributions in respect of the Notes and the Holder may receive and retain the same upon the earlier of:

          (1) the date upon which the default is cured or waived, or

          (2) in the case of a default referred to in Section 4(c)(ii) hereof, 179 days pass after notice is received if the maturity of such Senior Debt has not been accelerated,

if this Section 4 otherwise permits the payment or distribution at the time of such payment or distribution.

          (ii) No Holder may take any actions to enforce any of its available remedies upon the occurrence of a Default or an Event of Default, for a period of 90 days following the receipt by the Company and the Holder Representative of a notice from the Agent under the Credit Agreement any default with respect to the Senior Debt; provided, that such 90 day period shall immediately end in the event (x) of a Default under Section 6(a)(i)(G) or (H), (y) the Senior Debt is accelerated in accordance with its terms, or (z) the holders of the Senior Debt act to enforce their available remedies upon the occurrence of a default on the Senior Debt.

     (d)  Acceleration of Securities.
          --------------------------

          If the Note is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Debt of the acceleration.

     (e)  When Distribution Must Be Paid Over.
          -----------------------------------

          In the event that Holder receives any payment of any obligations with respect to the Note at a time when such payment is prohibited by Section 4(c) hereof, such payment shall be held by the Holder in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt under the Senior Debt Documents pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such obligations in full, in cash, in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

     (f)  Notice by Company.
          -----------------

          The Company shall promptly notify the Holders of any facts known to the Company that would cause a payment of any obligations with respect to the Note to violate this Section 4, but failure to give such notice shall not affect the subordination of the Note to the Senior Debt as provided in this Section 4.

     (g)  Subrogation.
          -----------

          After all Senior Debt is paid in full, in cash, and until the Note is paid in full, the Holders shall be subrogated (equally and ratably with all other indebtedness pari passu with the Note) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt and all other rights, claims and collateral security of the holders of Senior Debt to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Debt. A distribution made under this Section 4 to holders of Senior Debt that otherwise would have been made to the Holders is not, as between the Company, on one hand, and the Holder, on the other hand, a payment by the Company on Senior Debt.

     (h)  Relative Rights.
          ---------------
          This Section 4 defines the relative rights of the Holders and holders of Senior Debt. Nothing in this Note shall:

          (a) impair, as between the Company, on one hand, and the Holders, on the other hand, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Note in accordance with its terms;

          (b) affect the relative rights of the Holders and creditors of the Company other than their rights in relation to holders of Senior Debt; or

          (c) prevent any lender from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Debt to receive distributions and payments otherwise payable to the lenders, and except as set forth in Section 4(c)(ii) above.

          If the Company fails because of this Section 4 to pay principal of or interest on the Note on the Payment Date, the failure is still a Default or Event of Default.

     (i)  Subordination May Not Be Impaired by the Company.
          ------------------------------------------------

          No right of any holder of Senior Debt to enforce the subordination of the indebtedness evidenced by any loans shall be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or Holders to comply with the terms of this Note.

     (j)  Distribution or Notice to Representative.
          ----------------------------------------

          Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their representative.

          Upon any payment or distribution of assets of the Company referred to in this Section 4 the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such representative or of the liquidating trustee or agent or other Person making any distribution to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 4.

     (k)  Authorization to Effect Subordination.
          -------------------------------------

          The Holders authorize and direct the Company to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Section 4.

     (l)  Amendments.
          ----------

          The provisions of this Section 4 shall not be amended or modified without the written consent of the holders of all Senior Debt.

5.  Covenants.
    ----------

          The Company covenants and agrees that so long as this Note shall be outstanding:

     (a) Payment of Notes; Satisfaction of Obligations.
         ---------------------------------------------

          (i) The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes.

          (ii) If there has occurred and is continuing any Event of Default, defined below, under Sections 6(a)(i)(A) or 6(a)(i)(B) hereof, then to the extent lawful, the Company shall pay interest (including interest accruing after the commencement of any proceeding under any Bankruptcy Law) on all unpaid amounts outstanding under the Notes (including overdue installments of principal or interest) at the Default Rate, compounded quarterly.

               (iii) Subject to performance by all other parties thereto of their respective obligations thereunder, the Company shall satisfy in all material respects all of its obligations under the Transaction Documents.

     (b)  Commission Reports, Financial Reports.  The Company shall deliver to
          -------------------------------------
the holders within 15 days after it files them with the Commission copies of any annual reports and any information, documents and other reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

     (c)  Compliance Certificate.  The Company shall deliver to the Holders,
          ----------------------
within 45 days after the end of each fiscal quarter and within 90 days after the end of each fiscal year of the Company an Officers' Certificate stating that a review of the activities of the Company and its subsidiaries during the preceding fiscal quarter or fiscal year has been made with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to each such officer signing such certificate, that to his knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he may have knowledge) and that to his knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes in accordance with their terms are prohibited or if such event has occurred, a description of the event. So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the Officers' Certificate accompanying the fiscal year end financial statements delivered pursuant to this
Section 5 shall be accompanied by a written statement of independent public accountants (which shall be one of the "Big Five" accounting firms) that in making the examination necessary for certification of such financial statements nothing has come to their attention which would lead them to believe that the Company has violated any provisions of this Note or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation. The Company will deliver to the Holders, forthwith upon becoming aware of (i) any Default or Event of Default or (ii) any event of default under any other loan agreement, mortgage, indenture or instrument referred to in Section 4, an Officers' Certificate specifying in reasonable detail such Default, Event of Default or default and the nature of any remedial or corrective action the Company proposes to take with respect thereto.

     (d)  Stay, Extension and Usury Laws.  The Company covenants and agrees (to
          ------------------------------
the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter enforced, that may affect the covenants or the performance of its obligations under this Note; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law has been enacted.

     (e)  Limitation on Restricted Payments.  The Company shall not, directly or
          ---------------------------------
indirectly:

               (i) declare or pay any dividend on, or make any distribution to the holders (as such) in respect of, any shares of its capital stock, other than dividends on the Preferred Stock in accordance with the terms thereof.

               (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Company or any subsidiary of the Company (other than any such Equity Interest of a directly or indirectly wholly-owned subsidiary of the Company) or other Affiliate of the Company;

               (iii) permit any subsidiary of the Company to declare or pay any dividend on, or make any distribution to the holders (as such) in respect of, any shares of its capital stock except to the Company or another directly or indirectly wholly-owned subsidiary of the Company; or

               (iv) permit any subsidiary of the Company to purchase, redeem or otherwise retire for value any Equity Interests of it, the Company or any Affiliate of the Company (other than any such Equity Interests owned by the Company or any other directly or indirectly wholly owned subsidiary of the Company) .

     (f)  Corporate Existence.  The Company will do or cause to be done all
          -------------------
things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each of its subsidiaries in accordance with the respective organizational documents of each of them and the corporate rights (charter and statutory), licenses and franchises of the Company and its subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or corporate existence, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its subsidiaries taken as a whole and that the loss thereof will not cause a Material Adverse Effect.

     (g)  Taxes.  The Company shall, and shall cause its subsidiaries to, pay
          -----
prior to delinquency all material taxes, assessments and governmental levies except as contested in good faith and by appropriate proceedings.

     (h)  Investment Company Act; United States Real Property Holding
          -----------------------------------------------------------
          Corporation.
          -----------
Neither the Company nor any of its subsidiaries shall become an investment company subject to registration under the Investment Company Act of 1940, as amended. Neither the Company nor any of its subsidiaries shall become a United States real property holding corporation as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended.

     (i)  Limitation on Additional Indebtedness.  The Company will not, and will
          -------------------------------------
not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than (A) the Indebtedness represented by the Notes, (B) Senior Debt, (C) Indebtedness represented by a Promissory Note dated March 30, 2000 payable to the Monfort Family Limited Partnership I in the principal amount of $3,000,000, and (D) other Indebtedness in aggregate principal amount of no greater than $5,000,000 .

     (j)  Limitation on Transactions With Affiliates.
          ------------------------------------------

               (i) Neither the Company nor any of its subsidiaries shall sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of the Company (but specifically excluding for these purposes Holders and their respective Affiliates) (an "Affiliate Transaction"), except on terms that are no less favorable to the Company or the relevant subsidiary than those that could have been obtained in a comparable transaction by the Company or such subsidiary from an unrelated person; provided, however, that the Company and its wholly-owned subsidiaries may engage in any sale, lease, transfer, or other disposition of property among themselves and may enter into any contract, agreement, understanding, loan, advance or guarantee among themselves.

               (ii) In addition, neither the Company nor any subsidiary may enter into an Affiliate Transaction or series of related Affiliate Transactions involving or having a potential value of more than $1,000,000 unless such transaction has been approved by the holders of at least a majority in principal amount of the Notes, such approval not to be unreasonably withheld; provided, however, that the Company and its wholly-owned subsidiaries may engage in any sale, lease, transfer, or other disposition of property among themselves and may enter into any contract, agreement, understanding, loan, advance or guarantee among themselves.

     (k)  Restrictions on Liens.  The Company will not itself, and will not
          ---------------------
permit any subsidiary, to create or suffer to exist any Liens upon any assets of the Company or any subsidiary or any shares of capital stock of any subsidiary, in either case now owned or hereafter acquired; provided, however, that this
Section 5(k) shall not prohibit the creation or continuing existence of any Permitted Liens.

     (l)  Sale of Assets.
          --------------

               (i) Neither the Company nor any of its subsidiaries shall, without the consent of the holders of at least a majority in principal amount of the Notes, sell, lease, convey or otherwise dispose (whether in one transaction or a series of transactions) of any assets (including capital stock of any subsidiaries), other than sales of inventory in the ordinary course of business (an "Asset Sale"), if the aggregate net proceeds of all Asset Sales during any fiscal year exceed $2,000,000; excluding payments under the GECC Payment Agreement.

               (ii) Neither the Company nor any of its subsidiaries shall, without the consent of the holders of at least a majority in principal amount of the Notes, enter into any Asset Sale if the consideration paid is less than an amount equal to the fair market value of such asset; provided, however, that assets with a fair market value of not greater than $2,000,000 in the aggregate may be sold during any fiscal year without regard to the foregoing requirement if the amount of consideration received for such assets is promptly applied to the purchase of comparable assets.

               (iii) At least 90% of the consideration for each Asset Sale received by the Company or such subsidiary shall be in the form of cash; provided, however, that the amount of (A) any liabilities (as shown on the Company's or such subsidiary's most recent balance sheet or in the notes thereto) of the Company or any subsidiary that are assumed by the transferee of any such assets or stock sold, leased, conveyed or disposed of and (B) any notes or other obligations received by the Company or any subsidiary from such transferee that are immediately converted by the Company or such subsidiary into cash, shall be deemed to be cash for purposes of this Section 5(l)(iii).

     (m)  Ownership of Subsidiaries.  Except as permitted by Section 5(l) above,
          -------------------------
the Company shall maintain (along with one or more subsidiaries in the case of an indirect subsidiary) good and valid title to those Equity Interests of each of its subsidiaries owned by it, free and clear of any Lien other than Permitted Liens. Notwithstanding the provisions of Section 5(l) above, neither the Company nor any subsidiary shall dispose of the capital stock of any subsidiary, if, after giving effect to such disposition, the Company would own less than a majority of the outstanding economic and voting interests in such subsidiary or former subsidiary.

     (n)  Limitation on Dividend and Other Payment Restrictions Affecting
          ---------------------------------------------------------------
Subsidiaries.  Except as otherwise provided for herein or in the Senior
------------
Debt Documents, the Company will not, and will not permit any subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any subsidiary of the Company to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in, or measured by, its profits owned by, or pay any Indebtedness owed to, the Company or a subsidiary of the Company, (b) make loans or advances to the Company or a subsidiary of the Company or (c) transfer any of its properties or assets to the Company or to any subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions, with respect to a subsidiary of the Company that is not a subsidiary of the Company on the date hereof, in existence at the time such Person becomes a subsidiary of the Company; or (ii) any restrictions existing under any agreement that refinances or replaces the agreements containing the restrictions in clause (i); provided that the terms and conditions of any such restrictions are no less favorable to the Holders than those under or pursuant to the agreement evidencing the Indebtedness refinanced. Nothing contained in this Section 5(n) shall prevent the Company or any of its subsidiaries from entering into any agreement permitting or providing for the incurrence of Liens otherwise permitted by
Section 5(k).

     (o)  Compliance with Laws.  The Company will, and will cause its
          --------------------
subsidiaries to, comply with all Federal, state, local or foreign statutes, ordinances, governmental rules and regulations, judgments, orders and decrees to which any of them is subject, and obtain and keep in effect all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of their respective properties or the conduct of their respective businesses, except to the extent that the failure to so comply or obtain and keep in effect would not have a Material Adverse Effect .

     (p)  When Company May Merge, Etc.
          ---------------------------

               (i) The Company will not merge with or into, or sell, convey, or transfer, or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into the Company, unless:

                      (A) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired such property and assets of the Company shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by amendments to this Note, executed and delivered to Holder, all of the obligations of the Company, on this Note;

                      (B) immediately after giving effect, on a pro forma basis, to such transaction, no Default or Event of Default shall have occurred and be continuing; and

                      (C) the Company will have delivered to the Holders of a majority in principal amount of the Notes an Officers' Certificate and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

               (ii) Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company, in accordance with Section 5(p)(i), the successor Person formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, be substituted for, and may exercise every right and power of the Company under this Note with the same effect as if such successor Person had been named therein as the Company and the Company shall be released from the obligations under this Note.

     (q)  Office or Agency.  The Company will maintain an office or agency in
          ----------------
metropolitan Denver, Colorado (or in any future principal place of business of the Company with respect to which the Holders have been notified pursuant to
Section 9.1 of the Purchase Agreement) where notices, presentations and demands to or upon the Company in respect of this Note may be given or made.

     (r)  Directors.  The Company's Board of Directors shall at all times be
          ---------
composed of no more than 12 directors unless approved by Holders of a majority in principal amount of the Notes. The Holder shall have the right to nominate a number of persons for election as members of the Board of Directors of the Company such that the number nominated by Holder shall compose a majority of the total number of directors on the Board of Directors. The Company hereby agrees to call annual shareholders' meetings for the election of directors and to recommend that the Company's shareholders votes in favor of such director-nominees of the Holders at any such meeting called for election of directors; provided, that the Board of Directors of the Company shall not be required to recommend for shareholder vote any person whom the Board of Directors has reasonably concluded after due inquiry lacks the requisite moral fitness to sit on the Board of Directors. The Company agrees that the members of the Board of Directors nominated by the Holders shall be appointed to each committee of the Board of Directors, including, but not limited to, the compensation committee; provided, that both such persons need not be appointed to the audit committee if such appointments would cause a breach of the continued listing requirements for the Common Stock on the Nasdaq Stock Market.

     (s)  Approval of Significant Transactions.  The Company shall not engage in
          ------------------------------------
any Significant Transaction, without the prior written approval of the Holders of a majority in principal amount of the Notes. For purposes of this Section 7(s), a "Significant Transaction" means (i) one or a series of related transactions, in which the Company obtains debt financing (excluding the Senior
Debt) in an aggregate amount in excess of $1,000,000, (ii) any Material Acquisition or Material Disposition, or (iii) any adoption of, or amendment to, any Incentive Compensation Plan. A "Material Acquisition" means any acquisition (directly or indirectly) (whether by merger, purchase of securities, purchase of assets or otherwise) by the Company or any subsidiary of the Company, involving aggregate consideration with a value of $2,000,000 or more; provided, that a
                                                            --------
Material Acquisition shall not include capital expenditures made in the ordinary course of business. A "Material Disposition" means any sale, transfer or other disposition of assets of the Company (whether by merger, sale of stock, sale of assets or otherwise) or its subsidiaries which assets either (A) have a fair market value of $2,000,000 or more, or (B) represent more than 5% of the lesser of net book value or fair market value of the tangible assets of the Company on a consolidated basis. An "Incentive Compensation Plan" means any arrangement, policy or plan of the Company providing for deferred compensation, profit-sharing bonuses, stock appreciation rights, stock purchases or other forms of incentive compensation to any director, employee, former employee, consultant, advisor or agent of the Company which by its terms results, or but for deferral would result, in cash payments by the Company to such person.

     (t)  Certain Payments.  The Company shall comply with the requirements of
          ----------------
the Foreign Corrupt Practices Act and neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company shall directly or indirectly (i) make any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any governmental official, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business,
(B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary of the Company, (ii) make any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services, in violation of any law, or (iii) establish or maintain any fund or asset that is not recorded in the books and records of the Company.

6.  Defaults and Remedies.
    ----------------------
          (a)  Events of Default.
               -----------------

                    (i)  An "Event of Default" occurs if:

                         (A) the Company defaults in the payment of the principal of or accrued interest on any Note when the same becomes due and payable at maturity, upon redemption or otherwise;

                         (B) the Company fails to comply in any material respect with any of the agreements, covenants, or provisions of the Notes and the Default continues for the period and after the notice specified below;

                         (C)  [intentionally omitted];

                         (D) if any of the representations or warranties of the Company made in or in connection with this Note or the Purchase Agreement were untrue when made in any respect materially adverse to the Company and its subsidiaries taken as a whole;

                         (E) an event of default occurs under any loan agreement, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any subsidiary for borrowed money (or the payment of which is guaranteed by the Company or a subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, which default results in the acceleration of such Indebtedness prior to its expressed maturity and the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which is so accelerated and has not been paid, aggregates $500,000 or more;

                         (F) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any subsidiary of the Company and such remains undischarged for a period (during which execution shall not be effectively stayed) of 30 days, provided that the aggregate of all such judgments exceeds $1,000,000;

                         (G) The Company or any subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                              (1)  commences a voluntary case,

                              (2) consents to the entry of an order for relief against it in an involuntary case,

                              (3) consents to the appointment of a Custodian of it or for all or substantially all of its property,

                              (4) makes a general assignment for the benefit of its creditors, or

                              (5) generally is unable to pay its debts as the same become due; or

                         (H) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                              (1) is for relief against the Company or any of its subsidiaries in an involuntary case,

                              (2) appoints a Custodian of the Company or any of its subsidiaries or for all or substantially all of its property, or

                              (3) orders the liquidation of the Company or any of its subsidiaries, and the order or decree remains unstayed and in effect for 60 days.

               (ii) The term "Bankruptcy Law" means title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

               (iii) A Default under clause (B) or (C) (other than a Default under Section 5(e), (i), (l), (m), or (n), which Default shall be an Event of Default without the notice or passage of time specified in this paragraph), (E) (other than a Default resulting from the acceleration of any indebtedness described therein, which Default shall be an Event of Default without the notice or passage of time specified in this paragraph) or (F) is not an Event of Default until the holders of at least a majority in aggregate principal amount of the then outstanding Notes notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

          (b)  Acceleration of Notes.
               ---------------------

                    If an Event of Default (other than an Event of Default specified in clauses (G) and (H) of Section 6(a)(i)) occurs and is continuing, the holders of at least a majority in aggregate principal amount of the then outstanding Notes, by notice to the Company, may declare the unpaid principal of and any accrued interest on all the Notes to be due and payable. Immediately upon such declaration, the principal and interest shall be due and payable. If an Event of Default specified in clause (G) or (H) of Section 6(a)(i) occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any holder. The holders of at least a majority in principal amount of the then outstanding Notes by notice to the Company may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

          (c)  Other Remedies.
               --------------

                    (i) If an Event of Default occurs and is continuing, holders of the Notes may pursue any available remedy to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes.


                    (ii) A delay or omission by any holder of any Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.


          (d)  Waiver of Past Defaults.
               -----------------------

                    The holders of at least a majority in principal amount of the then outstanding Notes by notice to the Company may waive an existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of or interest on any Notes.


          (e)  Rights of Holder to Receive Payment.
               -----------------------------------

                    Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of principal and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holder.

          (f)  Undertaking for Costs.
               ---------------------

                    In any suit for the enforcement of any right or remedy under this Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

7.  Modification of Notes.
    ----------------------

                    The Notes may be modified, and any of the terms thereof waived, or any consent or approval required thereunder given, without prior notice to any Holder but with the written consent of the Holder of a majority in principal amount of the Notes then outstanding. Subject to the provisions of the Purchase Agreement, the Holders of a majority in principal amount of the Notes then outstanding may waive compliance by the Company with any provision of the Notes without prior notice to any Holder. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (a) alter the amount of Notes whose Holders must consent to an amendment, supplement or waiver, (b) alter the rate or the time for payment of interest on any Note, (c) alter the principal or the maturity of any Note or alter the redemption or prepayment provisions with respect thereto or (d) make any Note payable in money or property other than as stated in the Notes.

8.  Conversion.
    -----------

          (a)  Conversion Privilege. The Holder of this Note may convert it into
               --------------------
Common Stock at any time. The number of shares issuable upon conversion of a
Note is determined as follows: Divide the principal amount to be converted by the conversion price in effect on the conversion date. Round the result upwards to the nearest 1/100th of a share. The initial conversion price, as of the Original Issue Date, is $2.58 per share. The conversion price is subject to adjustment as set forth herein. The Holder may convert all or any portion of this Note at any time or from time to time. Provisions of this Note that apply to conversion of all of the Note also apply to conversion of a portion of it.

          (b)  Automatic Conversion. The Notes shall automatically be converted
               ---------------------
into shares of Common Stock upon a Trading Price Conversion Event in an amount equal to the principal amount of the Notes, plus the accrued and unpaid interest to the Conversion Date divided by the then current conversion price.

          (c)  Conversion Procedure.  To convert this Note the Holder must give
               --------------------
notice to the Company setting forth the amount of this Note which Holder is converting. The date on which the Holder gives such notice is the effective date of the conversion (the "Conversion Date"). As soon as practical, the Company shall deliver to Holder a certificate for the number of full shares of Common Stock issuable upon the conversion with any fractional share being rounded up to a full share. The person in whose name the certificate is registered shall be treated as a shareholder of record on and after the conversion date. No payment or adjustment will be made for accrued interest on a converted Note or portion thereof or dividends on any Common Stock issued. Upon a surrender of this Note if it is converted in part, the Company shall issue to the Holder a new Note equal in principal amount to the unconverted portion of the Note surrendered.

          (d)  Fractional Shares.  The Company will not issue a fractional share
               -----------------
of Common Stock upon conversion of a Note. Instead each fractional share will be rounded up to a full share.

          (e)  Taxes on Conversion. If a Holder of a Note converts it, the
               -------------------
Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than the Holder's name.

          (f)  Company to Provide Stock. The Company has reserved and shall
               ------------------------
continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Notes in full. All shares of Common Stock which may be issued upon conversion of the Notes shall be fully paid and non-assessable.

                    The Company will endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Notes and will endeavor to list such shares on each national securities exchange or inter-dealer securities quotation system on which the Common Stock is listed or quoted.

          (g)  Adjustment for Change in Capital Stock. If, on or after the
               --------------------------------------
Original Issue Date, the Company:

                    (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

                    (ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

                    (iii) combines its outstanding shares of Common Stock into a smaller number of shares;

                    (iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

          (v) issues by reclassification of its Common Stock any shares of its capital stock;

then the conversion privilege and the conversion price in effect immediately prior to such action shall be adjusted so that the Holder of a Note thereafter converted may receive the number of shares of capital stock of the Company which he would have owned immediately following such action if he had converted the
Note immediately prior to such action.

          The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

          If after an adjustment a Holder of a Note upon conversion of it may receive shares of two or more classes of capital stock of the Company, the Company shall determine the allocation of the adjusted conversion price between the classes of capital stock. After such allocation, the conversion privilege and the conversion price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section.

       (h)  When Adjustment May Be Deferred. No adjustment in the conversion
            -------------------------------
price need be made unless the adjustment would require an increase or decrease of at least 1% in the conversion price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

               All calculations under this Article shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

       (i)  When No Adjustment Required. No adjustment need be made for a
            ---------------------------
transaction referred to in Sections 8(g) if all Noteholders are entitled to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest. No adjustment need be made for a change in the par value or no par value of the Common Stock. To the extent the Notes become convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

       (j)  Notice of Adjustment.  Whenever the conversion price is adjusted,
            --------------------
the Company shall promptly mail to Noteholders a notice of the adjustment. Such notice shall be accompanied by a certificate from the Company's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it.

       (k)  Voluntary Reduction.  The Company from time to time may reduce the
            -------------------
conversion price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period, provided, that in no event may the conversion price be less than the par value of a share of Common Stock.

               Whenever the conversion price is reduced, the Company shall mail to Noteholders a notice of the reduction. The Company shall mail the notice at least 15 days before the date the reduced conversion price takes effect. The notice shall state the reduced conversion price and the period it will be in effect.

               A reduction of the conversion price does not change or adjust the conversion price otherwise in effect for purposes of Sections 8(g).

(l)  Notice of Certain Transactions.  If:
     ------------------------------


               (i) the Company takes any action that would require an adjustment in the conversion price pursuant to Sections 8(f) and if the Company does not let Noteholders participate pursuant to Section 8(i);

               (ii) there is a liquidation or dissolution of the Company,

the Company shall mail to Noteholders a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. The Company shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

       (m)  Reorganization of Company. If the Company is a party to a Change of
            -------------------------
Control, or a merger which reclassifies or changes its outstanding Common Stock, upon consummation of such transaction the Notes shall automatically become convertible into the kind and amount of securities, cash or other assets which the Holder of a Note would have owned immediately after the consolidation, merger, transfer or lease if the Holder had converted the Note immediately before the effective date of the transaction. Concurrently with the consummation of such transaction, the person obligated to issue securities or deliver cash or other assets upon conversion of the Notes shall executed an amended Note so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 8.

          If securities deliverable upon conversion of Notes, as provided above, are themselves convertible into the securities of an affiliate of the formed, surviving, transferee or lessee corporation, that issuer shall join in the amended Note which shall so provide.

          If this Section applies, Section 8(g) does not apply.

9.  Modification of Notes.
    ----------------------

          The Notes may be modified without prior notice to any Holder but with the written consent of the Company and the Holders of a majority in principal amount of the Notes then outstanding. The Holders of a majority in principal amount of the Notes then outstanding may waive compliance by the Company with any provision of the Notes, or give any consent or approval required or provided for under the terms of the Notes, without prior notice to any Holder. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (a) alter the amount of Notes whose Holders must consent to an amendment, supplement or waiver, (b) alter the rate or the time for payment of interest on any Note, (c) alter the principal or the maturity of any Note or alter the redemption or prepayment provisions with respect thereto or (d) make any Note payable in money or property other than as stated in the Notes.

10.  Definitions.
     ------------

          The terms defined in this Section 10 shall, for all purposes of this Note, have the meanings herein specified, unless the context otherwise requires.

          "Accrual Notes" means the Accrual Notes issued in respect of the Notes in lieu of cash interest, each such note requiring the accrual of interest in accordance with the terms of this Note (including the issuance of additional Accrual Notes in respect of such interest), commencing from the date of issuance of such note or from the date such note was deemed to have been issued, at the rate of 8.875% per annum, computed on the basis of a 360-day year of twelve 30-day months, for the actual number of days elapsed and containing terms substantially identical to this Note.

          "Affiliate" means with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Without limiting the foregoing, all directors and executive officers of a Person that is a corporation, all managing members of a Person that is a limited liability company, and all general partners of a partnership, shall be deemed Affiliates of such Person for all purposes hereunder.

          "Change of Control" shall be deemed to have occurred if, at any time,
(i) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than the Holders and each of their respective Affiliates, in the aggregate, becomes the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 33% or more of the outstanding shares of Common Stock of the Company or has the ability to cause 25% or more of the Board of Directors to be composed of its nominees, (ii) the directors elected or appointed to the Company's Board of Directors who were designees of the Holders cease for any reason to constitute at least a majority of the Company's Board of Directors and the Holders do not have the ability to designate their replacements or (iii) the shareholders of the Company approve, or there is consummated without stockholder approval, a merger or consolidation of the Company with any other entity in which the shareholders of the Company prior to such transaction hold voting securities of the surviving entity representing 50% or less of the total votes outstanding, a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or any substantial portion of the Company's assets or a major division or subsidiary of the Company.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock" means the common stock, par value $.01 per share, of the Company.

          "Company" means EFTC Corporation, a Colorado corporation.

          "Conversion Date" has the meaning set forth in Section 8(c).

          "Credit Agreement" means the Loan and Security Agreement, dated as of March 30, 2000, by and among the Financial Institutions named therein, Bank of America, N.A., as Agent, and the Company together with any amendment, modification or replacement thereof.

          "Default" means any event which is, or after notice or passage of time would be, an Event of Default.

          "Default Rate" is 10.875% per annum.

          "Equity Interest" means any capital stock or warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible into, or exchangeable for, capital stock).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Event of Default" shall have the meaning provided in Section 6.

          "GAAP" means United States generally accepted accounting principles, in effect from time to time, consistently applied.

          "GECC Payment Agreement" means that certain Agreement dated December 5, 1997, between General Electric Capital Corporation and the Company, regarding the GE Capital Accelerated Payment Program.

          "High Trading Price Conversion Event" shall be deemed to occur if (a) the Company at the time is maintaining the listing of its Common Stock on the Nasdaq Stock Market, (b) the Company is in full compliance with all covenants under the Senior Debt, and (c) the Common Stock has a Trading Price at or above $7.50 per share for 45 consecutive trading days.

          "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Company's books, and any permitted transferee thereof.

          "Holder Representative" means the person designated as such by the Holders of a majority in principal amount of the Notes, with notice thereof provided in writing to the Agent under the Credit Agreement.

          "Indebtedness" means, as to any Person: (a) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person representing the balance of deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations of such Persons under operating leases in excess of $15,000,000, (h) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clauses (f) and (g)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (i) all Indebtedness of any other Person referred to in clauses (a) through (g) above, guaranteed, directly or indirectly, by that Person.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest of any kind or nature whatsoever (excluding preferred stock or equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

          "Low Trading Price Conversion Event" shall be deemed to occur if, on or after the third anniversary of the Original Issue Date, (a) the Company at the time is maintaining the listing of its Common Stock on the Nasdaq Stock Market, (b) the Company is in full compliance with all covenants under the Senior Debt, and (c) the Common Stock has a Trading Price at or above $4.25 per share for 45 consecutive trading days.

          "Mandatory Redemption Date" has the meaning set forth in Section 3(b).

          "Material Adverse Effect" means any material adverse change in the assets, business or financial condition of the Company.

          "Notes" shall mean this Note as defined in Section 1 together with all Accrual Notes issued in connection thereto.

          "Officers' Certificate" means a certificate signed by any two officers of the Company, one of whom must be the chief executive officer, the chief financial officer or chief accounting officer of the Company.

          "Original Issue Date" means March 30, 2000.

          "Permitted Junior Securities" means equity interests in the Company.

          "Permitted Liens" means (i) Liens for taxes, governmental charges or levies which (a) are not yet due and payable, or (b) are being diligently contested in good faith by appropriate proceedings; provided, that for any such taxes being diligently contested in good faith, the Company has set aside adequate reserves, (ii) Liens imposed by law, such as mechanic's, materialman's, landlord's, warehouseman's and carrier's liens, securing obligations incurred in the ordinary course of business which are not yet overdue or which are being diligently contested in good faith by appropriate proceeding and, with respect to such obligations which are being contested, for which the Company has set aside adequate reserves, (iii) Liens securing Senior Debt (iv) Liens which (x) secure obligations of less than $15,000,000 in the aggregate and (y) do not, individually or in the aggregate, interfere with the use and enjoyment of the property subject thereto and (v) Liens created in favor of General Electric Capital Corporation pursuant to the GECC Payment Agreement.

          "Person" means any individual, partnership, corporation, trust, unincorporated organization or government or agency or political subdivision thereof.

          "Preferred Stock" means the Series B Convertible Preferred Stock, par value $.01 per share, of the Company.

          "Purchase Agreement" shall have the meaning provided in the preamble hereto.

           The "principal" of a debt security means the principal of the security plus, when appropriate, the premium (if any) payable on the security.

          "Redemption Price" has the meaning set forth in Section 2(a).

          "Senior Debt" means (i) all indebtedness outstanding at any time under the Credit Agreement, and all hedging obligations and bank products with respect thereto, (ii) any replacement or refinancing of the Credit Agreement which provides for borrowings by the Company up to $55,000,000 in aggregate principal amount and (iii) all obligations with respect to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (x) any indebtedness of the Company to any of its subsidiaries or other affiliates, or (y) any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby).

          "Senior Debt Documents" means the Credit Agreement and any comparable documents governing other senior debt, if any.

          "Transaction Documents" means collectively, the Purchase Agreement, the Exchangeable Notes, the Convertible Notes and the Warrants.

          "Trading Price" means, on any day, the average of the high and low reported sales prices regular way of a share of Common Stock on such day (if such day is a trading day, and if such day is not a trading day, on the trading day immediately preceding such trading day) on the Nasdaq Stock Market.

          "Trading Price Conversion Event" means a High Trading Price Conversion Event or a Low Trading Price Conversion Event.

11.  Non-Waiver.
     ----------

          No course of dealing between the Company and the Holder of this Note or any delay or failure on the part of the Holder hereof in exercising any rights hereunder shall operate as a waiver of any rights of any Holder hereof, except to the extent expressly waived in writing by the Holder hereof.

12.  Governing Law.
     -------------

          This Note shall be construed in accordance with and governed by the internal laws of the State of New York.

13.  Successors and Assigns.
     -----------------------

          All of the covenants, promises and agreements in this Note shall bind the Company's successors and assigns, whether so expressed or not.

14.  Severability.
     -------------

          If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provision or provisions held invalid, illegal or unenforceable shall substantially impair the remaining provisions hereof.

15.  Headings.
     ---------

          The headings of the sections and paragraphs of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

  IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by a duly authorized officer and to be dated as of the day and year first above written.

                              EFTC CORPORATION



                              By:____________________________________
                                 Name:_______________________________
                                 Title:______________________________

                                ASSIGNMENT FORM

                To assign this Note, fill in the form below:


(I) or (we) assign and transfer this Note to

________________________________________________________________________________
        (Insert assignee's social security or tax identification number)

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
             (Print or type assignee's name, address and zip code)


and irrevocably appoint ______________________________________________________
_______________________________________ agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.



Date:  _____________     Your Signature:________________________________________

                         (Sign exactly as your name appears on the front of
                          this Note)

Signature Guarantee:

                                                                     EXHIBIT 7.2
                                                                     -----------
                        FIRST AMENDMENT TO THE WARRANT

       TO PURCHASE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF

        EFTC CORPORATION DATED AS OF MARCH 30, 2000 BY AND BETWEEN THE

                            HOLDER AND THE COMPANY


          THIS FIRST AMENDMENT TO THE WARRANT TO PURCHASE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF EFTC CORPORATION DATED MARCH 30, 2000 (this "Amendment") is effective as of July 12, 2000.

                            Preliminary Statement:

          The Warrant to purchase shares of common stock, par value $.01 per share, of EFTC Corporation (the "Warrant") was issued by the Company to Thayer-BLUM Funding, L.L.C. ("the Holder") on March 30, 2000. The parties agree to amend the Warrant and hereby modify certain terms as set out below.

          Section 7.2 of the Warrant permits the parties to amend the Warrant if given in writing and signed by the Company and the Holder.

          NOW, THEREFORE, in consideration of the above premises, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree that the Warrant be amended as follows:

     1.   Defined Terms.
          -------------

     Terms used with initial capital letters herein which are not otherwise defined in this Amendment shall have the meanings given to them in the Warrant.

     2.   Amendments to the Warrant.
          -------------------------

          (a)  Article 1 is amended as follows:

          Delete the date "September 1, 2000" in the first sentence of the definition of "Exercise Period" and replace it with the date "September 30, 2000."

          Add the following definition immediately after the definition of "This Warrant":

               "Trading Price" means, on any day, the average of the high and low reported sales prices of a share of Common Stock on such day (if such day is a trading day, and if such day is not a trading day, on the trading day immediately preceding such trading day) on the Nasdaq Stock Market."

          (b)  Article 7 is amended as follows:

          Delete the date "September 1, 2000" in the last sentence of Section
7.5 and replace it with the date "September 30, 2000."

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment or caused this Amendment to be executed and delivered by their authorized representatives as of the date first above written.


                            EFTC CORPORATION



                            By: /s/ Jack Calderon
                               ------------------------
                                 Jack Calderon
                                 Chairman


                            THAYER-BLUM FUNDING, L.L.C.



                            By: /s/ Jeffrey Goettman
                               -------------------------
                                 Jeffrey Goettman
                                 Manager

                                                                       EXHIBIT 8
                                                                       ---------

          THIS VOTING AGREEMENT (the "Voting Agreement"), is made and entered
                                      ----------------
into as of March 29, 2000 between those holders of the shares of outstanding common stock, $.01 par value per share ("Common Stock"), of the Company (as
                                         ------------
defined below) set forth on the signature page hereof (each, a "Shareholder" and, collectively, the "Shareholders") and Thayer-BLUM Funding, L.L.C., a Delaware limited liability company (the "Purchaser").
                                         ---------

                                    RECITALS

     A. Concurrently with the execution of this Voting Agreement, pursuant to a Securities Purchase Agreement, dated as of March 30, 2000 (the "Purchase
                                                                --------
Agreement"), by and between EFTC Corporation, a Colorado corporation (the
---------
"Company"), and the Purchaser, the parties thereto agreed to a series of
 -------
transactions, including the issuance and sale to Purchaser of $46,000,000 in aggregate principle amount of 15% Senior Subordinated Exchangeable Notes due 2006 ("Exchangeable Notes") and warrants to purchase shares of Common Stock (the
       ------------------
"Warrants") in an amount equal to 19.9% of the outstanding Common Stock (the
 --------
purchase and sale of the Exchangeable Notes and Warrants being referred to as the "Initial Investment").
     ------------------

     B. Pursuant to the terms of the Purchase Agreement, Purchaser intends to engage in a tender offer for shares of Common Stock (the "Tender Offer" and
                                                          ------------
together with the Initial Investment, the "Transactions"). The consummation of
                                           ------------
the Transactions requires the approval of the Company's shareholders ("Shareholder Approval")
  --------------------

     C. The Board of Directors has, prior to the execution of this Voting Agreement, duly and validly approved and adopted the Purchase Agreement, and has resolved and agreed to call a special meeting of shareholders (the "Special
                                                                    -------
Meeting") for such purpose and to recommend a vote approving the issuance of
-------
shares of Common Stock related to the Transactions and such approval, adoption and recommendation has not been withdrawn.

     D. Each of the Shareholders is the beneficial owner of the number of shares of Common Stock set forth opposite such Shareholder's name on Schedule I hereto.

     E. Upon gaining Shareholder Approval, the Tender Offer will be completed, the Exchangeable Notes will be exchanged for the Company's 8.625% Senior Subordinated Convertible Notes ("Convertible Notes"), and any unexercised
                                 -----------------
Warrants will be cancelled.

     F. As an additional inducement to the Purchaser to enter into the Transaction, each of the Shareholders have agreed to vote in favor of the Transaction on the terms set forth below.

                                   AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

          1.  Voting of Shares. Each of the Shareholders covenants and agrees
              ----------------
with each other Shareholder and the Purchaser, to be present at or otherwise cause its Shares to be counted as present for purposes of a quorum and to vote, by proxy or in person, such number of Shares that may be voted by such Shareholder in favor of the Transaction at any meeting (whether the Special Meeting or otherwise and whether or not adjourned or postponed). The Shareholder agrees, during the period commencing on the date hereof and ending on the earlier of the Shareholder Approval and the termination of this Agreement, not to, and not to permit any of its wholly-owned affiliates to, vote or execute any written consent in lieu of a shareholders meeting or vote of the Company, if such consent or vote by the Shareholders would be inconsistent with or frustrate the purposes or terms of this Voting Agreement or the Purchase Agreement.

          In furtherance and not in limitation of the foregoing, each of the Shareholders hereby grants to, and appoints, each of Jeffrey Goettman and John Walker, individually, its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote the Shares as indicated in this Voting Agreement. The Shareholder intends this proxy to be irrevocable until the termination of this Agreement and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.

          Each of the Shareholders hereby revokes any and all previous proxies with respect to its Shares or any other voting securities of the Company that may relate to the voting of its Shares in accordance with the provisions of this
Section 1.

          The term "Shares" as used herein shall mean any and all shares of the
                    ------
capital stock of the Company (including Common Stock) which carry voting rights (including any voting rights which arise by reason of default) now owned or subsequently acquired by a Shareholder through purchase, gift, stock splits, stock dividends and exercise of stock options.

          2.  Restriction on Transfer, Proxies and Non-Interference.  Except as
              -----------------------------------------------------
contemplated by this Voting Agreement, each Shareholder agrees not to, directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition (each, a "Disposition") of, any or all of the Shares or any interest therein; provided, however, that a Disposition shall be permitted if, prior to or simultaneously with such Disposition, the transferee shall execute an amendment to this Agreement agreeing to be bound by all of its terms and conditions; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any shares; or (iii) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect, or have the effect of preventing or disabling the Shareholder from performing the Shareholder's obligations pursuant to this Voting Agreement.

          3.  Representations and Warranties of the Shareholder. The Shareholder
              -------------------------------------------------
represents and warrants to the Company as follows:

                    a. Schedule I sets forth the number of Shares of which the Shareholder is the record or beneficial owner. The Shareholder is the lawful owner of such Shares and has the sole power to vote (or cause to be voted) the Shares as set forth in this Agreement. Except as set forth on such Schedule I, neither the Shareholder nor any of its wholly owned affiliates owns or holds any rights to acquire any additional shares of any class of Shares or other securities of the Company or any interest therein or any voting rights with respect to any additional Shares or any other securities of the Company.

                    b. This Agreement has been duly executed and delivered by the Shareholder.

                    c. This Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms.

         4.  Termination.  This Agreement shall terminate on the earlier to
             -----------
occur of (i) Shareholder Approval of the Transaction, (ii) the date on which a vote of the shareholders of the Company is taken on the Transactions and less than a majority of such shareholders vote to approve the Transactions, (iii) the date as of which the parties hereto terminate this Voting Agreement by written consent, or (iv) December 31, 2000.

          5.  No Revocation. The voting agreements contained herein are coupled
              -------------
with an interest and may not be revoked prior to termination in accordance with
Section 3.

          6.  General.


                    a.  Governing Law. This Agreement shall be governed by and
                        -------------
construed in accordance with the laws of the State of Colorado, without regard to any principles of conflicts of law.

                    b.  Notices. All notices, requests, demands and other
                        -------
communications under this Agreement shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assigns at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

     If to the Shareholders:    ATTN:  [Shareholder Name]
                                c/o EFTC Corporation
                                9351 Grant Street, Sixth Floor
                                Denver, Colorado  80229
                                Telephone:  (303) 280-8445
                                Facsimile:  (303) 280-8358

     If to the Purchaser:       Thayer-BLUM Funding, L.L.C.
                                c/o Thayer Capital Partners
                                1455 Pennsylvania Avenue, N.W., Suite 350
                                Washington, D.C.  20004
                                Telephone:  (202) 371-0150
                                Facsimile:  (202) 371-0391
                                Attn:  Jeffrey W. Goettman

     with a copy to:            Latham & Watkins
                                1001 Pennsylvania Avenue, N.W., Suite 1300
                                Washington, D.C. 20004
                                Telephone:  (202) 637-2200
                                Facsimile:  (202) 637-2201
                                Attn:  Eric A. Stern, Esq.

               c.  Entire Agreement. This Agreement contains the entire
                   ----------------
understanding among the parties hereto and supersedes any prior understandings and agreements, either oral or written, between or among the parties hereto relating to the subject matter hereof.

               d.  Equitable Remedies. In addition to legal remedies, in
                   ------------------
recognition of the fact that remedies at law may not be sufficient, the parties (and their permitted successors and assigns) shall be entitled to equitable remedies for breaches or defaults hereunder, including, without limitation, specific performance and injunction.

               e.  Amendment. No amendment, modification or termination of any
                   ---------
provision of this Voting Agreement shall be valid unless in writing and signed by the Purchaser, the Company and Shareholders.

               f.  Binding Agreement: Successors and Assigns. This Agreement
                   -----------------------------------------
shall be binding upon the parties hereto and their respective successors and legal representatives; provided, however, that the rights and obligations of the Purchaser under this Voting Agreement shall not be assigned to any party other than (i) to a transferee of the Purchaser as permitted under the Purchase Agreement, or (ii) with the consent of the Shareholders.

               g.  Counterparts. This Voting Agreement may be executed in
                   ------------
several counterparts, and as so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not a signatory to the original or the same counterparts.

               h.  No Waiver; Cumulative Remedies. No failure or delay on the
                   ------------------------------
part of any party in exercising any right, power or remedy hereunder shall, except to the extent expressly provided herein, operate as a waiver hereof; nor shall any single or partial exercise of any right, power or remedy preclude any other future exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

               i.  Severability. The provisions of this Voting Agreement are
                   ------------
severable, and if any clause or provision of this Voting Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such clause or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such clause or provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

          IN WITNESS WHEREOF, this Voting Agreement has been executed by the parties hereto as of the day and year first above written.


Numbers of Shares:                  Shareholders:



                                       /s/ Allen S. Braswell, Jr.
______________________________      --------------------------------------
                                    Allen S. Braswell, Jr.



                                       /s/ Charles E. Hewitson
______________________________      --------------------------------------
                                    Charles E. Hewitson


______________________________      ______________________________________
                                    Robert Monaco



                                      /s/ Richard L. Monfort
______________________________      --------------------------------------
                                    Richard L. Monfort



                                      /s/ Gerald J. Reid
______________________________      --------------------------------------
                                    Gerald J. Reid



                                      /s/ Lucille Reid
______________________________      --------------------------------------
                                    Lucille Reid



                                      /s/ Gerry Reid  and /s/ Lucille Reid
______________________________      --------------------------------------
                                    Joint Gerry Reid and Lucille Reid

                                        /s/ Masoud S. Shirazi
______________________________        ------------------------------------
                                      Masoud S. Shirazi



                                        /s/ Allen Braswell, Sr.
______________________________        ------------------------------------
                                      Allen Braswell, Sr.



                                        /s/ Gregg Hewitson
______________________________        ------------------------------------
                                      Gregg Hewitson



______________________________        ____________________________________
                                      Matt Hewitson



______________________________        ____________________________________
                                      Ray Marshall



                                        /s/ Lloyd McConnell
______________________________        ------------------------------------
                                      Lloyd McConnell


                                      /s/ Robert McNamara
______________________________        ------------------------------------
                                      Robert McNamara



                                  Thayer-BLUM Funding, L.L.C.


                                  By:  /s/ Jeffrey W. Goettman
                                     -------------------------------------
                                           Jeffrey W. Goettman
                                               Manager

                                                                     EXHIBIT 9.1
                                                                     -----------

                         REGISTRATION RIGHTS AGREEMENT
                         -----------------------------

          Registration Rights Agreement, dated as of March 30, 2000, by and among EFTC Corporation, a Colorado corporation (the "Company"), and Thayer-BLUM Funding, L.L.C. ("Purchaser").

                             W I T N E S S E T H :
                             -------------------

          WHEREAS, the Company and Purchaser have entered into that certain Securities Purchase Agreement, dated as of March 30, 2000 (the "Purchase Agreement"), pursuant to which the Company has issued and sold to Purchaser, and Purchaser has purchased from the Company, warrants to purchase shares of the Company's common stock, $.01 par value per share ("Common Stock"), with an exercise price of $.01 per share (the "Warrants"); and

          WHEREAS, the Company has sold 15% Senior Subordinated Exchangeable Notes due 2006 which upon a Successful Tender Offer (as such term is defined in the Purchase Agreement), the Company will issue to Purchaser 8.875% Senior Subordinated Convertible Notes due June 2006, ("Convertible Notes"), convertible into shares of the Company's Common Stock with an initial exercise price of $2.60 per share, whereupon any and all unexercised Warrants will be cancelled; and

          WHEREAS, Purchaser intends to engage in a tender offer for shares of the Company's Common Stock (the "Tender Offer"); and

          WHEREAS, in order to induce Purchaser to enter into the Purchase Agreement, the Company has agreed to provide registration rights with respect thereto;

          NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

          1.  Definitions. The following shall have (unless otherwise provided
              -----------
elsewhere in this Registration Rights Agreement) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

          "Agreement" shall mean this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

          "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted by law, rule and regulation to be closed in the State of New York.

          "Common Stock" shall mean the common stock par value $.01 per share of the Company.

          "Commission" shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.

          "Conversion Shares" shall mean shares of Common Stock issued upon any conversion, in whole or in part, of the Convertible Notes.

          "Demanding Security Holders" has the meaning set forth in Section 3.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

          "Holder" or "Holders" shall mean Purchaser or a permitted transferee or assignee thereof holding Registrable Securities.

          "NASD" shall mean the National Association of Securities Dealers, Inc., or any successor corporation thereto.

          "RCBA" means RCBA Strategic Partners, L.P.

          "Registrable Securities" shall mean the Conversion Shares, the Warrant Shares and the Tender Shares together with any shares of Common Stock acquired by Purchaser or which such Purchaser obtains the right to acquire pursuant to the terms of the Purchase Agreement or otherwise.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

          "Tender Shares" means the shares as Common Stock purchased by Purchaser in the Tender Offer.

          "Thayer" means, collectively, Thayer Equity Investors IV, L.P. and TC Manufacturing Holdings, L.L.C.

          "Warrant Shares" shall mean shares of Common Stock issued upon exercise of any or all of the Warrants.

          2.  Required Registration. After receipt of a written request from the
              ---------------------
Holders of Registrable Securities requesting that the Company effect a registration under the Securities Act covering at least 1,500,000 of the Registrable Securities, and specifying the intended method or methods of disposition thereof, the Company shall promptly notify all Holders in writing of the receipt of such request and each such Holder, in lieu of exercising its rights under Section 3 may elect (by written notice sent to the Company within 10 Business Days from the date of such Holder's receipt of the aforementioned the Company's notice) to have Registrable Securities included in such registration thereof pursuant to this Section 2. Thereupon the Company shall, as expeditiously as is possible, use its best efforts to effect the registration under the Securities Act of all shares of Registrable Securities which the Company has been so requested to register by such Holders for sale, all to the extent required to permit the disposition (in accordance with the intended method or methods thereof, as aforesaid) of the Registrable Securities so registered; provided, however, that the Company shall not be required to effect more than five (5) registrations at the request of any such Holder of any Registrable Securities pursuant to this Section 2 unless the Company shall be eligible at any time to file a registration statement on Form S-3 (or other comparable short form) under the Securities Act, in which event there shall be no limit on the number of such registrations pursuant to this Section 2. Except as otherwise provided in Section 5, all expenses of such registration shall be borne by the Company.

     3.  Incidental Registration.  If the Company at any time proposes to file
         -----------------------
on its own behalf and/or on behalf of any of its security holders (the "Demanding Security Holders") a Registration Statement under the Securities Act on any form (other than as a demand registration under Section 2, a registration of securities in connection with a merger, an acquisition, an exchange offer or other business combination or a Registration Statement on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Company pursuant to any employee benefit plan, respectively) for the registration of securities, it will give written notice to all Holders at least 30 days before the initial filing with the Commission of such Registration Statement, which notice shall set forth the intended method of disposition of the securities proposed to be registered by the Company. The notice shall offer to include in such filing the aggregate number of shares of Registrable Securities as such Holders may request.

          Each Holder desiring to have Registrable Securities registered under this Section 3 ("Demanding Security Holder"), shall advise the Company in writing within 10 Business Days after the date of receipt of such offer from the Company, setting forth the amount of such Registrable Securities for which registration is requested. The Company shall thereupon include in such filing the number of shares of Registrable Securities for which registration is so requested, subject to the next sentence, and shall use its best efforts to effect registration under the

Securities Act of such shares. If the managing underwriter of a proposed public offering shall advise the Company in writing that, in its opinion, the distribution of the Registrable Securities requested to be included in the registration concurrently with the securities being registered by the Company or such Demanding Security Holder would materially and adversely affect the distribution of such securities by the Company or such Demanding Security Holder, then the Company shall give priority for inclusion in such registration
(a) first to the Registrable Securities requested to be included in such registration (or to such lesser number of Registrable Securities that is equal to the number that, in the opinion of the managing underwriters, can be sold, pro rata, among the holders thereof based on the number of Registrable Securities owned), (b) second, to the securities, if any, requested to be included in such registration pursuant to warrants or options issued to the representatives of the underwriters with respect thereto, (c) third, to the securities the Company proposes to include in such registration, (d) fourth, to the securities that the Company is otherwise obligated to include in such registration, and (e) fifth, to other securities that the Company may desire to include in such registration. Except as otherwise provided in Section 5, all expenses of such registration shall be borne by the Company.

          Notwithstanding anything to the contrary in this Section 3(a) if, at any time after receiving such requests and prior to the effective date of the Registration Statement filed in connection with such registration, Company for any reason decides not to register securities of Company, Company will give written notice of its decision to the holders of Registrable Securities and thereupon be relieved of its obligation to register any Registrable Securities in connection with such registration and (b) if Company determines for any reason to delay such registration, Company may do so by giving written notice of its decision to the holders of Registrable Securities.

          4.  Registration Procedures.  If the Company is required by the
              -----------------------
provisions of Section 2 or 3 to use its best efforts to effect the registration of the Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

              (a) prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its best efforts to cause such Registration Statement to become and remain effective until the earlier of such time as all of the Registrable Securities have been disposed of in a public offering or 90 days (plus such period of time that the use of a Registration Statement and prospectus has been suspended pursuant to Section 7(c) hereof);

              (b) prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such Registration Statement until the earlier of such time as all of such securities have been disposed of in a public offering or the expiration of 90 days;

              (c) furnish to such selling security holders such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such selling security holders may reasonably request;

              (d) use its commercially reasonable efforts to register or qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as each Holder shall request (provided, however, that the Company
                                          --------  -------
shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service of process or take any other action which would subject it to taxation in any jurisdiction where it is not so subject), and do such other reasonable acts and things as may be required of it to enable such holder to consummate the disposition in such jurisdiction of the securities covered by such Registration Statement;

              (e) furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to Section 2, on the date that such shares of Registrable Securities are delivered to the underwriters for sale pursuant to such registration or, if such Registrable Securities are not being sold through underwriters, on the date that the Registration Statement with respect to such shares of Registrable Securities becomes effective, (1) an opinion, dated such date, of the independent counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request, in customary form and covering matters of the type customarily covered in such legal opinions; and (2) a comfort letter dated such date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holder making such request and, if such accountants refuse to deliver such letter to such Holder, then to the Company, in a customary form and covering matters of the type customarily covered by such comfort letters and as the underwriters or such Holder shall reasonably request. Such opinion of counsel shall additionally cover such other legal matters with respect to the registration in respect of which such opinion is being given as such Holders may reasonably request. Such letter from the independent certified public accountants shall additionally cover such other financial matters (including information as to the period ending not more than five Business Days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the Holders of a majority of the Registrable Securities being so registered may reasonably request;
               (f) enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities; and

               (g) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, but not later than 18 months after the effective date of the Registration Statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

               (h) (i) It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement in respect of the Registrable Securities which are to be registered at the request of any Holder that such Holder shall furnish to the Company such information regarding the Registrable Securities held by such Holder and the intended method of disposition thereof as the Company shall reasonably request and as shall be required in connection with the action taken by the Company. If the Holders fail to provide the information required under this Agreement, Company may delay the registration until the information is provided. During the effectiveness of a registration statement hereunder, the Holders will notify Company of the occurrence of any material change in the information provided by them that is contained in the prospectus included in the Registration Statement, as then in effect. Whenever in Company's reasonable judgment it is necessary, Company will prepare a supplement or amendment to the prospectus so that, as thereafter delivered to the proposed purchasers of the Registrable Securities, the prospectus will not contain, to Company's knowledge, any untrue statement of material fact or omit to state any fact necessary to make the statements in it not misleading, and the Holders will discontinue disposition of the Registrable Securities until the Holders are advised in writing by Company that the use of the prospectus may be resumed and are furnished with a supplement or amendment to the prospectus. If Company shall give any notice to suspend the disposition of Registrable Securities pursuant to the prospectus, Company shall extend the period of time during which Company is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice through and including the date the holders are advised by Company that the use of the prospectus may be resumed or receive the copies of the supplement or amendment to the prospectus.

               (ii) The Holders will comply in all material respects with all rules and regulations of the SEC and applicable state securities laws governing the manner of sale of securities in connection with the disposition of any Registrable Securities pursuant to any Registration Statement.

               (iii) No Holder of Registrable Securities may participate in any underwritten offering hereunder unless such Holder (i) agrees to sell such Holder's securities on the basis provided in any underwriting arrangements approved, subject to the terms and conditions hereof, by the Holders of a majority (by number of shares) of Registrable Securities to be included in such underwritten offering and (ii) completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) reasonably required under the terms of such underwriting arrangements.

          5.  Expenses.  All expenses incurred in complying with this Agreement,
              --------
including, without limitation, all registration and filing fees (including all expenses incident to filing with the NASD), printing expenses, fees and disbursements of counsel for the Company, the reasonable fees and expenses of counsel for the selling Holders (selected by those holding a majority of the shares being registered), expenses of any special audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdiction pursuant to Section 4(d), shall be paid by the Company, except that:

              (a) all such expenses in connection with any amendment or supplement to the Registration Statement or prospectus filed more than 90 days after the effective date of such Registration Statement because any Holder has not effected the disposition of the securities requested to be registered shall be paid by such Holder; and

              (b) the Company shall not be liable for any fees, discounts or commissions to any underwriter or any fees or disbursements of counsel for any underwriter in respect of the securities sold by such Holder.

          6.  Indemnification and Contribution.
              ---------------------------------
              (a) In the event of any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless the Holder of such Registrable Securities, such holder's directors and officers, and each other person (including each underwriter) who participated in the offering of such Registrable Securities and each other person, if any, who controls such Holder or such participating person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Holder or any such director or officer or participating person or controlling person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any alleged untrue statement of any material fact contained, on the effective date thereof, in any Registration Statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such holder or such director, officer or participating person or controlling person for any legal or any other expenses reasonably incurred by such holder or such director, officer or participating person or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall
                                    --------  -------
not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) any actual or alleged untrue statement or actual or alleged omission made in such Registration Statement, preliminary prospectus, prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Holder specifically for use therein or (in the case of any registration pursuant to Section 2) so furnished for such purposes by any underwriter; provided,
                                                                 --------
further, that with respect to any preliminary prospectus, such indemnity shall
-------
not inure to the benefit of any such indemnified person if the person asserting any such claims against such indemnified person purchased the securities that are the subject thereof and if such person was not sent or given a copy of the final prospectus at or prior to confirmation of the sale of such securities to such person in any case where such sending or giving is required by the Securities Act and the untrue statement or omission of a material fact contained in such preliminary prospectus was corrected in the final prospectus or (ii) by any Holder's failure to comply with any legal requirement applicable to such holder and not contractually assumed by the Company to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto within a reasonable time after the Company has furnished the holder with a sufficient number of copies of the same. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or such director, officer or participating person or controlling person, and shall survive the transfer of such securities by such Holder.

              (b) Each Holder, by acceptance hereof, agrees to indemnify and hold harmless the Company, its directors and officers and each other person, if any, who controls the Company within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director or officer or any such person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) material misstatements in or omissions from information in writing provided to the Company by such

Holder specifically for use, and contained on the effective date thereof, in any Registration Statement under which securities were registered under the Securities Act at the request of such Holder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto or
(ii) by any Holder's failure to comply with any legal requirement applicable to such holder and not contractually assumed by the Company to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto within a reasonable time after the Company has furnished the holder with a sufficient number of copies of the same. Notwithstanding the provisions of this paragraph (b) or paragraph (c) below, no Holder shall be required to indemnify any person pursuant to this Section 6 or to contribute pursuant to paragraph (c) below in an amount in excess of the amount of the aggregate net proceeds received by such Holder in connection with any such registration under the Securities Act.

          (c) If the indemnification provided for in this Section 6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          7.  Certain Limitations on Registration Rights.  Notwithstanding the
              ------------------------------------------
 other provisions of this Agreement:

              (a) The Company shall not be obligated to register the Registrable Securities of any Holder if, in the opinion of counsel to the Company reasonably satisfactory to the Holder and its counsel (or, if the Holder has engaged an investment banking firm, to such investment banking firm and its counsel), the sale or other disposition of such Holder's Registrable Securities, in the manner proposed by such Holder (or by such investment banking firm), may be effected without registering such Registrable Securities under the Securities Act.

              (b) The Company shall have the right to delay the filing or effectiveness of a registration statement required pursuant to Section 2 hereof during one or more periods aggregating not more than 60 days in any twelve-month period in the event that (i) the Company would, in accordance with the advice of its counsel, be required to disclose in the prospectus information not otherwise then required by law to be publicly disclosed and (ii) in the judgment of the Company's Board of Directors, there is a reasonable likelihood that such disclosure, or any other action to be taken in connection with the prospectus, would materially and adversely affect any existing or prospective material business situation, transaction or negotiation or otherwise materially and adversely affect the Company.

              (c) If, on or after the effective date of any such Registration Statement, any event shall occur as a result of which the prospectus as then amended or supplemented includes any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary at any time to amend the Registration Statement or supplement the prospectus to comply with the Securities Act, the Company shall notify the Holders whose shares are covered thereby and prepare and file with the

Commission an appropriate post-effective amendment to the Registration Statement or supplement to such prospectus (in form and substance reasonably satisfactory to such Holders) that will correct such statement or omission and shall use its best efforts to have any such post-effective amendment to the Registration Statement declared effective as soon as possible. The use of such Registration Statement and prospectus shall be suspended until such post-effective amendment has been declared effective or such prospectus supplement has been filed, as the case may be.

          8.  Selection of Managing Underwriters.  The managing underwriter or
              ----------------------------------
underwriters for any offering of Registrable Securities to be registered pursuant to Section 2 shall be selected by the Company and shall be reasonably acceptable to the Holders of a majority of the Registrable Securities to be registered in such Registration Statement and pursuant to Section 3 shall be selected by the Company.

          9.  Restrictions on Sale After Public Offering.  Except for
              ------------------------------------------
transfers made in transactions exempt from the registration requirements under the Securities Act (other than Rule 144 thereunder), the Company and each Holder hereby agree not to offer, sell, contract to sell or otherwise dispose of any Common Stock within 90 days after the date of any final prospectus relating to any public offering of Common Stock, if underwritten, except pursuant to such prospectus or with the written consent of the managing underwriter or underwriters for such offering.

          10.  Miscellaneous.
               -------------

               (a)  No Inconsistent Agreements.  The Company will not
                    --------------------------
hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders in this Agreement. Except as set forth on Schedule 5.5 to the Purchase Agreement, the Company has not previously entered into any agreement with respect to any of its securities granting any registration rights to any person.

               (b)  Rule 144.  So long as the Company is subject to the
                    --------
reporting requirements under the Exchange Act, it shall comply with such requirements so as to permit sales of Registrable Securities by the holders thereof pursuant to Rule 144 under the Securities Act.

               (c)  Remedies.  Each Holder, in addition to being entitled to
                    --------
exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

               (d)  Amendments and Waivers.  Except as otherwise provided
                    ----------------------
herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given unless the Company has obtained the written consent of Holders of a majority of the Registrable Shares.

               (e)  Notice Generally.  Any notice, demand, request, consent,
                    ----------------
approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by or by facsimile transmission with confirmation received, addressed as follows:

               (i) If to any Holder, at its last known address appearing on the books of the Company maintained for such purpose, which initially shall be:

                    Thayer-BLUM Funding, L.L.C.
                    c/o Thayer Equity Investors IV, L.P.
                    1455 Pennsylvania Avenue, N.W., Suite 350
                    Washington, DC 20004
                    Attention:  Jeffrey W. Goettman
                    Facsimile:  (202) 371-0391

                    and:

                    Thayer-BLUM Funding, L.L.C.
                    c/o RCBA Strategic Partners, L.P.
                    909 Montgomery Street, Suite 400
                    San Francisco, CA 94133
                    Attention:  Murray A. Indick
                    Facsimile:  (415) 434-3130

                    with a copy to:

                    Latham & Watkins
                    1001 Pennsylvania Avenue, N.W., Suite 1300
                    Washington, D.C. 20004-2505
                    Attention:  Eric A. Stern, Esq.
                    Facsimile:  (202) 637-2151

              (ii)  If to the Company, at

                    EFTC Corporation
                    9351 Grant Street
                    Sixth Floor
                    Denver, CO 80229
                    Attention:  Chief Financial Officer
                    Facsimile:  (303) 280-8358

                    with a copy to:

                    Holme Roberts & Owen LLP
                    1700 Lincoln, Suite 1400
                    Denver, CO 80203
                    Attention:  Francis R. Wheeler, Esq.
                    Facsimile:  (303) 866-0200

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, transmitted by facsimile with confirmation of receipt or one Business Day after the same shall have been sent by overnight delivery service.

          (f)  Successors and Assigns.  This Agreement shall inure to the
               ----------------------
benefit of and be binding upon the successors and assigns of each of the parties hereto including any person to whom Registrable Securities are transferred in a transaction exempt from the registration requirement of the Securities Act, but only, in the case of any such transfer, to the extent that such securities are not saleable under Rule 144(k) under the Securities Act. Each Holder shall give prompt notice to the Company of any transfer to which this Section 7(f) applies. Upon the request of Thayer or RCBA, the rights granted to Purchaser under this Agreement shall be assigned or transferred to the requesting party to the extent of their ownership interests in Purchaser; provided, that such assignment shall not be effective until the permitted transferee or assignee shall have executed an amendment, and become party, to this Agreement.

          (g)  Headings.  The headings in this Agreement are for convenience
               --------
of reference only and shall not limit or otherwise affect the meaning hereof.

          (h)  Governing Law; Jurisdiction.  This Agreement shall be governed
               ---------------------------
by, construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof. Each of the parties hereby submits to personal jurisdiction and waives any objection as to venue in the courts of the County of New York, State of New York or of the United States of America for the Southern District of New York. Service of process on the parties in any action arising out of or relating to this Agreement shall be effective if mailed to the parties in accordance with Section 10(d) hereof. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights hereunder.

          (i)  Severability.  Wherever possible, each provision of this
               ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          (j)  Entire Agreement.  This Agreement, together with the Purchase
               ----------------
Agreement, represents the complete agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

          (k)  Term; Effect of Expiration or Termination.  This Agreement shall
               -----------------------------------------
be effective as of the date hereof, and unless earlier terminated in accordance with this Agreement, shall expire on the earliest of: (a) 10 years from the date of this Agreement or (b) such time as all Registrable Securities have been sold pursuant to an effective Registration Statement under the Securities Act. Moreover, the obligation of Company to register its securities under this Agreement as to any Holder shall terminate at such time as such Holder can then publicly sell all of its Registrable Securities without registration under the Securities Act pursuant to Rule 144 under the Securities Act or otherwise without regard to time or sales limitations. In the event of termination or expiration of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto, except the provisions of Section 6 shall remain in full force and effect and survive any termination of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        EFTC CORPORATION

                                        By: /s/ Jack Calderon
                                           ----------------------------
                                            Name:  Jack Calderon
                                            Title: Chairman

                                        THAYER-BLUM FUNDING, L.L.C.

                                        By: /s/ Jeffrey W. Goettman
                                           --------------------------
                                           Name:  Jeffrey W. Goettman
                                           Title: Manager

                                                                     EXHIBIT 9.2
                                                                     -----------
                                FIRST AMENDMENT

                      TO THE REGISTRATION RIGHTS AGREEMENT

                 DATED AS OF MARCH 30, 2000 BY AND BETWEEN THE

                           PURCHASER AND THE COMPANY


          THIS FIRST AMENDMENT TO THE REGISTRATION RIGHTS AGREEMENT DATED AS OF MARCH 30, 2000 BY AND BETWEEN THE PURCHASER AND THE COMPANY (this "Amendment") is effective as of July 14, 2000.

                             Preliminary Statement:

          The Registration Rights Agreement (the "Rights Agreement") was entered into by the parties thereto on March 30, 2000. The parties agree to amend the Rights Agreement to include common stock issuable upon conversion of the Company's Series B Convertible Preferred Stock to be issued in exchange for the Company's 15% Senior Subordinated Exchangeable Notes due 2006.

          NOW, THEREFORE, in consideration of the above premises, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Company hereby agree that the Rights Agreement be amended as follows:

          1.   Defined Terms.

          Terms used with initial capital letters herein which are not otherwise defined in this Amendment shall have the meanings given to them in the Purchase Agreement.

          2.   Amendments to Rights Agreement.

          (a) The second paragraph of the recitals is amended by adding the following parenthetical in the first sentence after the words "15% Senior Subordinated Exchangeable Notes due 2006": (the "March Notes").

          (b) The Rights Agreement is further amended by inserting the following phrase between the second and third paragraphs of the recitals:
"WHEREAS, the Company has sold $14,000,000 in aggregate principle amount of 15% Senior Subordinated Exchangeable Notes due 2006 (the "July Notes"), which are automatically exchanged into shares of the Company's Series B Convertible Preferred Stock having an aggregate liquidation preference equal to the aggregate principal amount of the July Notes then outstanding, plus accrued interest; and"

          (c) Section 1 of the Rights Agreement is amended by changing the definition of "Conversion Shares" to read: ""Conversion Shares" shall mean shares of Common Stock issued upon any (i) conversion, in whole or in part, of the Convertible Notes and (ii) conversion, of the Preferred Stock issued in exchange for the July Notes."

          (d) Section 1 of the Rights Agreement is further amended by adding the following definition of "Preferred Stock": "Preferred Stock" shall mean the Company's Series B Convertible Preferred Stock having an aggregate liquidation preference equal to the aggregate principal amount of the July Notes then outstanding, plus accrued interest. The rights and preferences of the Convertible Preferred Stock shall be as set forth in articles of amendment to the Company's articles of incorporation substantially in the form attached as Exhibit G to the Purchase Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement or caused this Agreement to be executed and delivered by their authorized representatives as of the date first above written.


                            THAYER-BLUM FUNDING, L.L.C.



                            By:     /s/ Jeffrey Goettman
                                 ----------------------------
                                    Jeffrey Goettman
                                    Manager


                            EFTC CORPORATION



                            By:     /s/ Jack Calderon
                                 ----------------------------
                                   Jack Calderon
                                   Chairman

                                                                      EXHIBIT 10
                                                                      ----------
{**NEEDHAM Logo here**}

Needham & Company, Inc. 3000 Sand Hill Road, Building 2 * Suite 190, Menlo Park, CA 94025 (650) 854-9111








                                                    June 5, 2000

Special Committee of the Board of Directors
EFTC Corporation
9351 Grant Street
Denver, CO 80229

Members of the Special Committee:


     The Company and Thayer-BLUM Funding, L.L.C. (the "Investor") have entered into a Securities Purchase Agreement (the "Purchase Agreement") pursuant to which the Company issued to the Investor $54 million principal amount of Senior Subordinated Exchangeable Notes (the "Original Exchangeable Notes") and War-rants to purchase the Company's Common Stock (the "Initial Investment"). Upon stockholder approval of the Transactions and consummation of the Offer that results in the acquisition of at least 500,000 shares of Comi-non Stock, (i) the Original Exchangeable Notes will automatically be exchanged for the Company's 8.875% Senior Subordinated Convertible Notes due June 2006 (the "Convertible Notes") with an aggregate principal amount of $54,000,000 plus any accrued but unpaid interest on the Original Exchangeable Notes, which Convertible Notes could be converted into shares of Common Stock at an initial conversion price of $2.58 per share, subject to adjustment as provided therein, and (ii) the Warrants would be cancelled. We understand that the Company and the Investor propose to enter into an amendment (the "Amendrnenf') to the Purchase Agreement providing, among other things, for the issuance by the Company to the Investor (the "Additional Investment") of $14 million principal amount of Senior Subordinated Exchangeable Notes -(the "New Notes") and the modification of the terms of a tender offer for the Company's Common Stock (the "Offer") to be conducted by the Investor. The New Exchangeable Notes will be exchanged automatically, in the same circumstances as those requiring the exchange of the Original Exchangeable Notes, into shares of newly issued convertible preferred stock of the Company (the "Convertible Preferred Stock") initially convertible into the Company's Common Stock at $1.80 per share. The Company has requested Needham & Company to render an opinion as to the fairness, from a finaricial point of view, to the holders of the Company's Common Stock (other than the Investor and its affiliates) of the Initial Investment, the Additional Investment and the Offer, collectively "the Transactions",

New York Office: 445 Park Avenue, New York, NY 10022-4406 (212) 371-8300 Boston Office: One Post Office Square, Suite 3710, Boston, MA 02109
  (617) 457-0900

--------------------------------------------------------------------------------
Special Committee of the Board of Directors
EFTC Corporation
June 5,2000
Page 2
--------------------------------------------------------------------------------
                                                         Needham & Company, Inc.

taken together. The terms and conditions of the Transactions will be set forth more fully in the Purchase Agreement, as amended by the Amendment. The Original Exchangeable Notes, the Convertible Notes and the Wan-ants are sometimes collectively referred to herein as the "Original Securities" and the New Exchangeable Notes and the Convertible Preferred Stock are sometimes collectively referred to herein as the "New Securities."

     You have asked us to advise you as to the fairness, from a financial point of view, to the Company and the holders of the Common Stock (other than the Investor and its affiliates) of the Transactions, when taken together. Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes, We have been engaged by the Company as financial advisor to render this opinion in connection with the Transactions and will receive a fee for our services, none of which is contingent on the consummation of the Transactions. In addition, the Company has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion.

     For purposes of this opinion we have, among other things: (i) reviewed the Purchase Agreement and the related forms of the Securities, dated March 30, 2000 as well as the proposed terms of the Amendment and New Securities as contemplated by the Modification of Terms provided to us on June 5, 20007 (ii) reviewed certain publicly available information concerning the Company and certain other information concerning the Company furnished to us by the Company;
(iii) reviewed the historical stock prices and trading volumes of the Common Stock; (IV) held discussions with members of the management of the Company concerning the current and future business prospects of the Company; (v) reviewed and discussed with members of the management of the Company certain financial forecasts and projections prepared by such management that assume the Transactions (other than the Initial Investment) do not occur and, in the alternative, that assume the occurrence of the Transactions, the exchange of the Original and New Exchangeable Notes and cancellation of the Warrants; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for the Company; (vii) reviewed the financial terms of certain other transactions that we deemed relevant; (viii) discussed with members of the management of the Company the strategic rationale and certain other benefits to the Company resulting from an association with the Investor; and (ix) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In connection with our review and in arriving at our opinion, we have assumed and relied on (a) the accuracy and completeness of all of the financial and other information publicly available or fiimished to or otherwise reviewed by or discussed with us for purposes of rendering this opinion and (b) the assessment by the Company's management of the strategic and other benefits expected to be derived from the Transactions, and have neither attempted to verify independently nor assumed responsibility to verify any of such infonnation or assessment. In addition, we have

--------------------------------------------------------------------------------
Special Committee of the Board of Directors
EFTC Corporation
June 5, 2000
Page 3
--------------------------------------------------------------------------------
                                                         Needham & Company, Inc.

assumed, with your consent, (i) that the terms set forth in the executed Amendment and related New Securities will not differ materially from the proposed terms provided to us in the draft Modification of Terms furnished to us on June 5, 2000, and (ii) that the Purchase Agreement, as amended by the Amendment the Original Securities and the New Securities are enforceable in accordance with their terms and that the parties to the Transactions, the Original Securities and the New Securities, will carry out their obligations as set forth therein. With respect to the Company's financial forecasts provided to us by its management, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Company. We express no opinion with respect to such forecasts or the assumptions on which they were based. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof Our opinion as expressed herein is lin-fted to the fairness, from a financial point of view, to the Company and the holders of Common Stock (other than the Investor and its affiliates) of the Transactions, when taken together, and does not address the Company's underlying business decision to engage in the Transactions. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Transactions or as to whether such shareholder should tender shares of Common Stock pursuant to the Offer. We are not expressing any opinion as to the prices at which the Common Stock will actually trade at any time.

     In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This letter and the opinion expressed herein are provided at the request and for the information of the Special Cominittee and the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any proxy statement or solicitation/recommendation statement on
Schedule 14D-9 used in connection with the Transactions so long as this letter is quoted in full in such proxy statement or solicitation/recommendation statement.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transactions, when taken together, are fair to the Company and the holders of Common Stock (other than the Investor and its affiliates) from a financial point of view.

                                       Very truly yours,

                                        [signature logo here]

                                        NEEDHAM & COMPANY, INC.

[*NEEDHAM logo here]

Needham & Company, Inc. 3000 Sand Hill Road, Building 2*Suite 190, Menlo Park, CA 94025 (650)854-9111

                                                April 27, 2000

Special Committee of the Board of Directors
EFTC Corporation
9351 Grant Street
Denver, CO 80229

Members of the Special Committee:

     Reference is hereby made to our letter to you dated March 29, 2000 (the "Opinion"), regarding certain transactions between EFTC Corporation and Thayer-BLUM Funding, L.L.C. Capitalized terms used herein that are defined in the Opinion have the same meanings for purposes of this letter.

     We have been advised that the Investors have requested, pursuant to an agreement reached with the Company immediately prior to closing of the Initial Investment, that the initial conversion price of the Convertible Notes be reduced from $2.60 to $2.58, subject to approval of the Board of Directors and the Special Committee.

     We have not been requested to render, and are not hereby rendering, an opinion as of the date hereof as to the fairness, from a financial point of view, to the Company and the holders of the Conunon Stock (other than the Investor and its affiliates) of the Initial Investment and the Transactions. With your consent, we assume no responsibility to update the investigations made, procedures followed or matters considered, or independently verify any information relied upon, with respect to the Opinion. Accordingly, we have not engaged in further analysis with respect to the reduced conversion price and our statements in this letter should not be considered to be an opinion for any purpose. Subject to the foregoing, we advise you that we do not believe that the establishment of the conversion price at $2.58, had it been considered as part of our analyses in connection with the Opinion, would have altered our conclusion set forth in the Opinion as of the date of our Opinion.

     This letter and the advice expressed herein are provided at the request and for the information of the Special Committee and the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any proxy statement or


    New York Office: 445 Park Avenue, New York, NY 10022-4406 (212)371-8300 Boston Office: One Post Office Square, Suite 3710, Boston, MA 02109
                                  (617) 457-0900

-------------------------------------------------------------------------------
Special Committee of the Board of Directors
EFTC Corporation
April 27,2000
Page 2
-------------------------------------------------------------------------------
                                                         Needham & Company, Inc.

solicitation/recommendation statement on Schedule 14D-9 used in connection with the Transactions so long as this letter, together with the Opinion, is quoted in full in such proxy statement or solicitation/recommendation statement.

                                       Very truly your

                                       [SIGNATURE LOGO HERE]

                                       NEEDHAM & COMPANY, INC.

[NEEDHAM LOGO HERE]

Needham & Company, Inc. 3000 Sand Hill Road, Building 2 Suite 190, Menlo Park, CA 94025 (650)854-9111

                                                  March 29, 2000

Special Committee of the Board of Directors
EFTC Corporation
9351 Grant Street
Denver, CO 80229

Members of the Special Committee:

     We understand that EFTC Corporation (the "Company") and Thayer-BLUM Funding, L.L.C. (the "Investor") propose to enter into a Securities Purchase Agreement (the "Purchase Agreement") pursuant to which, among other things, (i) the Investor will purchase $54,000,000 in aggregate principal amount of the Company's 15% Senior Subordinated Exchangeable Notes due June 2006 (the "Exchangeable Notes") and warrants to purchase shares of the Company's common stock, par value $.01 per share (the "Common Stock"), with an exercise price of $.01 per share (the "Warrants") representing approximately 19.9% of the outstanding Common Stock at the time of the issuance of the Warrants (such purchase, the "Initial Investment") and (ii) following consurnmation of the Initial Investment, the Investor will commence a tender offer (the "Offer") to purchase up to 8,250,000 shares of Common Stock at a price of $4.00 per share net to the seller in cash. The Initial Investment and the Offer are collectively referred to herein as the "Transactions." Upon stockholder approval of the Transactions and consummation of the Offer that results in the acquisition of at least 500,000 shares of Common Stock, (i) the Exchangeable Notes would automatically be exchanged for the Company's 8.875% Senior Subordinated Convertible Notes due June 2006 (the "Convertible Notes") with an aggregate principal amount of $54,000,000 plus any accrued but unpaid interest on the Exchangeable Notes, which Convertible Notes could be converted into shares of Common Stock at an initial conversion price of $2.60 per share, subject to adjustment as provided therein, and (ii) the Warrants would be cancelled. The terms and conditions of the Transactions will be set forth more fully in the Purchase Agreement. The Exchangeable Notes, the Convertible Notes and the Warrants are sometimes collectively referred to herein as the "Securities."

     You have asked us to advise you as to the fairness, from a financial point of view, to the Company and the holders of the Common Stock (other than the Investor and its affiliates) of the

    New York Office: 445 Park Avenue, New York, NY 10022-4406 (212)371-8300
      Boston Office: One Post Office Square, Suite 3710, Boston, MA 02109
                                (617) 457-0900

--------------------------------------------------------------------------------
Special Committee of the Board of Directors
EFTC Corporation
March 29,2000
Page 2
--------------------------------------------------------------------------------
                                                         Needham & Company, Inc.


Initial Investment and the Transactions, when taken together. Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by the Company as financial advisor to render this opinion in connection with the Transactions and will receive a fee for our services, none of which is contingent on the consummation of the Transactions. In addition, the Company has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion.

     For purposes of this opinion we have, among other things: (i) reviewed a draft of the Purchase Agreement and the related drafts of the Securities, furnished to us on March 28, 2000; (ii) reviewed certain publicly available information concerning the Company and certain other information concen-iing the Company ftirnished to us by the Company; (iii) reviewed the historical stock prices and trading volumes of the Common Stock; (iv) held discussions with members of the management of the Company concerning the current and future business prospects of the Company; (v) reviewed and discussed with members of the management of the Company certain financial forecasts and projections prepared by such management that assume the Transactions (other than the Initial Investment) do not occur and, in the alternative, that assume the occurrence of the Transactions, the exchange of the Exchangeable Notes and cancellation of the Warrants; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for the Company; (vii) reviewed the financial terms of certain other transactions that we deemed relevant; (viii) discussed with members of the management of the Company the strategic rationale and certain other benefits to the Company resulting from an association with the Investor; and (ix) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In connection with our review and in arriving at our opinion, we have assumed and relied on (a) the accuracy and completeness of all of the financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us for purposes of rendering this opinion and (b) the assessment by the Company's management of the strategic and other benefits expected to be derived from the Transactions, and have neither attempted to verify independently nor assumed responsibility to verify any. of such information or assessment. In addition, we have assumed, with your consent, (i) that the terms set forth in the executed Purchase Agreement and related Securities will not differ materially from the proposed terms provided to us in the draft Purchase Agreement and related Securities fin-nished to us on March 28, 2000, and (ii) that the Purchase Agreement and Securities are enforceable in accordance with their terms and that the parties to the Transactions and the Securities will carry out their obligations as set forth therein. With respect to the Company's financial forecasts provided'to us by its management, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best currently available

-------------------------------------------------------------------------------
Special Committee of the Board of Directors
EFTC Corporation
March 29,2000
Page 3
-------------------------------------------------------------------------------
                                                         Needham & Company, Inc.

estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Company. We express no opinion with respect to such forecasts or the assumptio ns on which they were based. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Company and the holders of Common Stock (other than the Investor and its affiliates) of the Initial Investment and the Transactions, when taken together, and does not address the Company's underlying business decision to engage in the Transactions. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Transactions or as to whether such shareholder should tender shares of Common Stock pursuant to the Offer. We are not expressing any opinion as to the prices at which the Common Stock will actually trade at any time.

     In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This letter and the opinion expressed herein are provided at the request and for the information of the Special Committee and the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any proxy statement or solicitation/recommendation statement on
Schedule 14D-9 used in connection with the Transactions so long as this letter is quoted in full in such proxy statement or solicitation/recommendation statement.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Initial Investment and the Transactions, when taken together, are fair to the Company and the holders of Common Stock (other than the Investor and its affiliates) from a financial point of view.

                                              Very truly yours,

                                              /s/ Needham & Company

                                               NEEDHAM & COMPANY, INC.